AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 5, 1996
                                           REGISTRATION STATEMENT NO. 333-3650

- -----------------------------------------------------------------------------
- -----------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   ----------

                               AMENDMENT NO. 1
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                                   ----------
                            AVIATION SALES COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                        5088                   65-0665658
(STATE OR OTHER JURISDICTION OF (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)

                                                                                    DALE S. BAKER, PRESIDENT
                                                                                     AVIATION SALES COMPANY
                       6905 N.W. 25TH STREET                                         6905 N.W. 25TH STREET
                        MIAMI, FLORIDA 33122                                          MIAMI, FLORIDA 33122
                           (305) 592-4055                                                (305) 592-4055
        (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,        (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
 INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)         INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   ----------
                       COPIES OF ALL COMMUNICATIONS TO:

    STEPHEN K. RODDENBERRY, ESQ.
      PHILIP B. SCHWARTZ, ESQ.        BETH R. NECKMAN, ESQ.
 AKERMAN, SENTERFITT & EIDSON, P.A.     LATHAM & WATKINS
   ONE S.E. 3RD AVENUE, 28TH FLOOR      885 THIRD AVENUE
      MIAMI, FLORIDA 33131-1704     NEW YORK, NEW YORK 10022
           (305) 374-5600                (212) 906-1200

                                   ----------
                 APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box [ ]

                       CALCULATION OF REGISTRATION FEE
=============================================================================================================================
                                                                 PROPOSED MAXIMUM      PROPOSED MAXIMUM
    TITLE OF EACH CLASS                AMOUNT TO BE               OFFERING PRICE           AGGREGATE             AMOUNT OF
OF SECURITIES TO BE REGISTERED         REGISTERED(1)               PER SHARE(2)        OFFERING PRICE(2)     REGISTRATION FEE
- -----------------------------------------------------------------------------------------------------------------------------
Common Stock,
  par value $.001 per share            3,737,500 shares              $20.00               $74,750,000            $25,775.86
=============================================================================================================================

- --------
(1) Includes shares of Common Stock issuable in connection with the exercise of the Underwriters' over-allotment option.
(2) Estimated solely for the purpose of calculating the registration fee.

                                   ----------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- -----------------------------------------------------------------------------
- -----------------------------------------------------------------------------

                                         AVIATION SALES COMPANY

                      Cross-Reference Sheet Pursuant to Item 501 of Regulation S-K
           Showing location in the Prospectus of the Information Required by items of Form S-1

FORM S-1 ITEM NUMBER AND CAPTION                        LOCATION OR CAPTION IN PROSPECTUS
- ------------------------------------------------------------------------------------------------------
 1. Forepart of the Registration Statement and Outside
     Front Cover Page of Prospectus ................... Outside Front Cover Page

 2. Inside Front and Outside Back Cover Pages
     of Prospectus .................................... Inside Front Cover Page; Outside Back Cover Page

 3. Summary Information, Risk Factors and Ratio of
     Earnings to Fixed Charges ........................ Prospectus Summary; Selected Financial Data;
                                                          Risk Factors

 4. Use of Proceeds ................................... Use of Proceeds

 5. Determination of Offering Price ................... Outside Front Cover Page; Underwriting

 6. Dilution .......................................... Dilution

 7. Selling Security Holders .......................... Not applicable

 8. Plan of Distribution .............................. Outside Front Cover Page; Underwriting
                                                          Outside Front Cover Page; Description of

 9. Description of Securities to be Registered ........ Capital Stock

10. Interests of Named Experts and Counsel ............ Legal Matters; Experts

11. Information with Respect to the Registrant ........ Outside Front Cover Page; Prospectus Summary;
                                                          Risk Factors; History of the Company; Use of
                                                          Proceeds; Dividend Policy; Capitalization;
                                                          Dilution; Selected Financial Data;
                                                          Management's Discussion and Analysis of
                                                          Financial Condition and Results of Operations;
                                                          Business; Management; Certain Transactions;
                                                          Principal Stockholders; Description of Capital
                                                          Stock; Shares Eligible For Future Sale;
                                                          Additional Information; Financial Statements

12. Disclosure of Commission Position on
      Indemnification for Securities Act Liabilities .. Not applicable

A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED JUNE 5, 1996


P R O S P E C T U S
                               3,250,000 Shares

                                 AVIATION SALES
                                 [LOGO] COMPANY

                                 Common Stock
                                   ----------

   All of the shares of Common Stock offered hereby are being sold by Aviation Sales Company (the "Company"). Prior to this offering (the "Offering"), there has not been a public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $18.00 and $20.00 per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price. The Company's Common Stock has been approved for listing on The New York Stock Exchange under the symbol "AVS," subject to official notice of issuance.

- -----------------------------------------------------------------------------
  SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR A DISCUSSION
       OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH
              AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.
- -----------------------------------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


=============================================================================
                              UNDERWRITING
               PRICE TO      DISCOUNTS AND               PROCEEDS TO
                PUBLIC       COMMISSIONS(1)              COMPANY(2)
- -----------------------------------------------------------------------------
Per Share       $              $                          $
- -----------------------------------------------------------------------------
Total(3)       $              $                          $
=============================================================================

(1) For information regarding indemnification of the Underwriters, see "Underwriting."

(2) Before deducting expenses of the Offering, estimated at $        .

(3) The Company has granted the several Underwriters a 30-day option to purchase up to 487,500 additional shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $      , $      , and
    $      , respectively. See "Use of Proceeds" and "Certain Transactions."
                                   ----------
   The shares of Common Stock are offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about
        , 1996, at the office of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.
                                   ----------
Smith Barney Inc.
                              Alex. Brown & Sons
                                 INCORPORATED
                                                          Sanders Morris Mundy

        , 1996

[PHOTOS]

[Picture of warehouse facility and computer terminal]

   Aviation Sales Company is one of the recognized worldwide leaders in the aircraft spare parts redistribution market, selling spare parts for Boeing, McDonnell Douglas, Lockheed and Airbus aircraft, and Pratt & Whitney, General Electric and Rolls Royce jet engines.

   With over 35 million individual parts in inventory and a worldwide network of sales personnel and independent representatives, the Company sells to over 1,000 customers, including commercial passenger airlines, air cargo carriers, maintenance and repair facilities and other redistributors.

   Offering inventory management services including purchasing services, repair management, warehouse management, aircraft dissassembly services and consignment and leasing of aircraft spare parts, Aviation Sales Company is a leader in "TOTAL INVENTORY SOLUTIONS" designed to meet the diverse needs of its customers.

                             AVIATION SALES COMPANY
                    A LEADER IN "TOTAL INVENTORY SOLUTIONS"

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              PROSPECTUS SUMMARY

   THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE OVER-ALLOTMENT OPTION.


   THE COMPANY IS A NEWLY FORMED DELAWARE CORPORATION. THE OPERATIONS OF THE BUSINESS DESCRIBED IN THIS PROSPECTUS ARE PRESENTLY BEING CONDUCTED BY ASC ACQUISITION PARTNERS, L.P. D/B/A AVIATION SALES COMPANY (THE "PARTNERSHIP") AND WILL, AFTER THE OFFERING, BE CONDUCTED BY THE COMPANY. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO THE "COMPANY" THROUGHOUT THIS PROSPECTUS, INCLUDING THE FINANCIAL INFORMATION CONTAINED HEREIN, REFER TO THE OPERATIONS OF THE PARTNERSHIP (AND ITS PREDECESSOR, AJT CAPITAL PARTNERS) PRIOR TO THE COMPLETION OF THE OFFERING AND THE OPERATIONS OF THE COMPANY AND ITS SUBSIDIARIES THEREAFTER. SEE "HISTORY OF THE COMPANY," "Use of Proceeds" and "Certain Transactions."

                                 THE COMPANY

   The Company is a recognized worldwide leader in the aircraft spare parts redistribution market and provides a wide range of value-added inventory management services to its customers. The Company sells aircraft spare parts to major commercial passenger airlines, air cargo carriers, maintenance and repair facilities and other redistributors throughout the world. Parts sold by the Company include rotable and expendable airframe and engine components for commercial airplanes, including Boeing, McDonnell Douglas, Lockheed and Airbus aircraft and Pratt & Whitney, General Electric and Rolls Royce jet engines. The inventory management services offered by the Company include purchasing services, repair management, warehouse management, aircraft disassembly services and the consignment and leasing of aircraft spare parts. During 1995, the Company generated operating revenues of $113.8 million, operating income of $18.6 million and, after giving pro forma effect to income taxes, net income of $6.3 million ($9.7 million as adjusted). Of such revenues, approximately 60% were derived from sales to domestic customers and approximately 40% were derived from sales to international customers.

   The Company believes that the annual worldwide market for aircraft spare parts is approximately $10.0 billion, of which approximately $1.3 billion reflects sales of aircraft spare parts in the redistribution market, and that the redistribution market will continue to grow in the future. Factors causing the expansion of the redistribution market include the increasing size and age of the worldwide airline fleet and the increasing pressures on airlines and maintenance and repair facilities to control their costs.

   The redistribution market is highly fragmented, with a limited number of large, well-capitalized companies selling a broad range of aircraft spare parts, and numerous smaller competitors servicing specialized niches. The Company believes that it is one of the largest redistributors of aircraft spare parts in the world and one of a select number of redistributors well positioned to fully service the aircraft spare parts requirements of its customers. The size of the Company's owned inventory (with over 485,000 line items and over 35 million individual parts currently in stock), the strength of its management information systems (which currently contain data on more than 3.6 million line items), its ability to provide comprehensive service to its customers and its available capital base provide competitive advantages to the Company.

BUSINESS STRATEGY

   /bullet/ INTERNAL GROWTH. The Company's strategy is to increase revenues and operating income through continued customer penetration in its existing markets and expansion into new markets. The Company intends to achieve this by continuing to increase the size and breadth of its inventory and by continuing to expand its marketing efforts to its worldwide customer base. The Company will also continue to offer its customers a broad array of inventory management services, allowing its customers to reduce their costs of operations by outsourcing some or all of their inventory management functions and to take advantage of opportunities to maximize the value of their spare parts inventory.

   /bullet/ CAPITALIZE ON LARGE BULK PURCHASE OPPORTUNITIES. The Company believes that opportunities will arise on a regular basis to make large "bulk" purchases of inventory at favorable prices. Bulk inventory purchases allow the Company to obtain large inventories of aircraft spare parts at a lower cost than can ordinarily be obtained by purchasing such parts on an individual basis, resulting in higher gross margins on sales of such parts. Since 1992, the Company has evaluated a number of bulk purchase opportunities and successfully completed two large bulk inventory acquisitions. The Company believes that its market presence, experience in evaluating bulk inventory acquisitions, sophisticated management information systems and capital strength enable it to quickly analyze and complete large bulk purchase opportunities to the extent that the economics of such purchases are considered favorable.

   /bullet/ PURSUE ACQUISITIONS OF COMPLEMENTARY BUSINESSES. A key element of the Company's strategy involves growth through acquisitions of other companies, assets or product lines that would complement or expand the Company's existing aircraft spare parts redistribution and inventory management services business. The Company believes that acquisitions will enable it to leverage its fixed costs of operations and further expand the products and services which it can offer to its customers. The Company is currently evaluating a number of acquisition opportunities and is at varying stages of negotiation with respect to such acquisitions. No commitments or binding agreements have been entered into to date and accordingly no assurance can be given that any of the acquisitions currently being considered will be consummated. None of such acquisitions, if consummated, would constitute a material acquisition for the Company under applicable accounting rules.


INDUSTRY TRENDS

   /bullet/ REDUCTION IN NUMBER OF APPROVED VENDORS. In order to reduce purchasing costs and streamline purchasing decisions, airline purchasing departments have been reducing the number of their "approved" suppliers. During the last few years, several major airlines have reduced their supplier lists from as many as 50 to a core group of five to ten suppliers. In each such case, the Company was one of the suppliers selected. The Company believes that this trend will continue in the future and that, due to its market presence and reputation for quality, the Company will continue to be selected as an approved supplier.

   /bullet/ CONSOLIDATION OF THE REDISTRIBUTION MARKET. As a result of reductions in the supplier base by airline purchasing departments, there has been and the Company believes there will continue to be a consolidation in the redistribution market. The Company further believes that only those redistributors such as the Company, with extensive inventories, adequate capital and the ability to provide the documentation of traceability necessary to comply with applicable regulatory and customer requirements, will survive the consolidation of the redistribution market.

   /bullet/ INCREASED OUTSOURCING OF INVENTORY MANAGEMENT FUNCTIONS. Airlines incur substantial expenditures in connection with fuel, labor and aircraft ownership. Further, airlines have come under increasing pressure during the last decade to reduce the costs associated with providing air transportation services. While several of the expenditures required to operate an airline are beyond the direct control of airline operators (e.g., the price of fuel and labor costs), the

            Company believes that obtaining replacement parts from the redistribution market and outsourcing inventory management functions are areas in which airline operators can reduce their operating costs. Outsourcing inventory management functions allows these activities to be handled more inexpensively and efficiently by a redistributor like the Company that can achieve economies of scale unavailable to individual airlines. The Company believes that its offering of a broad array of inventory management services to its customers, in conjunction with the sale of aircraft spare parts, will give the Company a significant competitive advantage in serving its customers.

            In addition to the inventory management services described above, customers are increasingly seeking to consign inventories or to lease aircraft spare parts. By consigning inventories to a redistributor such as the Company, customers are able to distribute their aircraft spare parts to a larger number of prospective inventory buyers, allowing the customer to maximize the value of its inventory. Consignment also enables the Company to offer for sale significant parts inventory at minimal capital cost to the Company. Additionally, over the last few years, several airlines have chosen to lease inventories of aircraft spare parts in order to preserve capital while maintaining adequate spare parts support. The Company believes that this trend to lease aircraft spare parts will continue in the future and that it has a competitive advantage in providing this leasing service due to its ability to maximize the residual value of the leased parts after termination of the lease through sales of the parts in the ordinary course of its business.

COMPANY HISTORY AND ORGANIZATION

   The Company commenced operations in February 1992 through the acquisition by AJT Capital Partners, a Delaware general partnership d/b/a Aerospace International Services ("AIS") of the aircraft spare parts inventory and certain other assets owned by the Estate of Eastern Air Lines, Inc. ("the Eastern Inventory"). Between February 1992 and December 1994, the Company's primary business was the marketing and sale of the Eastern Inventory. In December 1994, the Company acquired the assets and business of the Aviation Sales Company business unit ("ASC") from Aviall Services, Inc. The Company believed that the combination of AIS, with its extensive Eastern Inventory, and ASC, with its industry leading market position, reputation for quality, experienced sales and marketing staff and superior management information systems, would create a more formidable competitor in the aircraft spare parts redistribution market. Since acquiring ASC, the Company has significantly increased revenues by increasing its sales and marketing efforts and by offering its customers a wide array of inventory management services.

Immediately prior to the effectiveness of the Registration Statement of which this Prospectus forms a part, all but one of the parties holding interests in the Partnership will contribute their interests in the Partnership to the Company in exchange for shares of Common Stock. Simultaneously, one of the parties holding an interest in the Partnership will contribute its interest in the Partnership to the Company in exchange for shares of Common Stock and an amount equal to the proceeds to be received by the Company from the Underwriters for 500,000 shares of Common Stock to be sold in the Offering, plus up to 75,000 additional shares of Common Stock (and/or the proceeds in respect of the sale of such shares to the extent the over-allotment option is exercised). See "Use of Proceeds" and "Certain Transactions." After the Offering, the operations of the business will be conducted by the Company.

   The Company's principal executive offices are located at 6905 N.W. 25th Street, Miami, Florida 33122. The Company's telephone number is (305) 592-4055.

                                 THE OFFERING
Common Stock offered .............. 3,250,000 shares (1)
Common Stock to be outstanding
 after the Offering ............... 7,750,000 shares (1)(2)
Use of Proceeds ................... To repay indebtedness, to pay an obligation to one of the Company's principal stockholders incurred in
                                    connection with the formation of the Company and for working capital and general corporate purposes. See "Use of
                                    Proceeds."
New York Stock Exchange symbol  ... "AVS"
- --------

(1) Does not include up to 487,500 shares of Common Stock that may be sold by the Company pursuant to the Underwriters' over-allotment option. See "Underwriting."
(2) Excludes 800,000 shares of Common Stock reserved for issuance pursuant to the Company's Stock Option Plans. See "Management--Stock Option Plans."

                            SUMMARY FINANCIAL DATA

   THE SUMMARY FINANCIAL DATA SET FORTH BELOW IS DERIVED FROM AND SHOULD BE READ IN CONJUNCTION WITH THE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO CONTAINED ELSEWHERE IN THIS PROSPECTUS. THE PRO FORMA FINANCIAL DATA INCLUDED HEREIN IS PRESENTED FOR INFORMATIONAL PURPOSES ONLY AND MAY NOT REFLECT THE COMPANY'S FUTURE RESULTS OF OPERATIONS AND FINANCIAL POSITION OR WHAT THE RESULTS OF OPERATIONS AND FINANCIAL POSITION OF THE COMPANY WOULD HAVE BEEN HAD SUCH TRANSACTIONS ACTUALLY OCCURRED AS OF THE DATES INDICATED. AMOUNTS PRESENTED ARE IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA.

                                                 YEAR ENDED DECEMBER 31,                            THREE MONTHS ENDED MARCH 31,
                         -------------------------------------------------------------------  --------------------------------------
                                                 1994                        1995                                    1996
                                     --------------------------   --------------------------              --------------------------
                             1993         ACTUAL    COMBINED(1)      ACTUAL   AS ADJUSTED(2)    1995         ACTUAL   AS ADJUSTED(2)
                         ----------- -------------- -----------   ----------  --------------  ---------   ----------  --------------
STATEMENT OF INCOME DATA:
Operating revenues  ...     $23,429      $28,191      $89,335      $113,803      $113,803      $28,451      $32,898      $32,898
Gross profit ..........      12,267       16,174       29,396        42,489        42,489       11,797       11,710       11,710
Income from operations        2,885        5,649        1,611        18,573        18,573        6,034        4,992        4,992
Interest and other
  expenses, net .......       6,041        4,458        8,348         8,287         2,617        2,083        1,923          525
                         ----------- -------------- -----------   ----------  --------------  ---------   ----------  --------------
Net income (loss)
  before taxes ........      (3,156)       1,191       (6,737)       10,286        15,956        3,951        3,069        4,467
Income taxes(3) .......        --           --           --           4,012         6,223(4)     1,541        1,197        1,742(4)
                         ----------- -------------- -----------   ----------  --------------  ---------   ----------  --------------
Net income (loss) .....     $(3,156)     $ 1,191      $(6,737)     $  6,274      $  9,733(5)   $ 2,410      $ 1,872      $ 2,725(5)
                         =========== ============== ===========   ==========  ==============  =========   ==========  ==============
Net income per
  share(6) ............                                            $   1.25      $   1.26(5)   $   .48      $   .37      $   .35(5)
                                                                  ==========  ==============  =========   ==========  ==============

                                                        MARCH 31, 1996
                                                 ---------------------------
                                                                     AS
BALANCE SHEET DATA:                                  ACTUAL      ADJUSTED(2)
                                                 ------------  -------------
Accounts receivable  ...........................   $ 26,211       $ 26,211
Inventories ....................................     53,347         53,347
Working capital .................................... 47,444         64,635
Total assets .......................................100,255        102,155(7)
Total debt .....................................     67,122         20,431
Stockholders' equity ..............................  17,127         65,718(7)(8)
- ----------
(1) Reflects the pro forma combined historic results of the Company assuming the acquisition of ASC had occurred on January 1, 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 3 to Notes to the Company's Consolidated Financial Statements.
(2) Adjusted for the sale of 3,250,000 shares by the Company (at an assumed offering price of $19.00 per share) in the Offering and the application of the net proceeds therefrom as if the closing of the Offering and the consummation of the Amended Credit Facility had occurred at the beginning of the applicable period for Statement of Income Data and on March 31, 1996 for Balance Sheet Data. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."
(3) Pro forma adjustments as if the Company had been taxed as a C-corporation since the beginning of the applicable period for the 1995 and 1996 financial data presented. See "History of the Company."
(4) Excludes $3,000 representing the deferred tax benefit to be realized by the Company as a result of the contribution of partnership interests described in "Certain Transactions" and Note 15 to Notes to the Company's Consolidated Financial Statements. This benefit will be recorded in the quarter in which the contribution of partnership interests occurs.
(5) Excludes extraordinary expenses arising from the write-off of deferred financing costs incurred in connection with borrowings to finance the acquisition of ASC, which will be repaid with the proceeds of the Offering. This expense will be recorded in the quarter in which the Offering is completed and would have been approximately $1,600 for the year ended December 31, 1995 and approximately $1,300 for the three months ended March 31, 1996. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Acquisition Loans" and "--Liquidity and Capital Resources."
(6) Weighted average shares outstanding are 5,000,000 for 1995 and first quarter 1996 and 7,750,000 for 1995 and first quarter 1996 as adjusted.
    See Notes 14 and 15 to Notes to the Company's Consolidated Financial Statements.
(7) Includes $3,000 representing the deferred tax benefit to be realized by the Company as a result of the contribution of partnership interests described in Note 4 above and $1,100 for the write-off of deferred financing costs as of March 31, 1996 described in Note 5 above.
(8) Gives effect to a $1,044 distribution to the partners of the Partnership representing 34% of the income before provision for income taxes of the Company for the three months ended March 31, 1996 and a $350 facility fee payable to certain parties related to several of the partners of the Partnership. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Acquisition Loans," "--Liquidity and Capital Resources" and "Certain Transactions."

                                 RISK FACTORS
   PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

EFFECTS OF THE ECONOMY ON THE OPERATIONS OF THE COMPANY

   Since the Company's customers consist of airlines, maintenance and repair facilities that service airlines and other aircraft spare parts redistributors, the Company's business is impacted by the economic factors which affect the airline industry. When such factors adversely affect the airline industry, they tend to reduce the overall demand for aircraft spare parts, causing downward pressure on pricing and increasing the credit risk associated with doing business with airlines. Additionally, factors such as the price of fuel affect the aircraft spare parts market, since older aircraft (into which aircraft spare parts are most often placed) become less viable as the price of fuel increases. There can be no assurance that economic and other factors which might affect the airline industry will not have an adverse impact on the Company's results of operations.

RISKS REGARDING THE COMPANY'S INVENTORY

   The Company's inventory consists principally of new, overhauled, serviceable and repairable aircraft parts that are purchased from many sources. Before parts may be installed in an aircraft, they must meet certain standards of condition established by the Federal Aviation Administration ("FAA") and/or the equivalent regulatory agencies in other countries. Specific regulations vary from country to country, although regulatory requirements in other countries generally coincide with FAA requirements. Parts must also be traceable to sources deemed acceptable by such agencies. See "Business--Government Regulation and Traceability." Parts owned or acquired by the Company may not meet applicable standards or standards may change in the future, causing parts which are already contained in the Company's inventory to be scrapped or modified. Aircraft manufacturers may also develop new parts to be used in lieu of parts already contained in the Company's inventory. In all such cases, to the extent that the Company has such parts in its inventory, their value may be reduced.

GOVERNMENT REGULATION

   The aviation industry is highly regulated in the United States by the FAA and in other countries by similar agencies. While the Company's business is not regulated, the aircraft spare parts which it sells to its customers must be accompanied by documentation which enables the customer to comply with applicable regulatory requirements. There can be no assurance that new and more stringent government regulations will not be adopted in the future or that any such new regulations, if enacted, would not have an adverse impact on the Company. See "Business--Government Regulation and Traceability."

FLUCTUATIONS IN OPERATING RESULTS


   The Company's operating results are affected by many factors, including the timing of orders from large customers, the timing of expenditures to purchase inventory in anticipation of future sales, the timing of bulk inventory purchases, and the mix of available aircraft spare parts contained, at any time, in the Company's inventory. A large portion of the Company's operating expenses are relatively fixed. Since the Company typically does not obtain long-term purchase orders or commitments from its customers, it must anticipate the future volume of orders based upon the historic purchasing patterns of its customers and upon its discussions with its customers as to their future requirements. Cancellations, reductions or delays in orders by a customer or group of customers could have a material adverse effect on the Company's business, financial condition and results of operations. For a discussion of the impact of the timing of bulk inventory purchases on operating results between the first six months of 1995 and the first six months of 1996, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Industry Overview and Trends."

GROWTH STRATEGY AND RISKS RELATING TO FUTURE ACQUISITIONS

   A key element of the Company's strategy involves growth through the acquisition of additional inventories of aircraft spare parts and the acquisition of other companies, assets or product lines that would complement or expand the Company's existing aircraft spare parts redistribution and inventory management services business. The Company's ability to grow by acquisition is dependent upon, and may be limited by, the availability of suitable aircraft parts inventories, acquisition candidates and capital, and by restrictions contained in the Company's credit agreements. In addition, acquisitions involve risks that could adversely affect the Company's operating results, including the assimilation of the operations and personnel of acquired companies, the potential amortization of acquired intangible assets and the potential loss of key employees of acquired companies. There can be no assurance that the Company will be able to consummate acquisitions on satisfactory terms. The Company is currently evaluating a number of acquisition opportunities and is at varying stages of negotiation with respect to such acquisitions. No commitments or binding agreements have been entered into to date and accordingly no assurance can be given that any of the acquisitions currently being considered will be consummated. None of such acquisitions, if consummated, would constitute a material acquisition for the Company under applicable accounting rules. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- Company Strategy."

RELIANCE ON EXECUTIVE OFFICERS AND KEY EMPLOYEES

   The continued success of the Company is dependent to a significant degree upon the services of its executive officers and upon the Company's ability to attract and retain qualified personnel experienced in the various phases of the Company's business. The Company has employment agreements with all of its executive officers. The ability of the Company to operate successfully could be jeopardized if one or more of its executive officers were unavailable and capable successors were not found. The employment agreements between the Company and its executive officers are individually terminable by each executive officer upon a change of control of the Company. See "Management."

COMPETITION

   There are numerous suppliers of aircraft spare parts in the aviation market worldwide and, through inventory listing services, customers have access to a broad array of suppliers. These include major aircraft manufacturers, airline and aircraft service companies, and aircraft spare parts redistributors. Certain of the Company's competitors have substantially greater financial and other resources than the Company. There can be no assurance that competitive pressures will not materially and adversely affect the Company's business, financial condition or results of operations. See "Business--Competition."

PRODUCT LIABILITY

   The Company's business exposes it to possible claims for personal injury or death which may result from the failure of an aircraft spare part sold by it. While the Company maintains what it believes to be adequate liability insurance to protect it from such claims, and while no material claims have, to date, been made against the Company, no assurance can be given that claims will not arise in the future or that such insurance coverage will be adequate. Additionally, there can be no assurance that insurance coverages can be maintained in the future at an acceptable cost. Any such liability not covered by insurance could have a material adverse effect on the financial condition of the Company. See "Business--Product Liability and Legal Proceedings."

SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of the Offering, the Company will have outstanding 7,750,000 shares of Common Stock. Of these shares, the Common Stock sold in the Offering will be freely tradable without restriction or limitation under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act.

The Company, its executive officers, directors and stockholders, have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell, or otherwise dispose of, any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock, subject to certain exceptions. The sale of a substantial number of shares of Common Stock in the public market following the Offering, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and/or impair the Company's ability in the future to raise additional capital through the sale of its equity securities. See "Shares Eligible for Future Sale."

DILUTION

   Investors in the Offering will experience immediate and substantial dilution in the net tangible book value of the shares of Common Stock purchased in the Offering. See "Dilution."

ABSENCE OF PUBLIC MARKET; DIVIDEND POLICY

   Prior to the Offering, there has been no public market for the shares of Common Stock offered hereby and there can be no assurance that an active trading market will develop or be sustained subsequent to the Offering. The initial public offering price of the Common Stock will be determined in negotiations among the Company and the representatives of the Underwriters (the "Representatives") and may not be indicative of the prices that may prevail in the public market. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. There can be no assurance that the market price of the Common Stock will not decline below the initial public offering price. Additionally, the Company does not anticipate paying dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

PRICE VOLATILITY

   The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. From time to time in recent years, the securities markets have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of the Common Stock.

POTENTIAL INFLUENCE BY CERTAIN STOCKHOLDERS

   Upon completion of the Offering, two of the Company's stockholders will own 29.0% and 20.3%, respectively, of the outstanding Common Stock and the Company's executive officers will own an aggregate of 8.7% of the outstanding Common Stock. While each of these stockholders is an independent party, if these parties were to act together as a group, they would have the ability to control the election of all of the members of the Company's Board of Directors and, therefore, to control the business, policies and affairs of the Company. See "Principal Stockholders."

ANTI-TAKEOVER PROVISIONS

   The Company's Certificate of Incorporation and Bylaws contain provisions that may have the effect of discouraging certain transactions involving an actual or threatened change of control of the Company. See "Description of Capital Stock--Certain Provisions of the Certificate and Bylaws" for a description of these provisions. In addition, the Board of Directors of the Company has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the preferences, rights and limitations of any such series without stockholder approval. See "Description of Capital Stock--Preferred Stock." The ability to issue preferred stock could have the effect of discouraging unsolicited acquisition proposals or making it more difficult for a third party to gain control of the Company, or otherwise could adversely affect the market price of the Common Stock.

                               USE OF PROCEEDS

   The net proceeds from the sale of the 3,250,000 shares of Common Stock (at an assumed offering price of $19.00 per share) offered hereby are estimated (after deducting underwriting discounts and commissions and offering expenses) to be approximately $56.8 million ($65.4 million if the over-allotment option is exercised in full).

   The Company intends to use the net proceeds to repay (i) all subordinated debt due to certain of its stockholders and a related facility fee
($7.4 million), (ii) all amounts outstanding under one of the Company's term loans ("Term Loan B") ($15.0 million), (iii) a portion of the amount outstanding under a second of the Company's term loans ("Term Loan A") ($17.5 million), (iv) substantially all amounts outstanding under the Company's revolving credit facility ($7.6 million at March 31, 1996), and (v) amounts due to J/T Aviation Partners ("J/T") in connection with the formation of the Company ($8.7 million at an assumed offering price of $19.00 per share). Any remaining amounts will be used for working capital and general corporate purposes. For a description of the debt to be repaid with the proceeds, and the terms under which J/T will receive proceeds, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Acquisition Loans," "--Liquidity and Capital Resources," "Certain Transactions" and the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

   Proceeds received by the Company upon the exercise of the over-allotment option (assuming it is exercised in full at an assumed offering price of $19.00 per share) will be used to repay additional amounts outstanding under Term Loan A ($7.3 million) and to pay amounts due to J/T in lieu of shares of Common Stock that would otherwise have been issued upon formation of the Company ($1.3 million).

                               DIVIDEND POLICY

   The Company does not intend to pay any cash dividends with respect to its Common Stock in the foreseeable future. Rather, the Company intends, after the consummation of the Offering, to retain its earnings, if any, for use in the operation of its business. Furthermore, the Company's ability to declare or pay dividends on its Common Stock is limited by the terms of its credit agreements with financial institutions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                   DILUTION

   The difference between the public offering price per share of Common Stock and the net tangible book value per share of the Company after the Offering constitutes the dilution to investors in the Offering. Net tangible book value per share is determined by dividing the net tangible book value of the Company (tangible assets less total liabilities) by the number of outstanding shares of Common Stock.

   At March 31, 1996, the net tangible book value of the Company was $17.1 million, or $3.43 per share of Common Stock. After giving effect to the sale of 3,250,000 shares of Common Stock (at an assumed offering price of $19.00 per share) in the Offering (less estimated underwriting discounts and commissions and expenses of the Offering), the pro forma net tangible book value of the Company at March 31, 1996 would have been $65.7 million or $8.48 per share, representing an immediate increase in net tangible book value of $5.05 per share to existing stockholders and an immediate dilution of $10.52 per share to new investors.

   The following table illustrates the foregoing information with respect to dilution to new investors on a per share basis:

Public offering price .............................                $19.00
 Net tangible book value before Offering  ........     $3.43(1)
 Increase attributable to new investors  .........      5.05
                                                    -----------
Pro forma net tangible book value after Offering                     8.48
                                                                 ---------
Dilution to new investors ........................                 $10.52
                                                                 =========
- ----------
(1) Computed by dividing net tangible book value at March 31, 1996 by the sum of 4,500,000 shares of Common Stock to be issued to partners upon the contribution to the Company of their interests in the Partnership and 500,000 shares of Common Stock to be sold by the Company in the Offering, the net proceeds of which will be paid to J/T. See "Certain Transactions" and Note 15 to Notes to the Company's Consolidated Financial Statements.


   The following table sets forth with respect to existing stockholders and new investors, a comparison of the number of shares of Common Stock acquired from the Company, the percentage ownership of such shares, the total consideration paid, the percentage of total consideration paid and the average price per share.

                            SHARES PURCHASED         TOTAL CONSIDERATION
                         -----------------------  -------------------------      AVERAGE PRICE
                            AMOUNT(2)   PERCENT        AMOUNT       PERCENT        PER SHARE
- ------------------------ ------------ ----------  -------------- ----------
Existing
 stockholders(1) .......    5,000,000    64.5%      $ 7,693,146     11.1%           $ 1.54
New investors ..........    3,250,000(3) 41.9%       61,750,000     88.9%            19.00
                            ---------               -----------
                            7,750,000               $69,443,146
                                                    ===========

(1) Shares purchased includes 4,500,000 shares of Common Stock to be issued to partners upon the contribution to the Company or their interests in the Partnership and 500,000 shares of Common Stock to be sold by the Company in the Offering, the net proceeds of which will be paid to J/T. Total consideration is not reduced by the proceeds to be received by J/T upon the sale of 500,000 shares by the Company. See "Certain Transactions" and Note 15 to Notes to the Company's Consolidated Financial Statements.
(2) The 500,000 shares to be sold by the Company in the Offering, the net proceeds of which are to be paid to J/T, are included in the shares purchased by both the existing stockholders and new investors, but are only included once in the total number of shares.
(3) If the over-allotment option is exercised in full, the number of shares of Common Stock held by new investors will be 3,737,500.

                                CAPITALIZATION

   The following table sets forth the capitalization of the Partnership at March 31, 1996, as adjusted to give effect to formation of the Company, and as further adjusted at that date to give effect to the sale by the Company of 3,250,000 shares of Common Stock (at an assumed offering price of $19.00 per share) in the Offering and the application of the net proceeds therefrom. This table should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                                                MARCH 31, 1996
                                                                 ------------------------------------------
                                                                                                AS FURTHER
                                                                   ACTUAL     AS ADJUSTED        ADJUSTED
                                                                 ---------- --------------  ---------------
                                                                                (IN THOUSANDS)
Current debt(1):
  Current portion of Term Loan A ..............................    $10,000       $10,000          $  --
  Revolving credit facility ...................................      7,622         7,622              431
                                                                 ----------     ----------        -------
    Total current debt ........................................     17,622        17,622              431
                                                                 ----------     ----------        -------
Long-term debt(1):
  Term Loan A .................................................     27,500        27,500           20,000
  Term Loan B .................................................     15,000        15,000             --
  Subordinated debt ...........................................      7,000         7,000             --
                                                                 ----------     ----------        -------
    Total long-term debt ......................................     49,500        49,500           20,000
                                                                 ----------     ----------        -------
Total debt ....................................................     67,122        67,122           20,431
                                                                 ----------     ----------        -------
Due to stockholders(2) ........................................       --          10,137            --
                                                                 ----------     ----------        -------
Partners' capital .............................................     17,127          --              --
                                                                 ----------     ----------        -------
Stockholders' equity:
  Preferred stock, $.01 par value, 1,000,000 shares
    authorized; none issued ...................................       --            --              --
  Common stock, $.001 par value, 30,000,000 shares authorized;
    4,500,000 shares outstanding, actual and as adjusted (3)(4);
    7,750,000 shares outstanding, as further adjusted(4) ......       --              5                8
Additional paid-in capital ....................................       --          6,985           65,710
                                                                 ----------     ----------        -------
  Total stockholders' equity ..................................       --          6,990           65,718(5)(6)
                                                                 ----------     ----------        -------
    Total capitalization ......................................    $84,249       $84,249          $86,149
                                                                 ==========     ==========        =======

- ----------
(1) For a description of the term loan and revolving credit facilities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Acquisition Loans" and "--Liquidity and Capital Resources."

(2) Gives effect to an $8,743 liability to J/T that will be incurred in connection with the formation of the Company, a $1,044 liability for the distribution to the partners of the Partnership representing 34% of the income before provision for income taxes for the three months ended March 31, 1996 and a $350 facility fee payable to certain parties related to several of the partners of the Partnership. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Acquisition Loans," "--Liquidity and Capital Resources" and "Certain Transactions."

(3) Does not include 500,000 shares of Common Stock to be sold by the Company in the Offering, the net proceeds of which will be paid to J/T. See "Certain Transactions."

(4) Excludes 800,000 shares of Common Stock reserved for issuance pursuant to the Company's Stock Option Plans. See "Management--Stock Option Plans."

(5) Includes an adjustment of approximately $1,100 for the write-off of deferred financing costs as of March 31, 1996 incurred in connection with borrowings to finance the acquisition of ASC, which will be repaid with the proceeds of the Offering. This expense will be recorded in the quarter in which the Offering is completed. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition--Liquidity and Capital Resources."

(6) Includes $3,000 representing the deferred tax benefit to be realized by the Company as a result of the contribution of partnership interests as described in Note 15 to Notes to the Company's Consolidated Financial Statements. This benefit will be recorded in the quarter in which the contribution of partnership interests occurs.

                            HISTORY OF THE COMPANY

   The operations of the Company were initially conducted by AIS. AIS was formed in February 1992 to acquire the Eastern Inventory. In December 1994, AIS organized the Partnership to acquire ASC from Aviall Services, Inc. ("Aviall") and to operate the business of AIS and ASC on a going forward basis. Simultaneously with the ASC acquisition, AIS contributed substantially all of its assets to the Partnership.

   ASC was founded in 1971, initially to acquire aircraft which were disassembled so that their component parts could be redistributed to airlines and repair agencies. ASC was subsequently acquired by Ryder Systems, Inc. ("Ryder") in 1982. Ryder provided the financial strength to allow ASC to participate in capital intensive transactions such as aircraft purchases and leasing. Ryder also provided significant working capital to ASC in support of development of proprietary management information systems, digital imaging systems and other technology that established ASC as a leader in the aircraft parts redistribution industry.

   In June 1993, Ryder announced its intention to spin-off all of its aviation-related business units into a new public company, Aviall. Concurrently, Aviall announced that it would sell several of these businesses to raise capital to repay debt, one of which was ASC. The Company believed that a combination of AIS, with its extensive Eastern Inventory, and ASC, with its industry leading market position, reputation for quality, experienced sales and marketing staff and superior management information systems, would create a more formidable competitor in the aircraft spare parts redistribution market. During late 1993 and early 1994 AIS negotiated with Aviall with respect to this purchase, and on August 14, 1994, AIS entered into an asset purchase agreement with Aviall to purchase the assets of ASC. This transaction was completed on December 2, 1994 (effective November 30,
1994) and since December 1994, the operations of the business have been conducted by the Partnership. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   Immediately prior to the effectiveness of the Registration Statement of which this Prospectus forms a part, all but one of the parties holding interests in the Partnership will contribute their interests in the Partnership to the Company in exchange for shares of Common Stock. Simultaneously, one of the parties holding an interest in the Partnership will contribute its interest in the Partnership to the Company in exchange for shares of Common Stock and an amount equal to the proceeds to be received by the Company for 500,000 shares of Common Stock to be sold in the Offering, plus up to 75,000 additional shares of Common Stock (and/or the proceeds in respect of the sale of such shares to the extent the over-allotment option is exercised). See "Use of Proceeds" and "Certain Transactions."

   After the Offering, operations of the business will be conducted by the Company, which is a newly organized Delaware corporation, and by its wholly owned subsidiaries, Aviation Sales Operating Company (and its wholly owned subsidiary, Aviation Sales Leasing Company) and Aviation Sales Finance Company. Substantially all of the operating assets of the Company will be owned by Aviation Sales Operating Company and its subsidiary. Unless the context otherwise requires, references to the "Company" refer to the operations of the Company and its subsidiaries.

                           SELECTED FINANCIAL DATA

   THE FOLLOWING SELECTED FINANCIAL DATA HAS BEEN DERIVED FROM THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS. THE FINANCIAL STATEMENTS OF THE COMPANY AS OF DECEMBER 31, 1992, 1993, 1994 AND 1995, FOR THE PERIOD FROM INCEPTION (FEBRUARY 28, 1992) TO DECEMBER 31, 1992, AND FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 HAVE BEEN AUDITED BY ARTHUR ANDERSEN LLP, INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS, AS INDICATED IN THEIR REPORT INCLUDED ELSEWHERE HEREIN. THE FINANCIAL DATA AS OF MARCH 31, 1996 AND FOR THE THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996 ARE DERIVED FROM THE UNAUDITED STATEMENTS OF THE COMPANY WHICH, IN THE OPINION OF MANAGEMENT, INCLUDE ALL ADJUSTMENTS (CONSISTING OF ONLY NORMAL RECURRING ADJUSTMENTS) NECESSARY FOR A FAIR PRESENTATION OF THE INFORMATION SET FORTH THEREIN. THE RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1996 ARE NOT NECESSARILY INDICATIVE OF THE RESULTS THAT MAY BE EXPECTED FOR THE YEAR ENDING DECEMBER 31, 1996. THE COMBINED AND AS ADJUSTED FINANCIAL DATA SET FORTH BELOW IS UNAUDITED AND IS PRESENTED FOR INFORMATIONAL PURPOSES ONLY AND MAY NOT REFLECT THE COMPANY'S FUTURE RESULTS OF OPERATIONS AND FINANCIAL POSITION OR WHAT THE RESULTS OF OPERATIONS AND FINANCIAL POSITION OF THE COMPANY WOULD HAVE BEEN HAD THE TRANSACTIONS ACTUALLY OCCURRED AS OF THE DATES INDICATED. SEE ALSO "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                                                               YEAR ENDED DECEMBER 31,               THREE MONTHS ENDED MARCH 31,
                        INCEPTION     ------------------------------------------------------------ ---------------------------------
                   (FEBRUARY 28, 1992)                    1994                     1995                               1996
                            TO                   ----------------------- -------------------------           -----------------------
                    DECEMBER 31, 1992   1993       ACTUAL   COMBINED(1)   ACTUAL   AS ADJUSTED(2)    1995     ACTUAL  AS ADJUSTED(2)
                    ----------------- --------   ---------  ------------ --------- --------------- --------  -------  --------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF
 INCOME DATA:
Operating revenues .     $32,227      $23,429     $28,191     $89,335   $113,803      $113,803      $28,451  $32,898    $32,898
Cost of sales ......      16,697       11,162      12,017      59,939     71,314        71,314       16,654   21,188     21,188
                         -------      -------     -------     -------   --------      --------      -------  -------    -------
Gross profit .......      15,530       12,267      16,174      29,396     42,489        42,489       11,797   11,710     11,710
                         -------      -------     -------     -------   --------      --------      -------  -------    -------
Operating expenses
 Operating .........       2,970        3,121       2,900      10,228      8,989         8,989        2,057    2,343      2,343
 Selling ...........       3,590        1,845       2,043       4,663      4,820         4,820        1,095    1,589      1,589
 General and
  administrative ...       5,057        4,199       5,167      10,341      8,641         8,641        2,295    2,329      2,329
 Depreciation and
  amortization .....       2,063          217         415       2,553      1,466         1,466          315      457        457
                         -------      -------     -------     -------   --------      --------      -------  -------    -------
Total operating
 expenses ..........      13,680        9,382      10,525      27,785     23,916        23,916        5,762    6,718      6,718
                         -------      -------     -------     -------   --------      --------      -------  -------    -------
Income from
 operations ........       1,850        2,885       5,649       1,611     18,573        18,573        6,034    4,992      4,992
Interest and other
 expenses, net  ....       3,806        6,041       4,458       8,348      8,287         2,617        2,083    1,923        525
                         -------      -------     -------     -------   --------      --------      -------  -------    -------
Net income (loss)
 before taxes ......      (1,956)      (3,156)      1,191      (6,737)    10,286        15,956        3,951    3,069      4,467
Income taxes(3) ....        --           --          --          --        4,012         6,223(4)     1,541    1,197      1,742(4)
                         -------      -------     -------     -------   --------      --------      -------  -------    -------
Net income (loss) ..     $(1,956)     $(3,156)    $ 1,191     $(6,737)  $  6,274      $  9,733(5)   $ 2,410  $ 1,872    $ 2,725(5)
                         =======      =======     =======     =======   ========      ========      =======  =======    =======

Net income per
 share(6) ..........                                                    $   1.25      $   1.26(5)   $   .48  $   .37    $   .35(5)
                                                                        ========      ========      =======  =======    =======

(FOOTNOTES ON FOLLOWING PAGE)


(Selected Financial Data continued)
                                         DECEMBER 31,                           MARCH 31,
                        ---------------------------------------------  --------------------------
                                                                                  1996
                                                                       --------------------------
                           1992       1993        1994        1995       ACTUAL      AS ADJUSTED
                        ---------  ---------   ----------  ----------  ----------  --------------
                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Accounts receivable  .   $ 4,705    $ 4,166     $16,980     $23,824     $ 26,211      $ 26,211
Inventories ..........    44,473     34,025      52,765      48,957       53,347        53,347
Working capital ......    33,946     24,519      51,871      46,689       47,444        64,635
Total assets .........    55,688     42,401      89,265      93,337      100,255       102,155(7)
Total debt ...........    44,472     31,992      69,152      62,043       67,122        20,431
Stockholders' equity..     6,044      2,888       7,079      14,058       17,127        65,718(7)(8)

- ----------
(1) Reflects the pro forma combined historic results of the Company assuming the acquisition of ASC occurred on January 1, 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 3 to Notes to the Company's Consolidated Financial Statements.
(2) Adjusted for the sale of 3,250,000 shares by the Company (at an assumed offering price of $19.00 per share) in the Offering and the application of the net proceeds therefrom as if the closing of the Offering and the consummation of the Amended Credit Facility had occurred at the beginning of the applicable period for Statement of Income Data and on March 31, 1996 for Balance Sheet Data. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."
(3) Pro forma adjustments as if the Company had been taxed as a C-corporation since the beginning of the applicable period for the 1995 and 1996 financial data presented. See "History of the Company."
(4) Excludes $3,000 representing the deferred tax benefit to be realized by the Company as a result of the contribution of partnership interests described in "Certain Transactions" and Note 15 to Notes to the Company's Consolidated Financial Statements. This benefit will be recorded in the quarter in which the contribution of partnership interests occurs.
(5) Excludes extraordinary expenses arising from the write-off of deferred financing costs incurred in connection with borrowings to finance the acquisition of ASC, which will be repaid with the proceeds of the Offering. This expense will be recorded in the quarter in which the Offering is completed and would have been approximately $1,600 for the year ended December 31, 1995 and approximately $1,300 for the three months ended March 31, 1996. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Acquisition Loans" and "--Liquidity and Capital Resources."
(6) Weighted average shares outstanding are 5,000,000 for 1995 and 1996 and 7,750,000 for 1995 and 1996 as adjusted. See Notes 14 and 15 to Notes to the Company's Consolidated Financial Statements.
(7) Includes $3,000 representing the deferred tax benefit to be realized by the Company as a result of the contribution of partnership interests described in Note 4 above and $1,100 for the write-off of deferred financing costs as of March 31, 1996 described in Note 5 above.
(8) Gives effect to a $1,044 distribution to the partners of the Partnership representing 34% of the income before provision for income taxes of the Company for the three months ended March 31, 1996 and a $350 facility fee payable to certain parties related to several of the partners of the Partnership. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Acquisition Loans," "--Liquidity and Capital Resources" and "Certain Transactions."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   THIS MANAGEMENT'S DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING INFORMATION WHICH INVOLVES RISKS AND UNCERTAINTIES. THE ACTUAL RESULTS COULD DIFFER FROM THE RESULTS ANTICIPATED HEREIN.

OVERVIEW

   The Company commenced operations in February 1992 through the acquisition of the Eastern Inventory, for an aggregate purchase price of $55.2 million. Between February 1992 and December 1994, the Company's primary business was the marketing and sale of the Eastern Inventory.

   In December 1994, the Company completed the acquisition of certain assets and assumed certain liabilities of ASC from Aviall for an aggregate purchase price of $46.8 million. The Company believed that the combination of ASC, with its leading market position, reputation for quality, experienced sales and marketing staff and superior management information systems, and AIS, with its extensive Eastern Inventory, would create a more formidable competitor in the aircraft spare parts redistribution market. Since acquiring ASC in December 1994, the Company has significantly increased revenues and expanded the services which it offers to its customers.

RESULTS OF OPERATIONS

   Operating revenues consist primarily of gross sales, net of allowances for returns and other adjustments. Cost of sales consists primarily of product costs, freight charges, commissions to outside sales representatives and an inventory provision for damaged and obsolete products. Product costs consist of the acquisition cost of the products and any costs associated with repairs, overhaul or certification.

   Operating revenues and gross profit depend in large measure on the volume and timing of bookings received during the quarter and the mix of aircraft spare parts contained in the Company's inventory. Revenues and gross profit can be impacted by the timing of bulk inventory purchases. In general, bulk inventory purchases allow the Company to obtain large inventories of aircraft spare parts at a lower cost than can ordinarily be obtained by purchasing such parts on an individual basis.

   Two examples of the impact which a large bulk inventory acquisition can have on results of operations are illustrated by the Company's acquisition of the Eastern Inventory and the Company's acquisition of the large inventory acquired in the ASC acquisition. In connection with the ASC acquisition, the Company's operating revenues increased during the first two quarters of 1995 following the purchase due to the availability of such inventory. Additionally, as a result of the lower cost of goods sold associated with such inventory, the Company's gross profit increased during such periods. Gross margin for the first half of 1996 is not expected to be favorably impacted by a bulk inventory purchase in the same manner as gross margin was impacted during the first half of 1995. The Company believes that the gross margin experienced during the first quarter of 1996 is more indicative of the ongoing results of the Company.

THREE MONTHS ENDED MARCH 31, 1995 V. THREE MONTHS ENDED MARCH 31, 1996

   The following table sets forth certain information relating to the Company's operations for the periods indicated:

                                          THREE MONTHS ENDED MARCH 31,
                                 --------------------------------------------
                                          1995                   1996
                                 ---------------------  ---------------------
                                      $          %           $           %
                                 ----------  ---------  ----------  ---------
                                             (DOLLARS IN THOUSANDS)
Operating revenues ............    $28,451     100.0%     $32,898      100.0%
Cost of sales .................     16,654      58.5       21,188       64.4
                                 ----------  ---------  ----------  ---------
 Gross profit .................     11,797      41.5       11,710       35.6
                                 ----------  ---------  ----------  ---------
Operating expenses
 Operating ....................      2,057       7.2        2,343        7.1
 Selling ......................      1,095       3.8        1,589        4.8
 General and administrative  ..      2,295       8.1        2,329        7.1
 Depreciation and amortization         315       1.1          457        1.4
                                 ----------  ---------  ----------  ---------
  Total .......................      5,762      20.3        6,718       20.4
                                 ----------  ---------  ----------  ---------
Income from operations ........    $ 6,034      21.2%     $ 4,992       15.2%
                                 ==========  =========  ==========  =========

   The Company's operating revenues increased by $4.4 million, or 15.6%, from the quarter ended March 31, 1995 to the quarter ended March 31, 1996. During this period, domestic sales increased 15.3% from $17.4 million to $20.1 million and international sales increased 16.0% from $11.1 million to $12.8 million. Operating revenues increased due to the addition of new sales personnel, increased customer penetration, increased investment in and availability of inventory and the expansion of services offered to customers. See "Business--Operations."

   Gross profit remained unchanged and gross margin declined from 41.5% for the first quarter of 1995 to 35.6% for the first quarter of 1996 due to a change in the mix of inventories sold. Following the bulk purchase of inventory associated with the acquisition of ASC in December 1994, the Company actively sold a portion of ASC's inventory to meet current customer demand and to better match inventory levels to meet anticipated product demand.

   The Company's aggregate operating expenses increased $1.0 million from the first quarter of 1995 to the first quarter of 1996. Aggregate operating expenses as a percent of operating revenues increased slightly from 20.3% of revenues in the first quarter of 1995 to 20.4% of revenues in the first quarter of 1996. The increase in absolute dollars from the first quarter of 1995 to the first quarter of 1996 is due to higher selling and operating expenses as a result of the higher sales levels from the first quarter of 1995 to the first quarter of 1996. Lower general and administrative expenses as a percentage of operating revenues were the result of economies of scale.

   As a result of the above factors, the Company's income from operations declined $1.0 million from the first quarter of 1995 to the first quarter of 1996.

COMBINED YEAR ENDED DECEMBER 31, 1994 V. YEAR ENDED DECEMBER 31, 1995

   The following table sets forth certain information relating to the Company's operations for the periods indicated. The information for 1994 reflects the pro forma combined historic results of the Company assuming the acquisition of ASC had occurred January 1, 1994. See Note 3 to Notes to the Company's Consolidated Financial Statements.

                                              YEAR ENDED DECEMBER 31,
                                  ---------------------------------------------
                                         COMBINED
                                           1994                    1995
                                  ---------------------  ----------------------
                                       $          %            $           %
                                  ----------  ---------  -----------  ---------
                                              (DOLLARS IN THOUSANDS)
Operating revenues .............    $89,335     100.0%     $113,803      100.0%
Cost of sales ..................     59,939      67.1        71,314       62.7
                                  ----------  ---------  -----------  ---------
 Gross profit ..................     29,396      32.9        42,489       37.3
Operating expenses:
 Operating .....................     10,228      11.4         8,989        7.9
 Selling .......................      4,663       5.2         4,820        4.2
 General and administrative  ...     10,341      11.6         8,641        7.6
 Depreciation and amortization        2,553       2.9         1,466        1.3
                                  ----------  ---------  -----------  ---------
  Total ........................     27,785      31.1        23,916       21.0
                                  ----------  ---------  -----------  ---------
Income from operations .........    $ 1,611       1.8%     $ 18,573       16.3%
                                  ==========  =========  ===========  =========

   The Company's operating revenues increased by $24.5 million, or 27.4%, from Combined 1994 to 1995. During this period, domestic sales increased 7.8%, from $63.2 million to $68.1 million and international sales increased 75.1%, from $26.1 million to $45.7 million. Operating revenues increased due to the addition of new sales personnel, increased customer penetration and the expansion of services offered to customers. See "Business--Operations."

   Gross profit increased $13.1 million, or 44.5%, from Combined 1994 to 1995. The increase in gross profit from Combined 1994 to 1995 was primarily attributable to the increase in sales. Following the acquisition of ASC in December 1994, the Company actively sold portions of ASC's inventory to meet current customer demand and to better match inventory levels to anticipated product demand. The gross margin during this period increased from 32.9% for Combined 1994 to 37.3% for 1995, primarily as a result of the bulk purchase of inventory associated with the acquisition of the assets and business of ASC.

   The Company's aggregate operating expenses for 1995 were lower, both in absolute dollars and as a percentage of operating revenues, than in Combined 1994. Operating expenses, general and administrative expenses and depreciation and amortization expenses each declined in both actual dollars and as a percentage of sales due to consolidations and other efficiencies achieved as ASC was integrated into the Company's operations during 1995. Selling expenses increased slightly in absolute dollars as a result of higher sales levels from Combined 1994 to 1995, but declined as a percentage of operating revenues due to the reasons described above.

   As a result of the above factors, the Company's income from operations increased by $17.0 million from Combined 1994 to 1995.

YEAR ENDED DECEMBER 31, 1994 V. YEAR ENDED DECEMBER 31, 1995

   The following table sets forth certain information relating to the Company's operations for the periods indicated:

                                               YEAR ENDED DECEMBER 31,
                                   ---------------------------------------------
                                            1994                    1995
                                   ---------------------  ----------------------
                                        $          %            $           %
                                   ---------- ---------   -----------  ---------
                                               (DOLLARS IN THOUSANDS)
Operating revenues ..............    $28,191     100.0%     $113,803      100.0%
Cost of sales ...................     12,017      42.6        71,314       62.7
                                   ---------- ---------   -----------  ---------
 Gross profit ...................     16,174      57.4        42,489       37.3
Operating expenses:
 Operating ......................      2,900      10.3         8,989        7.9
 Selling ........................      2,043       7.2         4,820        4.2
 General and administrative  ....      5,167      18.3         8,641        7.6
 Depreciation and amortization  .        415       1.5         1,466        1.3
                                   ---------- ---------   -----------  ---------
  Total .........................     10,525      37.3        23,916       21.0
                                   ---------- ---------   -----------  ---------
Income from operations ..........      5,649      20.0        18,573       16.3
Interest and other expenses, net       4,458      15.8         8,287        7.3
                                   ---------- ---------   -----------  ---------
Net income ......................    $ 1,191       4.2%     $ 10,286        9.0%
                                   ========== =========   ===========  =========

   The Company's operating revenues for 1995 increased 303.7% over 1994, primarily due to the inclusion in 1995 of one full year of sales from ASC, compared to one month in 1994.

   The Company's gross profit increased by $26.3 million from 1994 to 1995 due to the increase in operating revenues. However, there was a decline in the gross margin from 57.4% to 37.3% which was primarily attributable to the change in the nature of the operation of the business, from 1994, when the Company's primary business was the liquidation of the Eastern Inventory, to 1995, when the Company's primary business was the purchasing and sale of aircraft spare parts and the providing of inventory management services on a day-to-day basis through the operation of ASC.

   The Company's operating expenses for 1995 increased $13.4 million, or 127.2%, compared to 1994 due to the increase in operating revenues. Operating expenses as a percentage of operating revenues were 21.0% for 1995, compared to 37.3% for 1994. The decrease in operating expenses as a percentage of operating revenues was primarily due to the economies of scale derived from the increased revenues as a result of the acquisition of ASC.

   As a result of the above factors, income from operations for 1995 increased $12.9 million over 1994. Interest expense, amortization of deferred financing costs and loan administration fees increased 85.9% from $4.5 million in 1994 to $8.3 million in 1995, primarily as a result of the debt incurred to finance the acquisition of ASC. The Company's net income increased by $9.1 million from 1994 to 1995.

YEAR ENDED DECEMBER 31, 1993 V. YEAR ENDED DECEMBER 31, 1994

   The following table sets forth certain information relating to the Company's operations for the periods indicated:

                                             YEAR ENDED DECEMBER 31,
                                 ----------------------------------------------
                                           1993                    1994
                                 -----------------------  ---------------------
                                      $            %           $           %
                                 -----------  ----------  ----------  ---------
                                              (DOLLARS IN THOUSANDS)
Operating revenues ............    $23,429       100.0%     $28,191      100.0%
Cost of sales .................     11,162        47.6       12,017       42.6
                                 -----------  ----------  ----------  ---------
 Gross profit .................     12,267        52.4       16,174       57.4
Operating expenses:
 Operating ....................      3,121        13.3        2,900       10.3
 Selling ......................      1,845         7.9        2,043        7.2
 General and administrative  ..      4,199        17.9        5,167       18.3
 Depreciation and amortization         217         0.9          415        1.5
                                 -----------  ----------  ----------  ---------
  Total .......................      9,382        40.1       10,525       37.3
                                 -----------  ----------  ----------  ---------
Income from operations ........      2,885        12.3        5,649       20.0
Other income ..................        203         0.9         --         --
Interest and other expenses,
 net                                 6,244        26.7        4,458       15.8
                                 -----------  ----------  ----------  ---------
Net (loss) income .............    $(3,156)      (13.5%)    $ 1,191        4.2%
                                 ===========  ==========  ==========  =========

   The Company's operating revenues for 1994 increased $4.8 million, or 20.3%, over 1993, primarily due to the inclusion in 1994 of one month's operating revenues of ASC, which was acquired on December 2, 1994. For the same reason, the Company's gross profit for 1994 increased by $3.9 million compared to 1993. The gross margin increased from 52.4% to 57.4% due to the bulk inventory purchase associated with the acquisition of ASC.

   The Company's operating expenses for 1994 increased $1.1 million, or 12.2%, over 1993. The increase in operating expenses was primarily due to costs associated with the acquisition of ASC and the settlement of certain litigation during 1994. The decrease in operating expenses as a percentage of revenues resulted from economies of scale derived as a result of increased operating revenues from 1993 to 1994.

   As a result of the above factors, the Company's income from operations increased $2.8 million from period to period. Interest expense, amortization of deferred financing costs and loan administration fees decreased by $1.8 million from $6.2 million in 1993 to $4.5 million in 1994. This decrease reflects reduced borrowings, offset, in part, by the write-off during 1994 of deferred financing costs as a result of the retirement of outstanding debt associated with the acquisition of the Eastern Inventory. The Company experienced net income of $1.2 million in 1994 as compared to a net loss of $3.2 million in 1993.

THE ACQUISITION LOANS

   In December 1994, to complete the acquisition of ASC and to refinance debt incurred in connection with the acquisition of the Eastern Inventory, the Company borrowed $65.4 million from certain financial institutions and $7.0 million from certain stockholders (collectively, the "Acquisition Loans").

   The portion of the Acquisition Loans which is due to financial institutions is composed of two term loans ("Term Loan A" and "Term Loan B") and the revolving credit facility described under "Liquidity and Capital Resources" below. Term Loan A in the original principal amount of $45.0 million is repayable in 18 consecutive equal quarterly installments of $2.5 million, commencing August 31, 1995, with the final installment due November 30, 1999. Term Loan A bears interest at prime plus 1.5% (9.75% at March 31, 1996). Term Loan B is in the original principal amount of $15.0 million and bears interest at prime plus 2.0% (10.25% at March 31, 1996). Term Loan B is repayable in two equal installments of $7.5 million each, due on May 31, 2000, and November 30, 2000. At March 31, 1996, the outstanding principal balances of Term Loan A and Term Loan B were $37.5 million and $15.0 million, respectively.

   On December 1, 1994, the Company entered into an interest rate cap agreement which provides that the interest rate on $30.0 million of its term loans will not exceed 9.0% through December 2, 1997. In exchange for this interest rate limitation, the Company agreed to make quarterly payments to its lenders ranging from $57,000 to $186,000, depending on the level of the prime rate. Quarterly payments totaling $228,000 and $57,000, respectively, were made during 1995 and the first quarter of 1996, which are included in interest expense, amortization of deferred financing costs and loan administration fees in the Company's Consolidated Financial Statements.

   In addition, in December 1994, the Company entered into a subordinated loan agreement whereby the Company borrowed $7.0 million from certain parties related to several of its stockholders (the "Subordinated Debt"). The Subordinated Debt is payable in a single lump sum on the earlier of June 2, 2001, or six months after the term loans borrowed from financial institutions in connection with the Acquisition Loans have been paid in full. The Subordinated Debt bears interest at prime plus 5.0% (13.25% at March 31, 1996) and upon the earlier to occur of June 2, 2001 or the repayment of the Subordinated Debt in full, the Partnership will pay a facility fee of $350,000.

   The Company intends to repay (i) all of the Subordinated Debt, (ii) all of Term Loan B, (iii) substantially all of its revolving credit facility ($7.6 million at March 31, 1996) and (iv) a portion of Term Loan A, with the proceeds of the Offering. See "Use of Proceeds."

LIQUIDITY AND CAPITAL RESOURCES

   Since its formation, the Company has been financed primarily with its cash flow from operations, and in 1994 and for the first quarter of 1996, with its cash flow from financing activities. Cash flow from operations was $12.9 million in 1993, $12.1 million in 1994 and $14.0 million in 1995. During the three months ended March 31, 1996, the Company used cash of $4.7 million in its operating activities. During 1994 and for the first quarter of 1996, $35.6 and $5.1 million, respectively, of cash flow was provided by financing activities.

   The Company's primary uses of cash to date have been investing activities and the repayment of indebtedness. Cash used in investing activities was de minimus in 1993, $47.1 million in 1994, $4.7 million in 1995 and $300,000 during the three months ended March 31, 1996. Cash provided by financing activities in 1994 was utilized to complete the acquisition of ASC. Cash used in financing activities was $12.5 million and $10.5 million for the years ended December 31, 1993 and 1995, respectively.

   During the first quarter of 1996, the Company used cash of $4.7 million in its operating activities primarily as a result of increased purchases of inventory to meet future customer demand and increased accounts receivable resulting from increased sales during the quarter ended March 31, 1996. Cash flow provided by financing activities for the quarter ended March 31, 1996 of $5.1 million resulted from an increase in the Company's revolving line of credit, partially offset by a $2.5 million principal payment on Term Loan A.

   The Company presently has a revolving credit facility (collectively with the term loans, the "Credit Facility") with certain financial institutions which provides working capital of up to $20.0 million with interest at prime plus 1.5% subject to an availability calculation based on the eligible borrowing base. The eligible borrowing base includes certain receivables and inventories of the Company. The revolving credit facility terminates on November 30, 1999. At March 31, 1996, the Company had availability under the Credit Facility of approximately $11.8 million.

   The Credit Facility contains certain financial covenants regarding the financial performance of the Company and certain other covenants including limitations on the amount of annual capital expenditures and the incurrence of additional debt, and provides for the suspension of the Credit Facility and repayment of all debt in the event of a material adverse change in the business or a change in control. In addition, the Credit Facility requires mandatory repayments from excess cash flow.

Substantially all of the Company's assets are pledged as collateral for amounts borrowed. At March 31, 1996, the Company was in compliance with all of its requirements under the Credit Facility.

   In conjunction with the repayment of indebtedness from the proceeds of the Offering, the Company has entered into a letter of intent (the "Letter of Intent") to amend the Credit Facility (the "Amended Credit Facility"). The Amended Credit Facility will be comprised of (i) a term loan facility (the "Term Loan") in an original principal amount not to exceed $20.0 million and to be determined based on the application of the proceeds of the Offering, and (ii) a $50.0 million revolving loan, letter of credit and acquisition loan facility, subject to an availability calculation based on the eligible borrowing base (the "Revolving Credit Facility"). The letter of credit portion of the Revolving Credit Facility will be subject to a $10.0 million sublimit and the acquisition loan portion of the Revolving Credit Facility will be subject to a $30.0 million sublimit with the imposition of certain borrowing criteria based on the satisfaction of certain debt ratios. The unused portion of the acquisition loan portion of the Revolving Credit
Facility will expire on the second anniversary of the closing date of the Amended Credit Facility. The interest rate on the Amended Credit Facility will be, at the option of the Company, (i) prime plus a margin, or (ii) LIBOR plus a margin, where the margin determination is made based upon the Company's financial performance over the prior 12 month period (ranging from 0.25% to 1.25% in the event prime is utilized, or 1.75% to 2.75% in the event LIBOR is utilized). Upon consummation of the Offering, borrowings under the Amended Credit Facility will initially accrue interest at either prime plus 0.25% or LIBOR plus 1.75%.

   The Term Loan will amortize in equal quarterly installments and will terminate on December 1, 1999. Interim payments under the Revolving Credit Facility will be made daily from collections of the Company's accounts receivable and the Revolving Credit Facility will terminate on December 1, 1999. The Amended Credit Facility will contain similar financial and other covenants of the Company and similar mandatory prepayment events as set forth in the existing Credit Facility and is expected to be secured by a lien on substantially all of the assets of the Company. However, in contrast to the Credit Facility, the Amended Credit Facility will not require the application of excess cash flows. Events of default will also be similar to the Credit Facility; provided however that an event of default based on a change of control will pertain to a change in more than 50% of the members of the Company's Board of Directors in place on the closing date of the Amended Credit Facility.

   During 1996, the Company expects to incur capital expenditures of approximately $1.0 million ($363,000 of which was expended during the first quarter of 1996), the majority of which will be used to make enhancements to the Company's management information systems, telecommunication systems and other capital equipment and improvements. The Company anticipates that funds for these capital expenditures will be provided from cash flow from operations. Additionally, immediately prior to the Offering, the Partnership will distribute to its partners 34% of its 1996 net income through the closing of the Offering. These distributions, estimated at approximately $1.0 million for the period ended March 31, 1996, will be paid with cash flow from operations.

   The contemplated repayment of indebtedness with the net proceeds of the Offering is expected to improve the Company's liquidity by reducing both the Company's interest expense and the principal amount of the indebtedness required to be repaid in the future. The Company believes that cash flow from operations and borrowing availability under the Amended Credit Facility will be sufficient to satisfy the Company's anticipated working capital requirements over the next two years.

   As part of its growth strategy, the Company intends to pursue acquisitions of bulk inventories of aircraft spare parts and complementary businesses. See "Business-Company Strategy." Financing for such acquisitions will be provided from operations and from the proceeds of the Amended Credit Facility. The Company may also issue additional debt and/or equity securities in connection with one or more of these acquisitions. The Company is currently evaluating a number of acquisition opportunities and is at varying stages of negotiation with respect to such acquisitions. No commitments or binding agreements have been entered into to date and accordingly no assurance can be given that any of the acquisitions currently being considered will be consummated. None of such acquisitions, if consummated, would constitute a material acquisition for the Company under applicable accounting rules.

                                   BUSINESS

GENERAL

   The Company is a recognized worldwide leader in the aircraft spare parts redistribution market and provides a wide range of value-added inventory management services to its customers. The Company sells aircraft spare parts to major commercial passenger airlines, air cargo carriers, maintenance and repair facilities and other redistributors throughout the world. Parts sold by the Company include rotable and expendable airframe and engine components for commercial airplanes, including Boeing, McDonnell Douglas, Lockheed and Airbus aircraft and Pratt & Whitney, General Electric and Rolls Royce jet engines. The inventory management services offered by the Company include purchasing services, repair management, warehouse management, aircraft disassembly services and consignment and leasing of inventories of aircraft parts. During 1995, the Company generated operating revenues of $113.8 million, operating income of $18.6 million and, after giving pro forma effect to income taxes, net income of $6.3 million ($9.7 million as adjusted). Of such revenues, approximately 60% were derived from sales to domestic customers and approximately 40% were derived from sales to international customers.

INDUSTRY OVERVIEW AND TRENDS

   The Company believes that the annual worldwide market for aircraft spare parts is approximately $10.0 billion, of which approximately $1.3 billion reflects annual sales of aircraft spare parts in the redistribution market. The redistribution market is highly fragmented, with a limited number of large, well-capitalized companies selling a broad range of aircraft spare parts, and numerous smaller competitors servicing specialized niches. The Company believes that the significant trends impacting the redistribution market will continue to increase its overall size while reducing the number of competitors. These trends are as follows:

   GROWTH IN MARKET FOR AIRCRAFT SPARE PARTS. According to Boeing's 1996 Market Outlook (the "Boeing Report"), the worldwide fleet of commercial airplanes is expected to double from 11,066 airplanes at the end of 1995 to 23,081 airplanes by 2015. Further, the Boeing Report projects that cargo jet aircraft will increase from 1,219 airplanes in 1995 to 2,260 airplanes by 2015. Seventy percent of the airplanes delivered to cargo operators are expected to be used aircraft converted from commercial passenger service. Additionally, the Company believes that the number of planes in service for more than 10 years is continuing to increase, and these older planes are the primary market for redistributors. Finally, cost considerations are forcing many airlines and repair and maintenance facilities which had historically purchased their inventory requirements from new parts manufacturers to utilize aircraft spare parts sold by redistributors. The Company believes that all of these factors will increase the demand for aircraft spare parts from the redistribution market.

   REDUCTION IN NUMBER OF APPROVED VENDORS. In order to reduce purchasing costs and streamline purchasing decisions, airline purchasing departments have been reducing the number of their "approved" suppliers. During the last few years, several major airlines have reduced their supplier lists from as many as 50 to a core group of five to ten suppliers. In each such case to date, the Company was one of the suppliers selected. The Company believes that this trend will continue in the future and that, due to its market presence and reputation for quality, the Company will continue to be selected as an approved supplier.

   CONSOLIDATION OF REDISTRIBUTION MARKET. As a result of reductions in the supplier base by airline purchasing departments, there has been and the Company believes there will continue to be a consolidation in the redistribution market. The Company further believes that only those redistributors such as the Company, with extensive inventories, adequate capital and the ability to provide the documentation of traceability necessary to comply with applicable regulatory and customer requirements, will survive the consolidation of the redistribution market.

   INCREASED OUTSOURCING OF INVENTORY MANAGEMENT FUNCTION. Airlines incur substantial expenditures in connection with fuel, labor and aircraft ownership. Further, airlines have come under increasing pressure during the last decade to reduce the costs associated with providing air transportation services. While several of the expenditures required to operate an airline are beyond the direct control of airline operators (e.g., the price of fuel and labor costs), the Company believes that obtaining replacement parts from the redistribution market and outsourcing inventory management functions are areas in which airlines can reduce their operating costs. Outsourcing inventory management functions allows these functions to be handled more inexpensively and efficiently by a redistributor like the Company that can achieve economies of scale unavailable to individual airlines. Several smaller and start-up airlines and air cargo operators do not presently own an inventory of aircraft spare parts, but rather have entered into agreements with redistributors for the supply of all or a portion of their aircraft spare parts requirements. Additionally, other airlines, including several large airlines, have begun to outsource portions of their purchasing services, repair management and warehouse management. The Company believes that its offering of a broad array of inventory management services to its customers, in conjunction with the sale of aircraft spare parts, will give the Company a significant competitive advantage in servicing its customers.

   INCREASING EMPHASIS ON TRACEABILITY. Due to concerns regarding unapproved aircraft spare parts, regulatory authorities have increased the level of documentation which must be maintained on aircraft spare parts. This requirement has, in turn, been extended by end-users to the vendors of the parts. The sophistication required to track the history of an inventory consisting of thousands of aircraft spare parts is considerable and has required companies to invest significantly in information systems technology. The Company has the benefit of the investment made by ASC in technology and intends to continue to maintain its systems to allow it to effectively compete in the redistribution market. The high cost of required technology to effectively compete in the redistribution market has made entry into and survival in the aircraft spare parts redistribution market increasingly difficult and expensive.

   INCREASED CONSIGNMENT. Certain of the Company's customers adjust inventory levels on a periodic basis by disposing of excess aircraft spare parts. Traditionally, larger airlines have used internal purchasing agents to manage such dispositions. The Company believes that major airlines and other owners of aircraft spare parts, in order to concentrate on their core businesses and to more effectively redistribute their excess parts inventories, are increasingly entering into long-term consignment agreements with redistributors. By consigning inventories to a redistributor such as the Company, customers are able to distribute their aircraft spare parts to a larger number of prospective inventory buyers, allowing the customer to maximize the value of its inventory. Consignment also enables the Company to offer for sale significant parts inventory at minimal capital cost to the Company. Consignment agreements are generally entered into on a long-term basis and often consist of entire airplanes which are disassembled for sale of the individual parts. In the Boeing Report it is noted that 5,408 aircraft will be removed from active commercial service between 1994 and 2014. Many of these aircraft will be disassembled in order to sell their parts.

   LEASING. Over the last few years, several smaller and start-up airlines have chosen to lease inventories of aircraft spare parts in order to preserve capital while maintaining adequate spare parts support. The Company believes that this trend to lease aircraft spare parts will continue in the future and that it has a competitive advantage in providing this leasing service due to its ability to maximize the residual value of the leased parts after termination of the lease through sales of the parts in the ordinary course of its business.

COMPETITIVE STRENGTHS

   The Company believes that its primary competitive strengths are the following:

   LEADING MARKET POSITION. The Company is a recognized worldwide leader in the aircraft spare parts redistribution market. Further, the Company believes that it has one of the largest owned inventories of aircraft spare parts among redistributors, with over 485,000 line items and over 35 million individual parts currently in stock.

   PROPRIETARY INFORMATION SYSTEMS. The Company's management information systems collect and report data regarding inventory turnover and traceability, pricing, market availability, customer demographics and other important data utilized by the Company. The Company currently maintains data on over 3.6 million line items. Databases are continually maintained on original equipment manufacturer recommended upgrades or replacements, including airworthiness directives, for all inventory components. State-of-the-art electronic data scanning and document image storage technology are utilized for accurate and rapid retrieval of inventory documents that are required under applicable regulatory guidelines.


   COMPREHENSIVE CUSTOMER SERVICE. The Company believes that its customer service efforts are critical to its long-term success. The Company's management information systems allow rapid response to customer requests and provide the opportunity to locate a required aircraft spare part if not already present in the Company's inventory. The Company's Miami facility operates on a seven day a week, 24-hour a day basis to provide timely support in meeting customer aircraft spare parts requirements. The Company believes that its South Florida location gives it a competitive advantage in servicing its customers in North and South America, and Europe.

   AVAILABLE CAPITAL. The Company believes that its strong capital position provides a significant competitive advantage. The Company's capital base allows it to timely fund bulk purchases and be a viable provider of inventory management services to its customers. The Company also believes that the financial sophistication of its management team and the experience of its management in accessing the capital markets provide a distinct competitive advantage to the Company.

COMPANY STRATEGY

   The Company believes that it is one of a limited number of companies with the breadth of inventory, technical and financial expertise, computer information systems and financial strength to satisfy customer demands and be profitable in the consolidating aircraft spare parts redistribution market. The basic components of the Company's business strategy are the following:

   INTERNAL GROWTH. The Company's strategy is to increase operating revenues and operating income through continued customer penetration in its existing markets and expansion into new markets. The Company intends to achieve this by continuing to increase the size and breadth of its inventory and by continuing to expand its marketing efforts to its worldwide customer base. The Company will also continue to offer its customers a broad array of inventory management services allowing its customers to reduce their costs of operations by outsourcing some or all of their inventory management functions and to take advantage of opportunities to maximize the value of their spare parts inventory. The Company seeks to maintain close working relationships with its customers and to become their vendor of choice.

   CAPITALIZE ON LARGE BULK PURCHASE OPPORTUNITIES. While there is no predictability as to when opportunities to purchase large inventories in bulk will become available in the aircraft spare parts industry, such opportunities have historically become available on a regular basis. "Bulk" purchase opportunities arise when airlines, in order to reduce capital requirements, sell large amounts of inventory in a single transaction or when inventories of aircraft spare parts are sold in conjunction with bankruptcy proceedings. Bulk inventory purchases allow the Company to obtain large inventories of aircraft spare parts at a lower cost than can ordinarily be obtained by purchasing on an individual basis, resulting generally in higher gross margins on sales of such parts. Since 1992, the Company has evaluated a number of bulk purchase opportunities and has successfully completed two large bulk inventory purchases. Because of its market presence, the Company is usually solicited for a bid when bulk inventories become available for purchase anywhere in the world. The Company believes that its market presence, experience in evaluating bulk acquisitions, sophisticated management information systems and capital strength enable the Company to quickly analyze and complete large bulk purchases opportunities to the extent that the economics of such purchases are considered favorable. The Company further believes that future economic downturns may provide the Company with the opportunity to acquire additional aircraft spare parts inventories at favorable prices.

   PURSUE ACQUISITIONS OF COMPLEMENTARY BUSINESSES. A key element of the Company's strategy involves growth through acquisitions of other companies, assets or product lines that would complement or expand the Company's existing aircraft spare parts redistribution and inventory management services business. The Company believes that acquisitions will enable it to leverage its fixed costs of operations and further expand the products and services which it can offer to its customers. The Company is currently evaluating a number of acquisition opportunities and is at varying stages of negotiation with respect to such acquisitions. No commitments or binding agreements have been entered into to date and accordingly no assurance can be given that any of the acquisitions currently being considered will be consummated. None of such acquisitions, if consummated, would constitute a material acquisition for the Company under applicable accounting rules.

AIRCRAFT SPARE PARTS

   Aircraft spare parts can be categorized by their ongoing ability to be repaired and returned to service. The general categories are as follows: (i) rotable; (ii) repairable; and (iii) expendable. A rotable is a part which is removed periodically as dictated by an operator's maintenance procedures or on an as needed basis and is typically repaired or overhauled and re-used an indefinite number of times. An important subset of rotables is life limited parts. A life limited rotable has a designated number of allowable flight hours and/or cycles (one take-off and landing generally constitutes one cycle) after which it is rendered unusable. A repairable is similar to a rotable except that it can only be repaired a limited number of times before it must be discarded. An expendable is generally a part which is used and not thereafter repaired for further use.

   Aircraft spare parts conditions are classified within the industry as (i) factory new, (ii) new surplus, (iii) overhauled, (iv) serviceable, and (v) as removed. A factory new or new surplus part is one that has never been installed or used. Factory new parts are purchased from manufacturers or their authorized distributors. New surplus parts are purchased from excess stock of airlines, repair facilities or other redistributors. An overhauled part has been completely disassembled, inspected, repaired, reassembled and tested by a licensed repair facility. An aircraft spare part is classified serviceable if it is repaired by a licensed repair facility rather than completely disassembled as in an overhaul. A part may also be classified serviceable if it is removed by the operator from an aircraft or engine while operating under an approved maintenance program and is functional and meets any manufacturer or time and cycle restrictions applicable to the part. A factory new, new surplus, overhauled or serviceable part designation indicates that the part can be immediately utilized on an aircraft. A part in as removed condition requires functional testing, repair or overhaul by a licensed facility prior to being returned to service in an aircraft.

OPERATIONS

   The Company's core business is the buying and selling of aircraft spare parts. The Company also provides value-added inventory management services to its customers. These value-added services have become a more significant part of the Company's business over the last year and the Company believes that they provide significant opportunities for expansion of the Company's business in the future.

   INVENTORY SALES

   The daily operations of the Company encompass inventory sales, brokering and exchanging aircraft spare parts. The Company advertises its available inventories held for sale or exchange on the Inventory Locator Service
("ILS") and the Airline Inventory Redistribution System ("AIRS") electronic databases. Buyers of aircraft spare parts can access the ILS and AIRS databases and determine the companies which have the desired inventory available. The Company estimates that 70% of its daily sales activity results from an ILS or AIRS inquiry. All major airlines and repair agencies subscribe to one or both of these databases and accordingly, the Company maintains continual on-line direct access with them. The Company also maintains direct Electronic Data Interchanges ("EDI") with significant customers. These programs provide for the electronic exchange of pricing and availability from the Company to the customer in response to an electronic request for quotation. ILS and AIRS do not, however, list price information relating to particular parts. Knowledge of the value of particular parts comes only from experience in the industry.

   The Company currently has over 485,000 line items in stock with market availability, pricing and historical data available on more than 3.6 million line items. The Company sells new, overhauled and serviceable replacement parts from its inventory and by buying them at the request of its customer against a specific order, usually purchasing the parts for its own account and selling them to its customer. In addition, the Company offers a customer exchange program for rotables. In an exchange transaction, the Company "exchanges" a new surplus, overhauled or serviceable component taken from stock with a customer's as-removed unit which has failed. The Company receives an exchange fee for completing the transaction, plus reimbursement from the customer for the cost to overhaul or repair the as-removed unit. If the as-removed part cannot be repaired, it is returned to the customer and the exchange transaction is converted to an outright sale at a sales price agreed upon at the time the exchange transaction was negotiated.

   INVENTORY MANAGEMENT SERVICES

   The Company is meeting the outsourcing requirements of its customers through providing a number of inventory management services. These services assist airlines in streamlining their inventory management operations while utilizing their capital more efficiently and reducing their costs. Through the offering of various services, the Company believes it can provide an inventory management program geared to a customer's particular requirements.

   CONSIGNMENT. By consigning inventories to a redistributor such as the Company, customers are able to distribute their aircraft spare parts to a larger number of prospective inventory buyers, allowing the customer to maximize the value of its inventory. Consignment also enables the Company to offer for sale significant parts inventory at minimal capital cost to the Company. The Company presently has several consignment agreements in place with major airlines, and its revenues from consignment arrangements have increased significantly over the last few years.

   PURCHASING SERVICES AND REPAIR MANAGEMENT. The Company provides services whereby it purchases spare parts for several smaller and start-up airlines. These arrangements allow the Company's customers to take advantage of the Company's greater purchasing power. The Company also provides repair management services to certain of its customers, whereby the Company receives a fee for managing a customer's required spare parts repair requirements. The Company believes that it is well positioned to offer these repair management services, since a significant portion of component repair cost relates to the procurement of the parts to be utilized in the repair. Additionally, because of its size, the Company procures significant repair services for its own account, and maintains comprehensive databases on repair and replacement parts cost, allowing it to capitalize on favorable pricing for repair services available only to large users of repair services. This permits the Company to offer these services on a cost-effective basis to its customers.

   LEASING. The Company (through its subsidiary, Aviation Sales Leasing Company) provides long-term leasing of inventories of aircraft spare parts to airline customers. An increasing number of smaller and start-up airlines have chosen to lease aircraft spare parts in order to preserve capital while maintaining adequate spare parts support. The Company believes that it has a competitive advantage in aircraft spare parts leasing due to its ability to maximize the residual value of the parts after termination of the lease through sales of the parts in the ordinary course of its business. As of March 31, 1996, the Company had $11.6 million of inventories on long-term lease, $9.3 million of which were maintained outside the United States.

   AIRCRAFT DISASSEMBLY. The Company provides "teardown" services at its Ardmore, Oklahoma facility, both in connection with consignment arrangements and for the purpose of returning disassembled aircraft spare parts directly to a customer. The Company expects that the increasing number of older aircraft will increase the demand for aircraft spare parts and result in expanded opportunities for aircraft disassembly.

   WAREHOUSE MANAGEMENT. The Company provides warehouse management services which allow a customer to avoid the costs associated with the operation of its own inventory warehouse facility by maintaining inventory at the Company's warehouse facility. The Company also will manage a customer's inventory at the customer's own facility.

SALES AND MARKETING; CUSTOMERS

   The Company utilizes inside salespersons, regional field salespersons, independent contract representatives and overseas sales offices in its sales and marketing efforts. The Company's Executive Vice President-Sales and Marketing directs the Company's global sales force. The Company employs a regional vice president for each of North America, South America, Europe and the Far East. The Company's outside sales force is responsible for obtaining new customers and maintaining relationships with existing customers. The majority of the Company's day-to-day sales are accomplished through the Company's inside sales force.

   The Company staffs its South Florida facility to provide sales and delivery services seven days a week, 24 hours a day. This service is critical to provide support to airline customers which, at any time, may have an aircraft grounded in need of a particular part. The Company's South Florida location, with easy access to Miami International Airport and Fort Lauderdale International Airport, assists the Company in providing reliable and timely delivery of purchased products.

   The Company has over 1,000 customers, which include commercial passenger airlines, air cargo carriers, maintenance and repair facilities and other aircraft parts redistribution companies. During 1995, the Company's top 10 and top 100 customers accounted for approximately 23% and 69%, respectively, of operating revenues, and no single customer accounted for more than 10% of operating revenues.

MANAGEMENT INFORMATION SYSTEMS

   The Company has developed a proprietary management information system which is an important component of its business and a significant factor in the Company's leading position in the redistribution market. The Company's management information systems collect and report data regarding inventory turnover and traceability, pricing, market availability, customer demographics and other important data used by the Company. The Company currently maintains marketing data on and is able to estimate the value of more than 3.6 million line items. The Company also maintains databases on recommended upgrades or replacements including airworthiness directives. Access to such information gives the Company the best possible opportunity to avoid purchases of aircraft spare parts which might be deemed unusable. In addition, the data maintained by the Company allows it to provide its customers with information with respect to obsolescence and interchangeability of parts. The Company utilizes electronic data scanning and document image storage technology for accurate and rapid retrieval of inventory traceability documents that must accompany all sales. These documents are required by the Company's customers in order for them to comply with applicable regulatory guidelines. The Company believes that its continued investment in the development of information systems is a key factor in maintaining its competitive advantage.

COMPETITION

   The aircraft spare parts redistribution market is highly fragmented. Competition in the redistribution market is generally based on price, availability of product and quality, including traceability. The Company's major competitors include AAR Corp., The AGES Group and The Memphis Group. There is also substantial competition, both domestically and overseas, from smaller, independent dealers who generally participate in niche markets. Several of the Company's competitors have greater financial and other resources than the Company.

GOVERNMENT REGULATION AND TRACEABILITY

   The FAA regulates the manufacture, repair and operation of all aircraft and aircraft parts operated in the United States. Its regulations are designed to insure that all aircraft and aviation equipment are continuously maintained in proper condition to ensure safe operation of the aircraft.
Similar rules apply
in other countries. All aircraft must be maintained under a continuous condition monitoring program and must periodically undergo thorough inspection and maintenance. The inspection, maintenance and repair procedures for the various types of aircraft and equipment are prescribed by regulatory authorities and can be performed only by certified repair facilities utilizing certified technicians. Certification and conformance is required prior to installation of a part on an aircraft. Presently, whenever necessary with respect to a particular part, the Company utilizes FAA and/or Joint Aviation Authority certified repair stations to repair and certify parts to ensure worldwide marketability. The operations of the Company may in the future be subject to new and more stringent regulatory requirements. In that regard, the Company closely monitors the FAA and industry trade groups in an attempt to understand how possible future regulations might impact the Company. See "Risk Factors--Risks Regarding the Company's Inventory" and "--Government Regulation."

   An important factor in the aircraft spare parts redistribution market relates to the documentation or traceability that is supplied with an aircraft spare part. The Company requires all of its suppliers to provide adequate documentation as dictated by the appropriate regulatory authority. The Company utilizes electronic data scanning and storage techniques to maintain complete copies of all documentation. Documentation required includes, where applicable, (i) a maintenance release from a certified airline or repair facility signed and dated by a licensed airframe and/or powerplant mechanic who repaired the aircraft spare part and an inspector certifying that the proper methods, materials, and workmanship were used,
(ii) a "teardown" report detailing the discrepancies and corrective actions taken during the last shop repair, and (iii) an invoice or purchase order from an approved source.

EMPLOYEES

   As of March 31, 1996, the Company employed approximately 235 persons. None of the Company's employees are covered by collective bargaining agreements. The Company believes that its relations with its employees are good.

PROPERTIES

   The Company's executive offices are located in Miami, Florida. All of the Company's properties are maintained on a regular basis and are adequate for the Company's present requirements. The Company may, in the future, consolidate its inventory into a single warehouse facility, if it is cost effective to do so and if required to support the Company's growth.

   The following table identifies the principal properties utilized by the Company. All properties are leased. See "Certain Transactions."

                                                               APPROXIMATE
FACILITY DESCRIPTION                            LOCATION     SQUARE FOOTAGE
- --------------------                          ------------   --------------
Corporate Headquarters and Central Warehouse  Miami, FL         166,000
Aircraft Disassembly and Storage              Ardmore, OK       130,000
Warehouse                                     Pearland, TX      100,000
Warehouse                                     Miami, FL          40,000
Warehouse                                     Miami, FL          10,000
Regional Purchasing Office                    Van Nuys, CA        6,300

PRODUCT LIABILITY AND LEGAL PROCEEDINGS

   The Company's business exposes it to possible claims for personal injury or death which may result from a failure of aircraft spare parts sold by it. The Company takes what it believes are adequate precautions to ensure the quality and traceability of the aircraft spare parts which it sells and maintains what it believes is adequate liability insurance to protect it from such claims. See "Risk Factors--Product Liability."

   The Company is not presently involved in any material legal proceedings. From time to time the Company may be named as a defendant in suits for product defects, breach of warranty, breach of implied warranty of merchantability, or other actions relating to products which it distributes which are manufactured by others. The Company believes that this exposure is adequately covered by its products liability insurance.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

   The directors and executive officers of the Company are as follows:

NAME                  AGE    POSITION
- ----                  ---    --------
Dale S. Baker ....... 38     President, Chief Executive Officer and
                             Chairman of the Board
Harold M. Woody  .... 50     Executive Vice President--Sales and Marketing
                               and Director
Michael A. Saso  .... 42     Senior Vice President--Purchasing
Joseph E. Civiletto   36     Vice President and Chief Financial Officer
James D. Innella  ... 37     Vice President and Chief Operating Officer
Robert Alpert ....... 46     Director
Tim Watkins ......... 51     Director

Kazutami Okui ....... 55     Director

Sam Humphreys ....... 35     Director

   DALE S. BAKER has been the President and Chief Executive Officer of the Company since February 1992. Prior thereto, Mr. Baker was Senior Vice President and Manager in GE Capital's Corporate Investment Finance Group.

   HAROLD M. WOODY has been the Executive Vice President--Sales and Marketing of the Company since February 1992. Prior thereto, from 1989 to 1992, Mr. Woody was Senior Vice President--Sales and Marketing for Japan Fleet Service(S) Pte. Ltd. and from 1987 to 1989, Mr. Woody was Executive Vice President of ASC.

   MICHAEL A. SASO has been the Senior Vice President--Purchasing of the Company since December 1994. From 1986 until December 1994, Mr. Saso served as Vice President--Purchasing for ASC.

   JOSEPH E. CIVILETTO has been the Vice President and Chief Financial Officer of the Company since February 1992. Prior thereto from 1982 to 1992, Mr. Civiletto held various financial, planning and audit positions with Baker Hughes Inc. and Arthur Andersen LLP.

   JAMES D. INNELLA has been the Vice President and Chief Operating Officer of the Company since December 1994. Prior thereto: (i) from July 1993 to December 1994, Mr. Innella served as General Manager of ASC; (ii) from 1991 to July 1993, Mr. Innella was a Director of Operations for Ryder Airlines Services; and (iii) from 1988 to 1991, Mr. Innella was the Director of Operations and Purchasing for Aviparts, Inc., a subsidiary of Ryder Airlines Services.

   ROBERT ALPERT is a private investor. In addition to his investment in the Company, Mr. Alpert has invested significantly in business ventures in the steel, environmental and waste industries, and oil service industries.

   TIM WATKINS has served as the President and Chief Executive Officer of Japan Fleet Service(S) Pte. Ltd. since 1989. Prior thereto, Mr. Watkins was President and Chief Executive Officer of Ryder's Aviation Sales and Leasing Division.

   KAZUTAMI OKUI has served as the General Manager of the Electronics and Aircraft Department of Tomen Corporation, located in Tokyo, Japan, for more than five years.

   SAM HUMPHREYS is Vice Chairman of U.S. Delivery Systems, Inc. ("U.S. Delivery"). He has served in various capacities at U.S. Delivery since April 1994. From March 1993 to March 1994, Mr. Humphreys served as an executive officer of Envirofil, Inc., an environmental services company. Prior thereto, he was a partner in the law firm of Andrews & Kurth.

   The officers of the Company are elected by the Board of Directors to serve until their successors are elected and qualified. The directors of the Company are elected at the annual meeting of the stockholders. The Certificate of Incorporation and Bylaws of the Company provide for a Board of Directors divided into three classes, as nearly equal in size as possible, with staggered terms of three years. As a result, approximately one-third of the Board will be elected each year. Messrs. Okui and Humphreys will serve until the 1997 Annual Meeting of Stockholders, Messrs. Alpert and Watkins will serve until the 1998 Annual Meeting of Stockholders, and Messrs. Baker and Woody will serve until the 1999 Annual Meeting of Stockholders.

   The Company's Certificate of Incorporation and Bylaws provide for the indemnification of, and advancement of expenses to, directors and officers of the Company. The Company has entered into agreements to provide indemnification for its directors and certain officers in addition to the indemnification provided for in the Certificate of Incorporation.

   The Company intends to appoint at least one additional independent member to its Board of Directors following the completion of the Offering.

COMMITTEES

   The Board of Directors intends to establish an Audit Committee and a Nominating and Compensation Committee. The Audit Committee will recommend the independent accountants appointed by the Board of Directors to audit the financial statements of the Company, which includes an inspection of the books and accounts of the Company, and will review with such accountants the scope of their audit and their report thereon, including any questions and recommendations that may arise relating to such audit and report of the Company's internal accounting and auditing procedures. The Nominating and Compensation Committee will review and approve the compensation of executive officers, evaluate possible director nominees and make recommendations concerning such nominees to the Board of Directors, and recommend to the Chairman and the Board the composition of the Board committees and nominees for officers of the Company.

DIRECTOR COMPENSATION

   The Company intends to pay directors of the Company who are not employed by the Company an annual retainer fee at the rate of $12,000 per year, $1,000 for each meeting of the Board of Directors attended and $1,000 for each committee meeting attended.

   In addition, all directors will receive on an annual basis mandatory stock option grants under the 1996 Director Stock Option Plan for serving on the Board. Five-year options to purchase 5,000 shares of Common Stock will be automatically granted to each director on July 1 of each year, starting July 1, 1997, at an option exercise price equal to the closing price of the Common Stock on such date. Existing directors will, upon the organization of the Company, each be granted five-year options to purchase 10,000 shares of Common Stock, all of which will be immediately exercisable, at an option exercise price equal to the initial public offering price. Additionally, directors appointed to the Board in the future will be granted options to purchase 10,000 shares of Common Stock when they are appointed to the Board, at an option exercise price equal to the closing price of the Common Stock on the date of their appointment to the Board.

SUMMARY COMPENSATION TABLES

   The following table shows remuneration paid or accrued by the Company during the year ended December 31, 1995 and for each of the two preceding years, to the Chief Executive Officer and to each of the four most highly compensated executive officers of the Company, other than the Chief Executive Officer, for services in all capacities while they were employees of the Company, and the capacities in which the services were rendered.

                                 SALARY       BONUS
NAME                    YEAR       ($)         ($)
- ----                    ----     ------       -----
Dale S. Baker(1)        1995     237,500     118,750
                        1994     175,000        --
                        1993     175,000        --

Harold M. Woody(2)      1995     212,500     106,250
                        1994     175,000        --
                        1993     175,000        --

Michael A. Saso(3)      1995     125,000      62,500
                        1994       8,231        --

Joseph E. Civiletto     1995     130,000      65,000
                        1994      90,000        --
                        1993      80,000        --

James D. Innella(3)     1995     125,000      62,500
                        1994       9,105         --

(1) Mr. Baker also receives $5,000 per year for life insurance premiums. See "--Employment Agreements" below.

(2) During 1993 and 1994, Mr. Woody was employed by Japan Fleet Service(S) Pte. Ltd. ("JFS"). The compensation set forth above was paid to JFS in return for Mr. Woody's services.

(3) Compensation for 1994 reflects one month of service.

   No long-term compensation awards were made to management during the three years ended December 31, 1995.

   During 1994, Messrs. Baker, Woody, Civiletto and Innella received payments of $250,000, $75,000, $50,000 and $25,000, respectively, in connection with and as a result of the acquisition of ASC by the Company. Additionally, see "Certain Transactions" and "Principal Stockholders" for information regarding management's current ownership interest in the Company.

STOCK OPTION PLANS

   In connection with the organization of the Company, the Company's Board of Directors and shareholders will adopt two stock option plans (the "Plans"). Pursuant to the 1996 Director Stock Option Plan (the "Director Plan"), options to acquire a maximum of the greater of 150,000 shares or 2% of the number of shares of Common Stock outstanding may be granted to directors of the Company. Pursuant to the 1996 Stock Option Plan (the "1996 Plan"), options to acquire a maximum of the greater of 650,000 shares of Common Stock or 8% of the number of shares of Common Stock outstanding may be granted to executive officers, employees (including employees who are directors), independent contractors and consultants of the Company. Options to purchase 165,000 shares at an exercise price equal to the initial public offering price will be granted under the Plans, 94,999 of which will be immediately exercisable. See "Principal Stockholders."

   The Plans will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee will determine which persons will receive options and the number of options to be granted to such persons. The Director Plan also provides for annual mandatory grants of options to directors. See "Management--Director Compansation." The Compensation Committee will also interpret the provisions of the Plans and make all other determinations that it may deem necessary or advisable for the administration of the Plans.

   Pursuant to the Plans, the Company may grant Incentive Stock Options ("ISOs") as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and Non-Qualified Stock Options ("NQSOs"), not intended to qualify under Section 422(b) of the Code. The price at which the Company's Common Stock may be purchased upon the exercise of options granted under the Plans will be required to be at least equal to the per share fair market value of the Common Stock on the date particular options are granted. Options granted under the Plans may have maximum terms of not more than 10 years and are not transferable, except by will or the laws of descent and distribution. None of the ISOs under the Plans may be granted to an individual owning more than 10% of the total combined voting power of all classes of stock issued by the Company unless the purchase price of the Common Stock under such option is at least 110% of the fair market value of the shares issuable on exercise of the option determined as of the date the option is granted, and such option is not exercisable more than five years after the grant date.

   Generally, options granted under the Plans may remain outstanding and may be exercised at any time up to three months after the person to whom such options were granted is no longer employed or retained by the Company or serving on the Company's Board of Directors.

   Pursuant to the Plans, unless otherwise determined by the Compensation Committee, one-third of the options granted to an individual are exercisable upon grant, one-third are exercisable on the first anniversary of such grant and the final one-third are exercisable on the second anniversary of such grant. However, options granted under the Plans shall become immediately exercisable if the holder of such options is terminated by the Company or is no longer a director of the Company, as the case may be, subsequent to certain events which are deemed to be a "change in control" of the Company. A "change in control" of the Company generally is deemed to occur when (i) any person becomes the beneficial owner of or acquires voting control with respect to more than 20% of the Common Stock (or 35% if such person is a holder of Common Stock on the effective date of the Offering); (ii) a change occurs in the composition of a majority of the Company's Board of Directors during a two-year period, provided that a change with respect to a member of the Company's Board of Directors shall be deemed not to have occurred if the appointment of a member of the Company's Board of Directors is approved by a vote of at least 75% of the individuals who constitute the then existing Board of Directors; or (iii) the Company's stockholders approve the sale of all or substantially all of the Company's assets.

   ISOs granted under the Plans are subject to the restriction that the aggregate fair market value (determined as of the date of grant) of options which first become exercisable in any calendar year cannot exceed $100,000.

   The Plans provide for appropriate adjustments in the number and type of shares covered by the Plans and options granted thereunder in the event of any reorganization, merger, recapitalization or certain other transactions involving the Company.

EMPLOYMENT AGREEMENTS

   Effective December 2, 1994, the Company entered into an employment agreement with Mr. Baker (the "Employment Agreement"). The Employment Agreement provides for an annual base salary of $237,500 (to be increased annually by a cost of living adjustment). In addition, the Company agreed to provide Mr. Baker with all employee benefits established by the Company, and to pay Mr. Baker an additional sum of $5,000 per year for insurance premiums to maintain a whole life insurance policy. The Employment Agreement requires Mr. Baker to use his best efforts to perform the duties of President and Chief Executive Officer.

   Mr. Woody has an employment agreement with the Company to serve as Executive Vice President--Sales and Marketing, under which he is entitled to an annual base salary of $212,500 (to be increased annually by a cost of living adjustment), and all employee benefits established by the Company.


   The employment agreements between the Company and Messrs. Baker and Woody each provide for an initial term expiring on December 31, 1999. Thereafter, the respective agreements each shall run for successive one-year periods unless terminated by the Company upon six months' prior written notice, or by Messrs. Baker or Woody upon three months' prior written notice.

   Mr. Saso has an employment agreement with the Company to serve as Senior Vice President--Purchasing under which he is entitled to an annual base salary of $185,000 (to be increased annually by a cost of living adjustment), and all employee benefits established by the Company. The agreement provides for an initial term expiring on May 31, 2001, running for successive one-year terms thereafter, unless terminated by the Company upon six months' prior written notice, or by Mr. Saso upon three months' prior written notice.


   Mr. Civiletto has an employment agreement with the Company to serve as Vice President and Chief Financial Officer under which he is entitled to an annual base salary of $130,000 (to be increased annually by a cost of living adjustment), and all employee benefits established by the Company. The agreement provides for an initial term expiring on December 31, 1997, running for successive one-year terms thereafter, unless terminated by the Company upon six months' prior written notice, or by Mr. Civiletto upon three months' prior written notice.


   Mr. Innella has an employment agreement with the Company to serve as Vice President and Chief Operating Officer under which he is entitled to an annual base salary of $150,000 (to be increased annually by a cost of living adjustment), and all employee benefits established by the Company. The agreement provides for an initial term expiring on May 31, 2001, running for successive one-year terms thereafter, unless terminated by the Company upon six months' prior written notice, or by Mr. Innella upon three months' prior written notice.

   Each of Messrs. Baker, Woody, Saso, Civiletto and Innella has further agreed in his respective employment agreement that he shall refer to the Company all opportunities in the aerospace industry relating to parts purchasing, leasing, financing, repair, distribution and manufacturing, and aircraft purchasing, leasing and financing to which he might become exposed in carrying out his duties and responsibilities.

   Each of the employment agreements for Messrs. Baker, Woody, Saso, Civiletto and Innella also provides for participation in the Company's EBITDA Incentive Compensation Plan whereby each of them has the opportunity to earn an incentive bonus of between 20% and 50% of their base salary. Further, each of the employment agreements provides that in the event of (i) a change in the control of the Company including the vesting of decision-making authority in one of the Company's current principal stockholders; (ii) the sale of all or substantially all of the assets of the Company to a third party for which the executive officer does not continue in employment; or (iii) the merger or consolidation of the Company with an entity for which the executive officer does not continue in employment, the employment agreement shall be terminable by the executive officer upon 90 days' notice and one year's base salary shall be payable to the executive officer as a termination fee.

   Section 162(m) of the Code generally disallows an income tax deduction to public companies for compensation over $1.0 million paid in a year to any one of the chief executive officer or the four most highly compensated other executive officers, to the extent that this compensation is not "performance based" within the meaning of Section 162(m). As a result of this limitation, there can be no assurance that all of the compensation paid to the Company's executive officers in the future will be deductible.

                             CERTAIN TRANSACTIONS

   As of December 2, 1994, the Company entered into a 20-year lease with Aviation Properties, a Delaware general partnership ("Aviation Properties"), pursuant to which the Company leases its corporate headquarters and warehouse in Miami, Florida (the "Miami Property"). The Company makes annual payments under such lease in the amount of approximately $892,990. The sole partners of Aviation Properties are (i) AVAC Corporation, a Delaware corporation ("AVAC"), and (ii) J/T Aviation Partners, a Delaware general partnership ("J/T"). The sole stockholder and president of AVAC is Robert Alpert, a principal stockholder of the Company. J/T is also a principal stockholder of the Company. See "Principal Stockholders."

   Immediately prior to the effectiveness of the Registration Statement of which this Prospectus forms a part, the partners will each contribute their respective interests in the Partnership to the Company, which has been newly formed for the purpose of succeeding to the assets, liabilities and business of the Partnership. In exchange for Mr. Alpert's contribution, Mr. Alpert will receive 2,249,000 shares of Common Stock and in exchange for management's contribution, management, in the aggregate, will receive 675,000 shares of Common Stock. In exchange for J/T's contribution, J/T will receive (i) 1,501,000 shares of Common Stock, (ii) an amount equal to the net proceeds to be received by the Company from the Underwriters for 500,000 of the shares of Common Stock to be sold in the Offering ($8,743,000, at an assumed offering price of $19.00 per share) and
(iii) an amount equal to 15.38% of the proceeds received by the Company from the Underwriters for any shares of Common Stock sold pursuant to the exercise of the Underwriters' over-allotment option and to the extent such option is not exercised in full, 15.38% of the 487,500 shares of Common Stock subject to such option (up to 75,000 shares) which are not purchased by the Underwriters. See "Principal Stockholders."

   In connection with Aviation Properties' purchase of the Miami Property, the Company and Aviation Properties entered into a loan agreement (the "Loan Agreement") whereby the Company made a $2,465,519 loan to Aviation Properties, which loan bears interest at 8% per annum, with principal and interest due in a single payment on December 2, 2004.

   As of December 2, 1994, the Company entered into a six-year lease with Aviation Properties of Texas, a Delaware general partnership ("AVTEX"), pursuant to which the Company leases a warehouse in Pearland, Texas. The Company makes annual payments under such lease in the amount of $114,468. The sole partners of AVTEX are AVAC and J/T.

   The Company believes the terms of the Loan Agreement and the terms of the leases with Aviation Properties and AVTEX are no less favorable than could be obtained from an unaffiliated third party.

   The Company is obligated to pay a fee of $50,000 per quarter to an entity controlled by Mr. Alpert for consulting services. The Company's obligation to pay this fee will expire at the end of February 1997. The Company believes the terms of the consulting agreement are no less favorable than could be obtained from an unaffiliated third party.

   As of December 2, 1994, the Company entered into the Subordinated Debt Agreement with RCP Management L.P., a Texas limited partnership controlled by Mr. Alpert ("RCP"), Japan Fleet Service Co., Ltd., a Japanese corporation ("JFS Japan") and Tomen America, Inc., a New York corporation ("Tomen America") (collectively, RCP, JFS Japan and Tomen America are hereinafter, the "Lenders"). JFS Japan and Tomen Corporation ultimately own all of the partnership interests in J/T. Under the terms of the Subordinated Debt Agreement, the Lenders made a $7.0 million loan (the "Subordinated Debt") to the Company which is subordinated in the right of payment to the Acquisition Loans and which is to be repaid by the Company upon the earlier of (i) June 2, 2001, or (ii) the date which is six months after the Acquisition Loans have been paid in full. The Subordinated Debt bears interest at prime plus 5% and is payable quarterly (13.25% at March 31, 1996) and upon the earlier to occur of June 2, 2001 or the repayment of the Subordinated Debt in full, the Partnership will pay a facility fee of $350,000. The Company intends to repay the Subordinated Debt, and the related facility fee, in full with the net proceeds of the Offering. See "Use of Proceeds" and "Principal Stockholders."

   At January 1, 1995, Messrs. Baker, Woody, Saso, Civiletto and Innella were granted options (the "Options") by the partners of the Partnership (AVAC and J/T) to purchase an aggregate of 13.5% of the outstanding limited partnership interests in the Partnership for an exercise price greater than the fair market value of the interests in the Partnership at that date. At January 1, 1996, the Options were exercised in full by delivery to AVAC and J/T of full recourse promissory notes (the "Notes") in the aggregate principal amounts set forth below, representing the payment in full of the exercise price of the Options:


                           LIMITED PARTNER'S
                         PERCENTAGE INTEREST IN
                          PARTNERSHIPACQUIRED      PRINCIPAL AMOUNT
NAME                    UPON EXERCISE OF OPTIONS       OF NOTES
- ----                    ------------------------   ----------------
Dale S. Baker .......             6.0%               $638,678.75
Harold M. Woody  ....             4.0%                425,785.83
James D. Innella  ...             1.5%                159,669.69
Michael A. Saso  ....             1.5%                159,669.69
Joseph E. Civiletto               0.5%                 53,223.23

   Management's interests in the Partnership are subject to a first priority pledge to the lenders under the Credit Facility and a second priority pledge to AVAC and J/T to secure the repayment of their respective Notes. The Notes bear interest at the rate of 8.0% per annum, with principal and interest due and payable on the earlier of January 1, 2001 or from the net proceeds available upon the sale of any portion of the collateral securing the Notes. Immediately prior to the Offering, management will contribute their interests in the Partnership to the Company in exchange for shares of the Common Stock. At such time, management will pledge their shares of the Common Stock to secure the repayment of their respective Notes. The exercise price of the Options after giving effect to the exchange of Partnership interests for shares of Common Stock would have effectively been $2.13 per share. See "Principal Stockholders" for a description of the shares of Common Stock to be owned by each of the members of the Company's management after completion of the Offering.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of the date of this Prospectus, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by (a) each of the Company's directors, (b) all executive officers and directors of the Company as a group, and (c) all persons known by the Company to own beneficially more than 5% of the Company's Common Stock.

                                             SHARES BENEFICIALLY       SHARES BENEFICIALLY
                                                 OWNED PRIOR               OWNED AFTER
                                             TO THE OFFERING(1)          THE OFFERING(1)
                                          ------------------------  ------------------------
NAME                                         SHARES      PERCENT+      SHARES      PERCENT+
- ----------------------------------------  ------------  ----------  ------------  ----------
Robert Alpert(2)(7)                         2,259,000      50.1       2,259,000       29.1

J/T Aviation Partners(3)                    1,576,000      35.0       1,576,000       20.3

Dale S. Baker(4)(5)(7)                        310,000       6.9         310,000        4.0

Harold M. Woody(4)(7)                         210,000       4.7         210,000        2.7

Tim Watkins(6)(7)                              10,000         *          10,000          *

Kazutami Okui(6)(7)                            10,000         *          10,000          *

Sam Humphreys(7)                               10,000         *          10,000          *

Michael A. Saso(4)                             75,000       1.7          75,000          *

James D. Innella(4)(8)                         76,666       1.7          76,666          *

Joseph E. Civiletto(4)(9)                      28,333         *          28,333          *

All directors and executive officers as
  a group (9 persons)(6)(10)                2,988,999      65.5       2,988,999       38.2

- ----------
*   Less than one percent (1%)

+ Based upon 4,500,000 shares outstanding prior to the Offering and 7,750,000 shares outstanding after the Offering, plus all currently exercisable options, as applicable.

(1) Each person named in the table has the sole voting and investment power with respect to the shares beneficially owned.

(2) Shares are owned of record by three corporate entities controlled by Mr. Alpert.

(3) J/T is a general partnership with three general partners. The ultimate beneficial owners of the partnership interests in J/T are Tomen Corporation and Japan Fleet Service(S) Pte. Ltd. Assumes no exercise of the over-allotment option. If the over-allotment option is exercised in full, shares beneficially owned will be 1,501,000 (18.4% of the shares of Common Stock outstanding after the Offering). See "Certain Transactions" and Note 15 to Notes to the Company's Consolidated Financial Statements.

(4) Shares shown as beneficially owned, except for currently exercisable options, are pledged to secure payment of the Notes representing the purchase price paid for their interest in the Company. See "Certain Transactions."

(5) A portion of these shares (35,000 shares) are owned by the Dale S. Baker Family Limited Partnership.

(6) Messrs. Watkins and Okui disclaim beneficial ownership of the shares owned by J/T.

(7) Includes five-year options to purchase 10,000 shares at an option exercise price equal to the initial public offering price. See "Management--Director Compansation."

(8) Includes five-year options to purchase 1,666 shares at an option exercise price equal to the initial public offering price. Excludes five-year options to purchase 3,334 shares at an option exercise price equal to the initial public offering price, which options are not currently vested.

(9) Includes five-year options to purchase 3,333 shares at an option exercise price equal to the initial public offering price. Excludes five-year options to purchase 6,667 shares at an option exercise price equal to the initial public offering price, which options are not currently vested.

(10)Includes five-year options to purchase 64,999 shares at an option exercise price equal to the initial public offering price.

                         DESCRIPTION OF CAPITAL STOCK

   The Company's authorized capital consists of 30,000,000 shares of Common Stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). None of the Preferred Stock is outstanding.

COMMON STOCK

   Each holder of Common Stock is entitled to one vote for each share held of record on all matters presented to stockholders, including the election of directors. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after paying all debts and liabilities of the Company and the liquidation preferences of any outstanding Preferred Stock. The Common Stock has no preemptive rights or cumulative voting rights and no redemption, sinking fund or conversion provisions.

   Holders of Common Stock are entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available therefore, subject to the dividend and liquidation rights of any Preferred Stock that may be issued and outstanding and subject to any dividend restrictions in the Company's credit facilities. No dividend or other distribution (including redemptions or repurchases of shares of capital stock) may be made if after giving effect to such distribution, the Company would not be able to pay its debts as they become due in the usual course of business, or if the Company's total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a liquidation to satisfy the preferential rights of any holders of Preferred Stock. See "Dividend Policy."

   All of the shares offered hereby, when issued and sold, will be validly issued, fully paid and nonassessable.

   The transfer agent and registrar for the Common Stock will be The Trust Company of New Jersey.

PREFERRED STOCK

   The Board of Directors is authorized, without further stockholder action, to divide any or all shares of the authorized Preferred Stock into series and fix and determine the designations, preferences and relative rights and qualifications, limitations or restrictions thereon of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date of this Prospectus, the Board of Directors has not authorized any series of Preferred Stock, and there are no plans, agreements or understandings for the authorization or issuance of any shares of Preferred Stock. The issuance of Preferred Stock with voting rights or conversion rights may adversely affect the voting power of the Common Stock, including the loss of voting control to others. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company.

CERTAIN PROVISIONS OF THE CERTIFICATE AND BYLAWS

   GENERAL. A number of provisions of the Company's Certificate of Incorporation ("Certificate") and Bylaws ("Bylaws") concern matters of corporate governance and the rights of stockholders. Certain of these provisions, as well as the ability of the Board of Directors to issue shares of Preferred Stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which certain stockholders may deem to be in their best interests). To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the Common Stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the classified Board of Directors and the ability of the Board to issue Preferred Stock without further stockholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to stockholders of the Company. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of the Common Stock. The Board of Directors believes that these provisions are appropriate to protect the interests of the Company and all of its stockholders.


   ISSUANCE OF RIGHTS. The Certificate authorizes the Board of Directors to create and issue rights (the "Rights") entitling the holders thereof to purchase from the Company shares of capital stock or other securities. The times at which, and the terms upon which, the Rights are to be issued may be determined by the Board of Directors and set forth in the contracts or instruments that evidence the Rights. The authority of the Board of Directors with respect to the Rights includes, but is not limited to, the determination of (i) the initial purchase price per share of the capital stock or other securities of the Company to be purchased upon exercise of the Rights, (ii) provisions relating to the times at which and the circumstances under which the Rights may be exercised or sold or otherwise transferred, either together with or separately from, any other securities of the Company, (iii) antidilutive provisions which adjust the number or exercise price of the Rights or amount or nature of the securities or other property receivable upon exercise of the Rights, (iv) provisions which deny the holder of a specified percentage of the outstanding securities of the Company the right to exercise the Rights and/or cause the Rights held by such holder to become void, (v) provisions which permit the Company to redeem the Rights and (vi) the appointment of a rights agent with respect to the Rights.


   MEETINGS OF STOCKHOLDERS. The Bylaws provide that a special meeting of stockholders may be called only by the Board of Directors unless otherwise required by law. The Bylaws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting, unless otherwise provided by law. In addition, the Bylaws set forth certain advance notice and informational requirements and time limitations on any director nomination or any new business which a stockholder wishes to propose for consideration at an annual meeting of stockholders.

   NO STOCKHOLDER ACTION BY WRITTEN CONSENT. The Certificate provides that any action required or permitted to be taken by the stockholders of the Company at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders in lieu thereof.

   INDEMNIFICATION AND LIMITATION OF LIABILITY. The Bylaws provide that directors and officers of the Company shall be, and in the discretion of the Board of Directors non-officer employees may be, indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. The Bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right possessed or hereafter acquired under any bylaw, agreement, vote of stockholders or otherwise. The Certificate contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

   AMENDMENT OF THE CERTIFICATE. The Certificate provides that an amendment thereof must first be approved by a majority of the Board of Directors and (with certain exceptions) thereafter approved by the holders of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal; provided however, that the affirmative vote of 80% of the total votes eligible to be cast by holders of voting stock, voting together as a single class, is required to amend provisions relating to the establishment of the Board of Directors and amendments to the Certificate.

   AMENDMENT OF BYLAWS. The Certificate provides that the Bylaws may be amended or repealed by the Board of Directors or by the stockholders. Such action by the Board of Directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of the holders of at least two-thirds of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal at an annual meeting of stockholders or a special meeting called for such purposes, unless the Board of Directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal.

STATUTORY BUSINESS COMBINATION PROVISION


   The Company has elected that it will exclude itself from coverage of
Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or
(iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3 % of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined (with certain limited exceptions) as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

                       SHARES ELIGIBLE FOR FUTURE SALE

   After completion of this Offering, the Company will have 7,750,000 shares of Common Stock outstanding (8,162,500 if the Underwriters' overallotment option is exercised in full). Of these shares the 3,250,000 shares of Common Stock offered hereby (3,737,500 if the Underwriters' over-allotment option is exercised in full), will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company, as that term is defined in Rule 144, described below. All of the remaining 4,500,000 shares of Common Stock outstanding upon completion of this Offering are "Restricted Securities," as that term is defined in Rule 144 under the Securities Act.

   In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated in accordance with the Rule), including an affiliate of the Company, who has beneficially owned Restricted Securities for at least two years would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the outstanding shares of Common Stock or the reported average weekly trading volume in the over-the-counter market for the four weeks preceding the sale. Sales under Rule 144 are also subject to certain manner of sale restrictions and notice requirements and to the availability of current public information concerning the Company. Persons who have not been affiliates of the Company for at least three months and who have held their shares for more than three years are entitled to sell Restricted Securities without regard to the volume, manner of sale, notice and public information requirements of Rule 144.

   The Company, its executive officers, directors and stockholders have agreed that for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell, or otherwise dispose of, any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock, subject to certain exceptions.

   Beginning 180 days after the closing of the Offering, each of the current stockholders of the Company will generally have the right to require the Company to file a registration statement under the Securities Act in order to register an underwritten public offering of all or any part of the Restricted Securities held by it. In addition, in the event that the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, the current stockholders will be entitled to notice of such registration and be entitled to include its Restricted Securities in such registration, subject to certain marketing and other limitations.

   Prior to this Offering, there has been no market for the shares of Common Stock and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. The possibility that substantial amounts of shares of Common Stock may be sold in the public market may adversely affect prevailing market prices for the shares of Common Stock and/or may impair the Company's ability to raise equity capital in the future.

                                 UNDERWRITING

   Upon the terms and subject to the conditions of the Underwriting Agreement, dated the date hereof, each of the Underwriters named below has severally agreed to purchase from the Company, and the Company has agreed to sell to such Underwriter, the respective number of shares of Common Stock set forth opposite the name of such Underwriter.

UNDERWRITER                           NUMBER OF SHARES
- -----------                           ----------------
Smith Barney Inc. ....................
Alex. Brown & Sons Incorporated ......
Sanders Morris Mundy .................

                                        -----------
 Total ...............................   3,250,000
                                        ===========

   The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are purchased.

   The Underwriters propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares to certain dealers at a price
that represents a concession not in excess of $      per share under the
public offering price. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $      per share to certain other
dealers. The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 487,500 shares of the Common Stock at the price to public set forth on the cover page of this Prospectus minus the underwriting discount and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the Offering of the shares of Common Stock offered hereby. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each Underwriter's name in the preceding table bears to the total number of shares listed in such table.

   The Company, its executive officers, directors and stockholders have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell, or otherwise dispose of, any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock, subject to certain exceptions.

   The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

   Prior to the Offering, there has not been any public market for the Common Stock of the Company. Consequently, the initial public offering price for the shares of Common Stock included in the Offering has been determined by negotiations among the Company and the Representatives. Among the factors considered in determining such price were the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for the growth of the Company's revenues and earnings, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies that are comparable to the Company.

                                LEGAL MATTERS

   Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Akerman, Senterfitt & Eidson, P.A., Miami, Florida, and for the Underwriters by Latham & Watkins, New York, New York.

                                   EXPERTS

   The financial statements and schedule of the Partnership as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

   The combined financial statements of Aviation Sales Company (a division of Aviall Services, Inc.) as of November 30, 1994 and for the year ended December 31, 1993 and for the eleven months ended November 30, 1994, have been included in this prospectus and the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein or in the registration statement, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in accounting for post retirement benefits other than pensions in 1993.

                            ADDITIONAL INFORMATION

   This Prospectus constitutes a part of a Registration Statement filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits and schedules for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each such instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules forming a part thereof can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and should also be available for inspection and copying at the following regional offices of the Commission: 7 World Trade Center, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates.

                            AVIATION SALES COMPANY

                        INDEX TO FINANCIAL STATEMENTS

THE COMPANY
Report of Independent Certified Public Accountants .........................................      F-2

Consolidated Balance Sheets at December 31, 1994 and 1995 and March 31, 1996 (unaudited)  ..      F-3

Consolidated Statements of Income for the Three Years Ended December 31, 1995
  and the Three Months Ended March 31, 1995 and March 31, 1996 (unaudited) .................      F-4

Consolidated Statements of Partners' Capital for the Three Years Ended December 31, 1995  ..      F-5

Consolidated Statements of Cash Flows for the Three Years Ended December 31, 1995
  and the Three Months Ended March 31, 1995 and March 31, 1996 (unaudited) .................      F-6

Notes to Consolidated Financial Statements .................................................      F-8

AVIATION SALES COMPANY BUSINESS UNIT

Report of Independent Certified Public Accountants .........................................     F-22

Combined Balance Sheet at November 30, 1994 ................................................     F-23

Combined Statements of Operations and Changes in Aviall Investment for the
 December 31, 1993 and the Eleven Months Ended November 30, 1994  ..........................     F-24

Combined Statements of Cash Flows for the Year Ended December 31, 1993 and
the Eleven Months Ended November 30, 1994 ..................................................     F-25

Notes to Combined Financial Statements .....................................................     F-26

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners of
  ASC Acquisition Partners, L.P.:

   We have audited the accompanying consolidated balance sheets of ASC Acquisition Partners, L.P. (a Delaware Limited Partnership) and subsidiary, as of December 31, 1994 and 1995, and the related consolidated statements of income, partners' capital and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ASC Acquisition Partners, L.P. and subsidiary, as of December 31, 1994 and 1995, and the results of their operations and their changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Miami, Florida,
  February 19, 1996 (except with respect
  to the matters discussed in Note 16,
  as to which the date is May 2, 1996).

                ASC ACQUISITION PARTNERS, L.P. AND SUBSIDIARY

                         CONSOLIDATED BALANCE SHEETS

                                                               DECEMBER 31,
                                                       ---------------------------
                                                                                                        PRO FORMA
                                                                                        MARCH 31,        MARCH 31,
                                                           1994           1995             1996            1996
                                                       -----------    ------------    -------------   --------------
                                                                                       (UNAUDITED)      (UNAUDITED)
                                                                                                         (NOTE 15)
                       ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ........................   $  1,482,279    $    253,307    $     283,520    $     283,520
 Accounts receivable, net of allowance for doubtful
   accounts of $2,625,809 in 1994, $1,951,395 in
   1995 and $1,876,407 in 1996 (unaudited) ........     16,979,559      23,824,362       26,210,782       26,210,782
 Inventories (Note 1) .............................     52,765,203      48,956,682       53,347,383       53,347,383
 Prepaid expenses .................................         56,868          56,963          352,914          352,914
                                                      ------------    ------------    -------------    -------------
   Total current assets ...........................     71,283,909      73,091,314       80,194,599       80,194,599
                                                      ------------    ------------    -------------    -------------
SPARE PARTS ON LEASE, net of accumulated
  amortization of $69,444 in 1994, $1,024,904 in
  1995 and $1,327,148 in 1996 (unaudited) .........      9,930,556      11,697,151       11,394,907       11,394,907
                                                      ------------    ------------    -------------    -------------
FIXED ASSETS:
 Property and equipment (Note 7) ..................      2,224,159       3,121,702        3,484,303        3,484,303
 Less--Accumulated depreciation ...................       (749,203)     (1,259,658)      (1,414,219)      (1,414,219)
                                                      ------------    ------------    -------------    -------------
   Total fixed assets .............................      1,474,956       1,862,044        2,070,084        2,070,084
                                                      ------------    ------------    -------------    -------------
AMOUNTS DUE FROM AFFILIATES .......................      2,971,139       3,031,198        2,997,364        2,997,364
                                                      ------------    ------------    -------------    -------------
OTHER ASSETS:
 Deposits and other ...............................         20,043         682,469          795,422          795,422
 Deferred financing costs, net (Note 1) ...........      3,584,316       2,972,454        2,802,505        2,802,505
                                                      ------------    ------------    -------------    -------------
   Total other assets .............................      3,604,359       3,654,923        3,597,927        3,597,927
                                                      ------------    ------------    -------------    -------------
   Total assets ...................................   $ 89,264,919    $ 93,336,630    $ 100,254,881    $ 100,254,881
                                                      ============    ============    =============    =============
LIABILITIES, PARTNERS' CAPITAL AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable .................................   $  6,720,475    $ 10,453,278    $  10,495,062    $  10,495,062
 Accrued expenses .................................      3,744,722       4,080,634        2,878,691        2,878,691
 Accrued interest payable .........................        665,538         794,800          782,934          782,934
 Other liabilities, vendor-held parts (Note 9) ....      1,129,538       1,030,228          972,349          972,349
 Notes payable, current maturities--
  Senior (Note 8) .................................      5,000,000      10,000,000       10,000,000       10,000,000
  Other, revolver (Note 8) ........................      2,152,208          42,808        7,621,576        7,621,576
                                                      ------------    ------------    -------------    -------------
   Total current liabilities ......................     19,412,481      26,401,748       32,750,612       32,750,612
                                                      ------------    ------------    -------------    -------------
LONG-TERM LIABILITIES:
 Deferred income (Note 6) .........................        773,740         877,315          877,315          877,315
 Notes payable--
  Senior (Note 8) .................................     55,000,000      45,000,000       42,500,000       42,500,000
  Subordinated debt (Note 8) ......................      7,000,000       7,000,000        7,000,000        7,000,000
                                                      ------------    ------------    -------------    -------------
   Total long-term liabilities ....................     62,773,740      52,877,315       50,377,315       50,377,315
                                                      ------------    ------------    -------------    -------------
DUE TO PARTNERS (NOTE 15) .........................           --              --               --         10,136,600
                                                      ------------    ------------    -------------    -------------
COMMITMENTS AND CONTINGENCIES
 (Notes 11 and 12)
PARTNERS' CAPITAL .................................      7,078,698      14,057,567       17,126,954             --
                                                      ------------    ------------    -------------    -------------
STOCKHOLDERS' EQUITY:
 Preferred stock, $.01 par value, 1,000,000 shares
   authorized, none outstanding ...................           --              --               --               --
 Common stock, $.001 par value 30,000,000 shares
   authorized, 4,500,000 shares outstanding .......           --              --               --              4,500
 Additional paid-in capital .......................           --              --               --          6,985,854
                                                      ------------    ------------    -------------    -------------
   Total equity ...................................      7,078,698      14,057,567       17,126,954        6,990,354
                                                      ------------    ------------    -------------    -------------
   Total liabilities and partners' capital ........   $ 89,264,919    $ 93,336,630    $ 100,254,881    $ 100,254,881
                                                      ============    ============    =============    =============

              The accompanying notes are an integral part of these
                          consolidated balance sheets.

                ASC ACQUISITION PARTNERS, L.P. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF INCOME

                                                                                          FOR THE THREE MONTHS
                                           FOR THE YEARS ENDED DECEMBER 31,           ENDED MARCH 31,
                                     ----------------------------------------------   -----------------------------
                                         1993             1994             1995            1995            1996
                                     -------------   -------------    -------------   -------------   -------------
                                                                                       (UNAUDITED)     (UNAUDITED)
OPERATING REVENUES:
 Sales of aircraft parts, net ....   $ 23,428,896    $  27,799,227    $ 108,434,709    $ 26,961,969    $ 30,722,843
 Rentals from leases and other ...           --            391,752        5,368,174       1,488,841       2,175,303
                                     ------------    -------------    -------------    ------------    ------------
                                       23,428,896       28,190,979      113,802,883      28,450,810      32,898,146
COST OF SALES ....................     11,161,617       12,016,623       71,314,263      16,654,197      21,187,943
                                     ------------    -------------    -------------    ------------    ------------
                                       12,267,279       16,174,356       42,488,620      11,796,613      11,710,203
                                     ------------    -------------    -------------    ------------    ------------
OPERATING EXPENSES:
 Operating .......................      3,120,670        2,900,168        8,988,894       2,056,853       2,342,764
 Selling .........................      1,844,739        2,043,147        4,820,081       1,095,148       1,589,428
 General and administrative ......      4,199,120        5,167,245        8,640,423       2,294,962       2,328,851
 Depreciation and amortization ...        217,395          414,618        1,465,915         315,346         456,805
                                     ------------    -------------    -------------    ------------    ------------
                                        9,381,924       10,525,178       23,915,313       5,762,309       6,717,848
                                     ------------    -------------    -------------    ------------    ------------
INCOME FROM OPERATIONS ...........      2,885,355        5,649,178       18,573,307       6,034,304       4,992,355
OTHER (EXPENSES) INCOME:
 Other income ....................        202,822             --               --              --              --
 Interest expense, amortization of
   deferred financing costs
   and loan administration fees ..     (6,243,889)      (4,458,664)      (8,287,584)     (2,083,454)     (1,922,968)
                                     ------------    -------------    -------------    ------------    ------------
NET INCOME (LOSS) ................   $ (3,155,712)   $   1,190,514    $  10,285,723    $  3,950,850    $  3,069,387
                                     ============    =============    =============    ============    ============
PRO FORMA DATA
  (Unaudited) (Notes 14 and 15):
  Historical income before
  income taxes ...................                                    $  10,285,723    $  3,950,850    $  3,069,387
PRO FORMA ADJUSTMENT TO REFLECT
  INCOME TAXES ...................                                       (4,011,432)     (1,540,832)     (1,197,061)
                                                                      -------------    ------------    ------------
PRO FORMA NET INCOME .............                                    $   6,274,291    $  2,410,018    $  1,872,326
                                                                      =============    ============    ============
PRO FORMA NET INCOME
  PER SHARE ......................                                    $        1.25    $       0.48    $       0.37
                                                                      =============    ============    ============
PRO FORMA WEIGHTED AVERAGE SHARES
  OUTSTANDING ....................                                        5,000,000       5,000,000       5,000,000
                                                                      =============    ============    ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                ASC ACQUISITION PARTNERS, L.P. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

                 FOR THE THREE YEARS ENDED DECEMBER 31, 1995

                                                                                      AVIATION
                                              J/T            AJT                        SALES
                               RCP         AVIATION        CAPITAL        AVAC       MANAGEMENT
                           MANAGEMENT      PARTNERS       PARTNERS    CORPORATION      COMPANY         TOTAL
                          ------------   -----------    -----------   ------------    ---------    ------------
BALANCE AS OF
 DECEMBER 31, 1992 ....   $ 3,142,826    $ 2,901,070    $      --      $      --      $    --      $  6,043,896

  Net loss ............    (1,640,970)    (1,514,742)          --             --           --        (3,155,712)
                          -----------    -----------    -----------    -----------    ---------    ------------

BALANCE AS OF
 DECEMBER 31, 1993 ....     1,501,856      1,386,328           --             --           --         2,888,184

  Net income ..........       437,732        534,622         69,744        141,441        6,975       1,190,514

  Contribution of net
    assets of AJT .....    (1,939,588)    (1,790,389)     3,729,977           --           --              --

  Capital contributions          --        1,404,000           --        1,521,000       75,000       3,000,000
                          -----------    -----------    -----------    -----------    ---------    ------------

BALANCE AS OF
 DECEMBER 31, 1994 ....          --        1,534,561      3,799,721      1,662,441       81,975       7,078,698

  Net income ..........          --        3,850,975      2,057,145      4,171,889      205,714      10,285,723

  Distribution to
    partners ..........          --       (1,238,086)      (661,371)    (1,341,260)     (66,137)     (3,306,854)
                          -----------    -----------    -----------    -----------    ---------    ------------

BALANCE AS OF
 DECEMBER 31, 1995 ....   $      --      $ 4,147,450    $ 5,195,495    $ 4,493,070    $ 221,552    $ 14,057,567
                          ===========    ===========    ===========    ===========    =========    ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                ASC ACQUISITION PARTNERS, L.P. AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                   FOR THE THREE MONTHS
                                                    FOR THE YEARS ENDED DECEMBER 31,            ENDED MARCH 31,
                                               --------------------------------------------    ---------------------------
                                                    1993            1994           1995            1995           1996
                                               -------------   -------------   ------------    -----------    ------------
                                                                                               (UNAUDITED)    (UNAUDITED)
CASH FLOW FROM OPERATING
 ACTIVITIES:
 Net income (loss) .........................   $ (3,155,712)   $  1,190,514    $ 10,285,723    $ 3,950,850    $ 3,069,387
 Adjustments to reconcile net income (loss)
   to net cash provided by operating
   activities--
    Depreciation and amortization ..........      2,687,362       1,197,540       2,132,522        483,097        626,754
   Provision for doubtful accounts .........        155,000         110,000         360,000         75,000        160,000
   (Increase) decrease in accounts
     receivable, net .......................        383,852       1,261,264      (7,204,803)    (8,922,016)    (2,546,420)
   Decrease in notes receivable ............        276,396            --              --             --             --
   (Increase) decrease in inventories ......     10,056,688       3,616,958       4,330,960      2,582,931     (4,390,701)
   (Increase) decrease in prepaid expenses .        (28,544)        109,286             (95)      (110,661)      (295,950)
   (Increase) decrease in deposits .........         (2,263)        185,505        (662,426)       (89,001)      (112,953)
   Increase (decrease) in accounts payable,
     accrued expenses, vendor-held parts and
     deferred income .......................      2,569,618       4,432,342       4,740,341      2,393,311     (1,229,905)
                                               ------------    ------------    ------------    -----------    -----------
     Net cash provided by (used in)
       operating activities ................     12,942,397      12,103,409      13,982,222        363,511     (4,719,788)
                                               ------------    ------------    ------------    -----------    -----------
CASH FLOW FROM INVESTING
 ACTIVITIES:
 Purchase of certain assets of the Aviation
   Sales Company business unit .............           --       (44,076,495)     (1,060,538)          --             --
 Purchases of equipment, net ...............        (33,133)       (534,565)       (897,544)      (312,437)      (362,601)
 Purchase of spare parts on lease ..........           --              --        (2,722,054)          --             --
 Due from affiliates .......................           --        (2,465,519)        (60,059)        24,525         33,834
                                               ------------    ------------    ------------    -----------    -----------
     Net cash used in investing activities .        (33,133)    (47,076,579)     (4,740,195)      (287,912)      (328,767)
                                               ------------    ------------    ------------    -----------    -----------
CASH FLOW FROM FINANCING
 ACTIVITIES:
 Issuance of senior debt ...................           --        60,000,000          --             --
 Repayment of senior debt ..................           --              --        (5,000,000)          --       (2,500,000)
 Net issuance (repayment) of senior
   revolving facility ......................        333,445       1,818,763      (2,109,400)    (1,096,244)     7,578,768
 Repayment of senior notes payable .........    (13,001,807)    (23,180,282)           --             --             --
 Issuance of subordinated debt--
   AIS partnership .........................        200,000       4,200,000            --             --             --
 Repayment of senior and junior
   subordinated debt--AIS partnership ......           --       (11,400,000)           --             --             --
 Advances from partners--AIS partnership ...           --           376,364            --             --             --
 Repayments to partners--AIS partnership ...           --          (376,364)           --             --             --
 Issuance of subordinated debt--
   ASC partnership .........................           --         7,000,000            --             --             --
 Contributions from (distributions to)
   partners--ASC partnership ...............           --         3,000,000      (3,306,854)          --             --
 Payment of financing fees .................           --        (3,719,867)           --             --             --
 Payment of deferred fees ..................           --        (2,135,000)        (54,745)        (7,461)          --
 Repayments of other debt ..................        (11,670)        (11,461)           --             --             --
                                               ------------    ------------    ------------    -----------    -----------
     Net cash provided by (used in)
       financing activities ................    (12,480,032)     35,572,153     (10,470,999)    (1,103,705)     5,078,768
                                               ------------    ------------    ------------    -----------    -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS ..............................        429,232         598,983      (1,228,972)    (1,028,106)        30,213
CASH AND CASH EQUIVALENTS,
  beginning of period ......................        454,064         883,296       1,482,279      1,482,279        253,307
                                               ------------    ------------    ------------    -----------    -----------
CASH AND CASH EQUIVALENTS,
  end of period ............................   $    883,296    $  1,482,279    $    253,307    $   454,173    $   283,520
                                               ============    ============    ============    ===========    ===========

                ASC ACQUISITION PARTNERS, L.P. AND SUBSIDIARY

                                                                                                FOR THE THREE MONTHS
                                                   FOR THE YEARS ENDED DECEMBER 31,             ENDED MARCH 31,
                                              -------------------------------------------   ---------------------------
                                                  1993          1994             1995           1995            1996
                                              -----------  -------------     ------------   -----------     -----------
                                                                                             (UNAUDITED)    (UNAUDITED)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Purchase of net assets from Aviation
   Sales Company business unit--

  Accounts receivable  ...................    $    --       $ 14,184,533      $    --        $   --         $   --
  Inventories .............................        --         22,357,509         (522,439)       --             --
  Spare parts on lease ....................        --         10,000,000           --            --             --
  Fixed assets ............................        --            750,000           --            --             --
  Accounts payable ........................        --         (2,441,807)       1,582,977        --             --
  Deferred income .........................        --           (773,740)          --            --             --
                                              -----------   ------------     ------------    ----------     ----------
     Cash paid ............................   $    --       $ 44,076,495     $  1,060,538    $   --         $   --
                                              ===========   ============     ============    ==========     ==========
 Transfer of building to AVTEX--
  Net book value of building ..............   $    --       $  1,772,567     $     --        $   --         $   --
  Mortgage by AVTEX .......................        --         (1,266,947)          --            --             --
                                              -----------   ------------     ------------    ----------     ----------
     Due from affiliate ...................   $    --       $    505,620     $     --        $   --         $   --
                                              ===========   ============     ============    ==========     ==========
 Interest paid ............................   $ 3,712,578   $  4,231,428     $  7,717,005    $1,585,633     $1,725,588
                                              ===========   ============     ============    ==========     ==========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                  ASC ACQUISITION PARTNERS, L.P. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 (INFORMATION RELATED TO THE THREE MONTHS ENDING
                      MARCH 31, 1995 AND 1996 IS UNAUDITED)

NOTE 1--GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   ORGANIZATION AND OPERATIONS

   ASC Acquisition Partners, L.P. (ASC or the Partnership), a Delaware limited partnership, d/b/a Aviation Sales Company, was formed on November 30, 1994, by Aviation Sales Management Company (ASMC or the General Partner), a Delaware corporation, AJT Capital Partners, a Delaware general partnership d/b/a Aerospace International Services (AIS), AVAC Corporation (AVAC), a Delaware corporation, and J/T Aviation Partners (J/T), a Delaware general partnership. ASMC was incorporated on October 25, 1994. The shareholders of ASMC are AVAC and J/T. AIS was formed on February 28, 1992, between RCP Management L.P. (RCP or the Managing Partner), a Texas limited partnership, and J/T. The Partnership is engaged in the business of acquiring, maintaining, marketing and leasing aircraft and aircraft engine spare parts. The Partnership's products are distributed in the United States and abroad to commercial airlines, air cargo carriers, distributors, maintenance facilities, corporate aircraft operators and other aerospace companies.

   On December 2, 1994 (effective November 30, 1994), AIS contributed substantially all of its assets to the Partnership, and the Partnership assumed certain liabilities of AIS, in consideration for an equity position in the Partnership. For accounting purposes, the Partnership and AIS are considered related parties as the ultimate ownership interests of the Partnership interests are held by parties who own substantially the same ownership percentage of AIS. As a result, the combination was accounted for in a manner similar to a pooling of interest. Accordingly, the accompanying financial statements include the accounts and operations of AIS for the years ended December 31, 1993, 1994 and 1995, at the historical net book value of AIS and also include the historic results of operations of the business acquired from Aviall Services, Inc., as described below from December 1, 1994 through December 31, 1995. Prior to the combination with AIS, the Partnership did not have any operations.

   On December 2, 1994 (effective November 30, 1994), AIS transferred an office and warehouse building with a net book value of $1,772,567 to Aviation Properties of Texas (AVTEX), a Delaware general partnership which was formed on November 30, 1994 between AVAC and J/T; in addition, AVTEX assumed from AIS the mortgage liability of $1,266,947 on such facility and agreed to pay the Partnership $505,620. No gain or loss was recognized on this transaction. The Partnership entered into a six-year lease with AVTEX for use of the building for an annual use payment of $114,468 (see Note 12).

   On December 2, 1994 (effective November 30, 1994), the Partnership completed the acquisition of certain assets and assumed certain liabilities of the Aviation Sales Company business unit from Aviall Services, Inc. (the ASC Acquisition). The assets acquired include certain aircraft spare parts inventory, certain aircraft spare parts leased to third parties, accounts receivable, property and equipment and other tangible assets. The Partnership also assumed certain obligations of Aviall Services, Inc., to former employees and certain trade liabilities. This acquisition was accounted for following the purchase method of accounting. As discussed further in Notes 3 and 8, on December 2, 1994, the Partnership entered into a credit agreement with four banks providing $60,000,000 in term loans and up to $20,000,000 under a revolving credit facility. The Partnership used $65,400,517 borrowed pursuant to this credit agreement together with $3,000,000 in partner contributions and $7,000,000 of new subordinated debt payable to partners of the Partnership to fund the ASC Acquisition and to retire existing debt assumed from AIS.

   On February 28, 1992, AIS acquired certain aircraft spare parts inventory owned by Eastern Air Lines, Inc. (the EAL Inventory) and certain outstanding accounts receivable for $55,165,000. AIS

                  ASC ACQUISITION PARTNERS, L.P. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                 (INFORMATION RELATED TO THE THREE MONTHS ENDING
                      MARCH 31, 1995 AND 1996 IS UNAUDITED)

NOTE 1--GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING
        POLICIES:--(CONTINUED)

financed the acquisition with a combination of capital contributions and the issuance of senior and subordinated indebtedness. Eastern Air Lines, Inc.
(EAL), had previously filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. The EAL Inventory consisted of avionics and electrical components, flight control units and landing gear, airframe parts, interior furnishings, rotables and expendable parts.

   INTERIM CONDENSED FINANCIAL STATEMENTS

   In the opinion of the management of ASC, the accompanying unaudited condensed consolidated financial statements of ASC and subsidiary contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of ASC as of March 31, 1996, and the results of its operations for the three months ended March 31, 1995 and 1996. The results of operations and cash flows for the three months ended March 31, 1996 are not necessarily indicative of the results of operations or cash flows which may be reported for the remainder of 1996.

   The accompanying unaudited interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission for reporting on Form 10-Q. Pursuant to such rules and regulations, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.

   ACCOUNTING ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

   PRINCIPLES OF CONSOLIDATION

   The accompanying consolidated financial statements include the accounts of ASC and its 99% owned subsidiary, Aviation Sales Leasing Company, L.P.
(ASLC), a Delaware limited partnership. All significant intercompany transactions and balances have been eliminated.

   CASH AND CASH EQUIVALENTS

   The Company considers all deposits with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents at December 31, 1994 and 1995, include cash held by ASC in demand deposit accounts.

   REVENUE RECOGNITION

   Sales of aircraft spare parts are recognized as revenues when the product is shipped and title has passed to the customer. The Partnership records reserves for estimated sales returns in the period sales are made.

                  ASC ACQUISITION PARTNERS, L.P. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                 (INFORMATION RELATED TO THE THREE MONTHS ENDING
                      MARCH 31, 1995 AND 1996 IS UNAUDITED)

NOTE 1--GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING
        POLICIES:--(CONTINUED)

   INVENTORIES

   Inventories, which consist primarily of aviation parts, are stated at the lower of cost or market. In instances where bulk purchases of inventory items are made, cost is determined on the specific identification basis and is based upon an allocation by management of the bulk purchase price to the individual components. Expenditures required for the recertification of parts are capitalized as inventory cost as incurred and are expensed as the parts associated with the recertification are sold.

   SPARE PARTS ON LEASE

   The Partnership, primarily through ASLC, leases spare part inventories to the airline industry on a worldwide basis through operating leases. Operating lease income is recognized on a straight-line basis over the term of the underlying leases. The cost of spare parts on lease are amortized, principally on a straight-line basis, down to the estimated remaining net realizable value over the lease term or the economic life of the spare parts inventory.

   PROPERTY AND EQUIPMENT

   For financial reporting purposes, the Partnership provides for depreciation of property and equipment using the straight-line method at annual rates sufficient to amortize the cost of the assets during their estimated useful lives. For tax purposes, the Partnership generally uses accelerated depreciation methods.

   Maintenance and repair expenditures are charged to expense as incurred, and expenditures for betterments and major renewals are capitalized. The carrying amounts of assets which are sold or retired and the related accumulated depreciation are removed from the accounts in the year of disposal, and any resulting gain or loss is reflected in income. Such gains or losses were not significant during the years ended December 31, 1993, 1994 and 1995 and for the quarter ended March 31, 1996.

   AMORTIZATION

   The costs associated with obtaining financing for the Partnership's acquisitions are included in the accompanying balance sheets as deferred financing costs and are being amortized over the initial terms of the loans to which such costs relate. Amortization expense for the years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1995 and 1996 (unaudited) was $2,354,248, $781,103, $666,607, $167,751 and $169,949,
respectively.

   INCOME TAXES

   The Partnership does not pay income taxes (see Note 14). The Partnership agreement provides that distributions to the partners for taxes can be made from available funds on a quarterly basis. The senior loan agreement prohibits distributions to the partners should the Partnership be in noncompliance with certain loan covenants.

   RECLASSIFICATIONS

   Certain reclassifications have been made to the prior-year financial statements to conform to current-year presentations.

                  ASC ACQUISITION PARTNERS, L.P. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               (INFORMATION RELATED TO THE THREE MONTHS ENDING
                    MARCH 31, 1995 AND 1996 IS UNAUDITED)

NOTE 2--INITIAL PARTNERSHIP CAPITALIZATION:

   The Partnership was formed on November 30, 1994 and was capitalized as follows: (a) $75,000 initial cash contribution from ASMC for a two percent general partner interest, (b) $1,521,000 initial cash contribution from AVAC for a 40.56 percent limited partner interest, (c) $1,404,000 initial cash contribution from J/T for a 37.44 percent limited partner interest and $3,729,977 net asset contribution from AIS for a 20 percent limited partner interest.

NOTE 3--ACQUISITIONS:

   On December 2, 1994 (effective November 30, 1994), the Partnership completed the ASC Acquisition for an estimated purchase price of $47,292,042, of which $44,076,495 was paid in cash, $1,632,570 of accrued liabilities and deferred income were assumed and $1,582,977 was claimed by the seller to be payable to the seller. At December 31, 1994, the Partnership recorded $1,582,977 of accrued liability relating to an additional purchase price claimed by the seller. In August 1995, the seller and the Partnership agreed to a reduced amount of additional purchase price of $1,060,538. The $522,439 reduction in purchase price was allocated to the assets acquired and liabilities assumed during 1995.

   In connection with the ASC Acquisition, the Partnership: (a) received contributions from partners of $3,000,000, (b) issued senior notes payable to banks (including senior revolving loans) of $65,400,517 and (c) issued subordinated debt to partners of $7,000,000. In addition, the Partnership used a portion of these proceeds to retire senior and subordinated debt it had assumed from AIS as follows: (a) retirement of senior notes payable of $15,575,504, and (b) retirement of subordinated debt, junior subordinated debt and advances from partners of $11,776,364.

   The following presents the unaudited pro forma results of operations of the Partnership for the years ended December 31, 1994 and 1993, as if the ASC Acquisition had occurred on January 1, 1993 (in thousands):

                                                      YEAR ENDED DECEMBER 31,
                                                    ---------------------------
                                                       1993              1994
                                                    ---------          --------
                                                            (UNAUDITED)
Pro forma operating revenues ..............         $ 102,535          $ 89,335
                                                    =========          ========
Restructuring charge ......................         $ (49,103)         $ (4,450)
                                                    =========          ========
Pro forma net loss ........................         $ (52,315)         $ (6,737)
                                                    =========          ========

   The pro forma results are based on the historic accounting results of the Partnership assuming the Partnership had completed the ASC Acquisition on January 1, 1993, and assumes (a) the issuance of approximately $44,076,000 of senior bank loans, the proceeds of which were used principally to make such acquisition, (b) the elimination of historical interest expense recorded by the Aviation Sales Company business unit from Aviall Services, Inc., (c) the elimination of historical depreciation expense on the office and warehouse facility located in Miami, Florida, (d) rental expense on this office and warehouse facility pursuant to the lease agreement with an affiliate of the Partnership, and (e) the elimination of general and administration expenses in excess of the amounts estimated to be incurred by the Partnership operating the combined business as if such transactions had occurred on January 1, 1993 (unaudited). In addition, the historical results of operations of the Aviation Sales Company business unit for the year ended December 31, 1993 include a $60,163,000 restructuring provision to write down

                  ASC ACQUISITION PARTNERS, L.P. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                 (INFORMATION RELATED TO THE THREE MONTHS ENDING
                      MARCH 31, 1995 AND 1996 IS UNAUDITED)

NOTE 3--ACQUISITIONS:--(CONTINUED)

inventory and other assets to estimated realizable value, to write off goodwill and to record severance and incentive compensation to certain groups of employees (unaudited). The pro forma financial information for the year ended December 31, 1993 reflects the elimination of $11,060,000 of the $60,163,000 restructuring provision related to severance and incentive pay and the write-off of goodwill (unaudited). The pro forma results presented above are not necessarily indicative of the actual results that would have occurred had the acquisition actually taken place at the beginning of the period presented. In addition, the pro forma results are not intended to be projections of future results of combined operations.

   Effective November 30, 1994, the Partnership assigned its rights to acquire the building and warehouse facility of Aviation Sales Company, located in Miami, Florida, to Aviation Properties (AVPROP), a Delaware general partnership which was formed on November 30, 1994, between AVAC and J/T. The acquisition price paid by AVPROP for the building was $7,100,000. AVPROP purchased this facility on December 2, 1994 for a total price of $7,465,519, including acquisition-related expenses of $365,519. AVPROP financed the purchase price with an interest-bearing note payable to the Partnership of $2,465,519, which bears interest at 8 percent per year with principal and interest due in a single payment on December 2, 2004, and a $5,000,000 loan from AVAC and J/T. The Partnership entered into a 20-year lease, as amended, with AVPROP for use of the building for an annual use payment of $892,990 (see Note 12).

NOTE 4--ACCOUNTS RECEIVABLE:

   The Partnership distributes products in the United States and abroad to commercial airlines, air cargo carriers, distributors, maintenance facilities, corporate aircraft operators and other aerospace companies. The Partnership's credit risks consist of accounts receivable from customers in the aviation industry. The Partnership performs periodic credit evaluations of its customers' financial conditions and provides allowances for doubtful accounts as required. No single customer represents greater than 10 percent of total revenues for the years ended December 31, 1993, 1994 or 1995.

NOTE 5--INVENTORY ACQUIRED FROM SALES AGENT:

   At the time it acquired the EAL Inventory, AIS entered into a management agreement with a third party sales agent to provide certain sales and marketing and related support services to AIS on a percentage of cost reimbursement basis. The sales agent's responsibilities were subject to certain price controls and criteria established by AIS. The management agreement had an initial term of five years with extensions for additional consecutive one-year periods.

   On February 28, 1992, AIS advanced $7,500,000 to the sales agent and charged the sales agent for reimbursement of fully earned facility fees of $375,000 in exchange for a note receivable of $7,875,000 from the sales agent (the Secured Loan). The Secured Loan bore interest at prime plus 2 1/2 percent and was secured by significantly all of sales agent's assets. In addition to the Secured Loan, AIS advanced the sales agent $750,000 for short-term working capital requirements.

   On March 18, 1993, the sales agent filed a petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey. Subsequently, on September 7, 1993, the sales agent's bankruptcy petition was converted to a Chapter 7 liquidation. On April 27, 1993, prior to appointment of a trustee, the debtor in possession for the estate of the sales

                  ASC ACQUISITION PARTNERS, L.P. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                 (INFORMATION RELATED TO THE THREE MONTHS ENDING
                      MARCH 31, 1995 AND 1996 IS UNAUDITED)

NOTE 5--INVENTORY ACQUIRED FROM SALES AGENT:--(CONTINUED)

agent filed an adversary complaint against AIS in the United States Bankruptcy Court claiming that certain contract termination and incentive fees were due to the sales agent relating to the termination of the management agreement. Although the management of the Partnership believed the claim to be without merit, in order to resolve this matter, on January 22, 1996, the Partnership purchased this claim from the bankruptcy estate of the sales agent for $12,000. On August 4, 1993, AIS was the successful bidder at a bankruptcy auction for all of the inventories of the sales agent, which inventories were conveyed to AIS by bill of sale dated August 11, 1993 in settlement of the outstanding note receivable from the sales agent. In connection with the bankruptcy and liquidation and lawsuits with the sales agent, the Partnership incurred contract termination costs of $966,302, $104,843 and $316,093, respectively, for the years ended December 31, 1993, 1994 and 1995, which are included in general and administrative expense.

NOTE 6--SPARE PARTS ON LEASE:

   In connection with the ASC Acquisition, the Partnership acquired certain aircraft spare parts and assumed leases to third parties pursuant to noncancelable operating leases ranging from three to five years. Additionally, during 1995 the Partnership purchased certain aircraft spare parts from a third party and leased back the inventory to the same party. The leases generally provide for residual payments to the Partnership should the parts be damaged or unlocatable at the expiration of the lease term. The cost and accumulated amortization of the spare parts under the leases were as follows:

                                  DECEMBER 31,     DECEMBER 31,       MARCH 31,
                                      1994             1995             1996
                                  -----------      -----------      -----------
                                                                    (UNAUDITED)
Aircraft spare parts at cost      $10,000,000      $12,722,055      $12,722,055
Accumulated amortization  ....        (69,444)      (1,024,904)      (1,327,148)
                                  -----------      -----------      -----------
                                  $ 9,930,556      $11,697,151      $11,394,907
                                  ===========      ===========      ===========

   At December 31, 1994 and 1995, $9,930,556 and $9,316,198, respectively, of spare part on lease were maintained in the Far East.

   Deposits of $773,740 and $877,315 received from the lessees are recorded as deferred income in the accompanying December 31, 1994 and 1995 consolidated balance sheets and will be applied in connection with final settlement of these leases.

   Future minimum lease receivables under these leases are as follows:

 YEAR ENDING DECEMBER 31,
- -------------------------
  1996 ...............................................                $5,238,208
  1997 ...............................................                 1,878,495
  1998 ...............................................                   515,000
  1999 ...............................................                   510,000
  2000 ...............................................                   510,000
  Thereafter .........................................                   869,833
                                                                      ----------
                                                                      $9,521,536
                                                                      ==========

                  ASC ACQUISITION PARTNERS, L.P. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                 (INFORMATION RELATED TO THE THREE MONTHS ENDING
                      MARCH 31, 1995 AND 1996 IS UNAUDITED)

NOTE 7--PROPERTY AND EQUIPMENT:

   Property and equipment consisted of the following:

                              DECEMBER 31,            MARCH 31,
                      ---------------------------   ------------
                           1994          1995           1996       USEFUL LIVES
                      ------------- -------------   ------------   ------------
                                                     (UNAUDITED)
Furniture, fixtures
  and equipment ....    $2,224,159     $3,121,702    $3,484,303     3-7 years
                        ==========     ==========    ==========

NOTE 8--NOTES PAYABLE AND LONG-TERM DEBT:

   At December 31, 1994 and 1995 and at March 31, 1996, notes payable and long-term debt consisted of the following:

                                                     DECEMBER 31,                                 MARCH 31,
                              ---------------------------------------------------------  ---------------------------
                                          1994                        1995                          1996
                              ---------------------------  ----------------------------  ---------------------------
                                                WEIGHTED                     WEIGHTED                       WEIGHTED
                                                AVERAGE                       AVERAGE                       AVERAGE
                                                INTEREST                     INTEREST                       INTEREST
                                  AMOUNT         RATE          AMOUNT          RATE           AMOUNT          RATE
                              -------------- -----------    -------------   ----------    --------------   ----------
                                                                                                   (UNAUDITED)
Senior bank loans--
 Term Loan--A ..............    $45,000,000        9.5%      $ 40,000,000       10.33%      $ 37,500,000       9.83%
 Term Loan--B ..............     15,000,000       10.0%        15,000,000       10.83%        15,000,000      10.33%
 Revolving credit facility        2,152,208        9.5%            42,808          --          7,621,576       9.78%
Subordinated debt due
  to partners of ASC .......      7,000,000       13.0%         7,000,000       13.83%         7,000,000      13.33%
Less--Current maturities  ..     (7,152,208)                  (10,042,808)                   (17,621,576)
                                -----------                  ------------                   ------------
Net long-term debt .........    $62,000,000                  $ 52,000,000                   $ 49,500,000
                                ===========                  ============                   ============

   Term Loan A is repayable in 18 consecutive equal quarterly installments of $2,500,000 commencing on August 31, 1995, with the final installment due November 30, 1999. Term Loan A bears interest at prime plus 1.5 percent. Term Loan B, in the original principal amount of $15,000,000, bears interest at prime plus 2 percent. Term Loan B is repayable in two equal installments of $7,500,000 each, due on May 31, 2000, and November 30, 2000. The revolving credit facility provides working capital of up to $20,000,000 to the Partnership with interest at prime plus 1.5 percent, subject to an availability calculation of the Partnership's eligible borrowing base. In addition, the Partnership is required to make mandatory repayments from excess cash flows as defined. The eligible borrowing base includes certain receivables and inventories of the Partnership. The revolving credit facility terminates on November 30, 1999. At December 31, 1995 and March 31, 1996, the Partnership had availability under the revolving credit facility of approximately $19.0 and $11.8 million, respectively. The credit facility contains certain financial covenants regarding the financial performance of the Partnership, certain reporting requirements, a limitation on the amount of annual capital expenditures and limitations on the incurrence of additional debt and provides for the suspension of the revolving credit facility and repayment of all debt in the event of a material adverse change in the business or the general partner or a change in control. Substantially all of the Partnership's assets are pledged as collateral for amounts borrowed pursuant to the credit facility.

                  ASC ACQUISITION PARTNERS, L.P. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                 (INFORMATION RELATED TO THE THREE MONTHS ENDING
                      MARCH 31, 1995 AND 1996 IS UNAUDITED)

NOTE 8--NOTES PAYABLE AND LONG-TERM DEBT:--(CONTINUED)

   On December 1, 1994, the Partnership entered into an agreement which provides that the prime interest rate on $30,000,000 of senior term loans will not exceed 9 percent through December 2, 1997. In exchange for this interest rate limitation, the Partnership agreed to make quarterly payments to its lenders ranging from $57,000 to $186,000, depending on the level of the prime rate, as defined. Quarterly payments totaling $228,000 and $57,000 were made during 1995 and the first quarter of 1996, which are included in interest expense in the accompanying consolidated statements of income.

   The Partnership entered into a subordinated loan agreement (the Subordinated
Debt) on December 2, 1994, whereby the Partnership borrowed $7,000,000 from the partners which is payable in a single lump sum on the earlier of June 2, 2001, or six months after amounts borrowed pursuant to the credit facility have been paid in full (the Subordinated Debt). In December 1994, the Partnership paid arrangement and facility fees totaling $560,000 pursuant to the Subordinated Debt agreement which have been included in deferred financing costs. Upon the earlier to occur of June 2, 2001 or the repayment of the Subordinated Debt in full, the Partnership will pay to the partners an additional facility fee of $350,000, provided that, if the Subordinated Debt is prepaid in full prior to June 2, 1996, the Partnership will be released from its obligation to pay such facility fee. The Subordinated Debt agreement provides that amounts borrowed become due and payable should the Partnership default pursuant to the terms of the credit facility. The Subordinated Debt bears interest at prime plus 5 percent. During the years ended December 31, 1994 and 1995 and for the quarter ended March 31, 1996 the Partnership incurred interest expense of $84,389, $975,868 and $233,000, respectively, in connection with the Subordinated Debt.

   On December 9, 1993, AIS received $200,000 from its partners pursuant to the terms of a junior subordinated note which bore interest at prime plus 5 percent in order to pay certain obligations then due. During 1994, AIS received $4,576,364 from its partners which was used to fund a $3,000,000 deposit for the ASC Acquisition and to meet working capital needs. The obligations to repay the junior subordinated note and these cash advances were assumed by the Partnership and were repaid on December 2, 1994.

   In February 1992, AIS entered into two senior loan and security agreements (the Senior Loan Agreements) that provided funds for the acquisition of the EAL Inventory. Amounts outstanding at December 2, 1994 were assumed and repaid by the Partnership, and all liens were released.

   AIS entered into a subordinated loan and security agreement in February 1992 which was subsequently assumed and repaid in full by the Partnership. The four-year term note of $7,000,000 bore interest at prime plus 5 percent which was payable quarterly.

   On January 27, 1992, in connection with the acquisition of certain warehouse facilities, AIS entered into a promissory note totaling $1,300,000. The note matures January 27, 1997, bears interest at 8 percent and requires monthly payments of principal and interest. The loan is secured by a mortgage on certain land and warehouse/office facilities in Pearland, Texas. On November 30, 1994, AIS transferred the facility, net of the promissory note balance, to AVTEX, an affiliate of AIS. The Partnership entered into a long-term lease agreement with AVTEX for use of the facility (as discussed in Note 1).

NOTE 9--OTHER LIABILITIES, VENDOR-HELD PARTS:

   In connection with the acquisition of the EAL Inventory, AIS acquired certain identified aircraft inventories. These were acquired subject to outstanding mechanics' liens for repairs that were ongoing
                                      F-15

                  ASC ACQUISITION PARTNERS, L.P. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                 (INFORMATION RELATED TO THE THREE MONTHS ENDING
                      MARCH 31, 1995 AND 1996 IS UNAUDITED)

at the time of purchase. Management of AIS calculated these liens to total $3,059,318 at acquisition. These inventories are held by the vendors and are released to AIS or the Partnership upon settlement of the outstanding claims. At December 31, 1994 and 1995, management of AIS and the Partnership estimates that $1,129,538 and $1,030,228, respectively, of the vendor-held parts liability remained outstanding.

NOTE 10--RELATED-PARTY TRANSACTIONS:

   Under the terms of the ASC partnership agreement, AVAC is entitled to receive a fee of $50,000 per quarter for consulting services. Prior to December 2, 1994, under the terms of the AIS partnership agreement, the Managing Partner was entitled to receive a quarterly administrative fee of $50,000. Such fees have been accrued as general and administrative expense in the accompanying statements of income as incurred and have been paid through March 31, 1996.

   RCP is an issuer of subordinated debt to the Partnership. AVAC is an affiliated entity of RCP.

   Tomen America, Inc., is an issuer of subordinated debt to the Partnership. T/M Aviation (Japan), Inc., and TM Aviation (USA), Inc. hold an equity interest in J/T, a minority partner in the Partnership. TM Aviation (Japan), Inc., is a wholly owned subsidiary of Tomen Corporation. TM Aviation (USA), Inc. is a wholly owned subsidiary of Tomen America, Inc., which is a wholly owned subsidiary of Tomen Corporation.

   Japan Fleet Service Co. Ltd., a Japanese corporation (JFS Japan), is an issuer of subordinated debt to the Partnership and is an affiliate of J/T. Japan Fleet Service (Delaware), Inc. (JFS Delaware) is a wholly owned subsidiary of Japan Fleet Service (Europe) B.V. (JFS Europe) and holds an equity interest in J/T. JFS Europe is 60 percent owned by Japan Fleet Service(S) Pte Ltd. (JFS Singapore) and 40 percent owned by JFS Japan.

   JFS Delaware had an option to acquire the office and warehouse facility located in Pearland, Texas, along with any improvements thereon, for a price of $1,400,000. On December 2, 1994, the Partnership purchased JFS Delaware's option for $100,000.

   In accordance with a management agreement between AIS and RCP, all full-time, nontemporary personnel working for the benefit of AIS were employed through Aircraft Spare Parts, Inc. (ASPI), which is an affiliate of RCP. Effective December 2, 1994, ASMC replaced ASPI as the employer. The Partnership reimburses ASMC and, prior to December 2, 1994, AIS reimbursed ASPI for all of its related expenditures. During the years ended December 31, 1993 and 1994, Aircraft Spare Parts, Inc., was reimbursed by AIS approximately $2,994,234 and $3,259,127, respectively, for personnel-related costs. During 1994, ASMC was reimbursed approximately $404,274 by the Partnership.

NOTE 11--COMMITMENTS AND CONTINGENCIES:

   The Partnership is currently involved in various lawsuits and other contingencies arising out of operations in the normal course of business. In the opinion of management, the ultimate resolution of those claims and lawsuits will not have a material adverse effect on the financial position or results of operations of the Partnership.

   On July 29, 1994, AIS filed an action against the Brazoria County, Texas, Appraisal District seeking relief from ad valorem tax appraisals of certain property for tax years 1993 and 1994. On February 7,

                  ASC ACQUISITION PARTNERS, L.P. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                 (INFORMATION RELATED TO THE THREE MONTHS ENDING
                      MARCH 31, 1995 AND 1996 IS UNAUDITED)

NOTE 11--COMMITMENTS AND CONTINGENCIES:--(CONTINUED)

1995, a settlement was reached in the matter, and the appraised value on the property was reduced for 1993 and 1994. The settlement results in a reduction of 1993 property tax of $435,939 and a reduction of 1994 property tax of $33,964. This reduction in tax liability of $469,903 was recorded in general and administrative expense in 1994.

   Subsequently, on August 29, 1995, the Pearland ISD, City of Pearland and the County of Brazoria filed a cause of action against AIS seeking penalty and interest of approximately $86,000 on the settlement previously reached on February 7, 1995. Management of the Partnership believes that the settlement entered on February 7, 1995 addressed all matters and that penalty and interest are not due under the terms of the settlement. In the opinion of management, the ultimate resolution of these claims and lawsuits will not have a material effect on the financial position of the Partnership.

   On June 18, 1993, the estate of EAL filed an action against AIS claiming that certain errors were made by EAL in the calculation of credits received by AIS against the purchase of the EAL Inventory at closing on February 28, 1992. On February 25, 1994, the Partnership filed a counterclaim against the estate of EAL in United States Bankruptcy Court. In October 1994, the Partnership and EAL agreed to settle all claims and mutually release all parties. As a result of the settlement, the Partnership recorded additional general and administrative expenses of $869,081 in October 1994.

   The Partnership has certain employment agreements with officers and employees dated December 1994, which extend from three to five years and are renewable in one-year periods thereafter. The employment agreements provide that such officers and employees may earn bonuses of up to 50 percent of their base salaries provided the Partnership achieves certain financial operating results as defined. Further, each of the employment agreements provides that in the event of (i) a change in the control of the Partnership including the vesting of decision-making authority in one of the Partnership's current partners; (ii) the sale of all or substantially all of the assets of the Partnership to a third party for which the executive officer does not continue in employment; or (iii) the merger or consolidation of the Partnership with an entity for which the executive officer does not continue in employment, the employment agreement shall be terminable by the executive officer upon 90 days' notice and one year's base salary shall be payable to the executive officer as a termination fee.

   At January 1, 1995, five officers and employees of the Partnership were granted options (the "Options") by the partners of the Partnership to purchase an aggregate of 13.5% of the outstanding limited partnership interests in the Partnership for an aggregate exercise price of $1,437,027 which was greater than the fair market value of the interests in the Partnership at that date. At January 1, 1996, the Options were exercised in full by delivery to the partners of full recourse promissory notes representing the payment in full of the exercise price of the Options.

   The Partnership has purchase commitments to various airlines whereby the Partnership sells aircraft inventory as agent for such airlines. Pursuant to such agreements, the Partnership has commitments to various airlines requiring the Partnership to purchase a minimum amount of inventory from such airlines before February 1997. In the opinion of management, the Partnership's commitments will be realized through future sales of aircraft inventory owned by such airlines.

   Effective January 1, 1995, the Partnership established a qualified defined contribution plan for eligible employees. The Plan provides that employees may contribute up to the maximum percent of pretax earnings as allowed by the U.S. tax code and the Partnership may elect, at its discretion, to make contributions to the Plan in any year. The Partnership contributed approximately $197,000 to the Plan in 1995.

                  ASC ACQUISITION PARTNERS, L.P. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                 (INFORMATION RELATED TO THE THREE MONTHS ENDING
                      MARCH 31, 1995 AND 1996 IS UNAUDITED)

NOTE 11--COMMITMENTS AND CONTINGENCIES:--(CONTINUED)

   The Partnership does not provide retired employees any health or life insurance benefits.

NOTE 12--LEASES:

   The Partnership leases certain buildings and office equipment under operating lease agreements. The buildings are leased from affiliates of the Partnership. For the years ended December 31, 1993, 1994 and 1995, rent expense under these leases amounted to $103,957, $407,857 and $1,554,677, respectively. Minimum rental commitments under operating leases are as follows:

                            LEASE OBLIGATIONS    LEASE OBLIGATIONS
YEAR ENDING DECEMBER 31,    TO RELATED PARTIES   TO THIRD PARTIES
- ------------------------    ------------------   -----------------
  1996 ..................      $ 1,202,649           $405,643
  1997 ..................        1,202,649            191,550
  1998 ..................        1,202,649              --
  1999 ..................        1,202,649              --
  2000 ..................        1,202,649              --
  Thereafter ............       15,234,534              --
                               -----------           --------
                               $21,247,779           $597,193
                               ===========           ========

NOTE 13--DOMESTIC AND EXPORT SALES INFORMATION:

   Information about the Partnership's domestic and export sales for the three years ended December 31, 1995 follows (in thousands):

                          1993        1994         1995
                         -------     -------     --------
NET REVENUES BY
 GEOGRAPHICAL AREAS:
  United States  ....    $22,026     $25,864     $ 68,052
  Export sales-- ...
   Europe ...........      1,398       2,327       28,666
   Far East .........       --          --          7,525
   Latin America  ...          5        --          9,560
                         -------     -------     --------
                         $23,429     $28,191     $113,803
                         =======     =======     ========

NOTE 14--PRO FORMA DISCLOSURES (UNAUDITED):

   PRO FORMA INCOME TAXES

   As described in Note 1, the Partnership is not subject to income taxes. Assuming completion of the Offering (see Note 15), the net assets of the Partnership will be held by a C Corporation (New ASC) (see Note 15) and will be subject to Federal and State income taxes. Upon transfer of the net assets of the Partnership to New ASC, deferred income taxes reflecting the tax effect of temporary differences between the Partnership's book and tax basis of certain assets and liabilities will be charged to operations. A pro forma adjustment to reflect income taxes has been reflected in the accompanying 1995 consolidated statement of operations. Income taxes have been provided at the estimated effective rate of 39%.

                  ASC ACQUISITION PARTNERS, L.P. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                 (INFORMATION RELATED TO THE THREE MONTHS ENDING
                      MARCH 31, 1995 AND 1996 IS UNAUDITED)

NOTE 14--PRO FORMA DISCLOSURES (UNAUDITED):--(CONTINUED)

   PRO FORMA NET INCOME PER SHARE

   Pro Forma net income per share has been computed by dividing pro forma net income by the number of shares of New ASC the original partners of ASC will receive upon the completion of the Offering (for a discussion of the pro forma weighted average number of common shares outstanding, see Note 15).

  PRO FORMA SUPPLEMENTARY EARNINGS PER SHARE

   The pro forma supplementary earnings per share (before extraordinary items) for the year ended December 31, 1995 and the three months ended March 31, 1996, assuming the Offering was completed on January 1, 1995 and January 1, 1996, respectively, and all proceeds of the Offering were used to pay the $8,743,000 liability to J/T Aviation Partners (see Note 15) and retire outstanding debt, is $1.26 and $0.35 per share, respectively. The supplementary net income used to compute the pro forma supplementary earnings per share gives effect to the elimination of interest expense on the debt assumed retired, less the related income tax effect. The number of shares used to compute the supplementary net income per share is the total shares outstanding after the assumed Offering (See
Note 15).

NOTE 15--PROPOSED INITIAL PUBLIC OFFERING AND PRO FORMA FINANCIAL INFORMATION (UNAUDITED):

   Aviation Sales Company (the "Company"), a newly formed Delaware corporation which does not yet have any operations and has not yet been capitalized, will publicly offer 3,250,000 shares of its common stock. In addition, the Company will grant the underwriters a 30-day option to purchase up to 487,500 additional shares to cover over-allotments, if any.

   Immediately prior to the effectiveness of the Company's Registration Statement relating to the offering (the "Offering"), the partners, other than J/T Aviation Partners, will contribute to the Company their interest in the Partnership in exchange for 2,924,000 shares of the Company and J/T Aviation Partners will contribute to the Company its interest in the Partnership in exchange for (i) 1,501,000 shares of common stock of the Company, (ii) an amount equal to the proceeds to be received by the Company from the underwriters for 500,000 of the shares of common stock being sold by it and (iii) an amount equal to approximately 15.38% of the proceeds received by the Company from the underwriters for any shares of common stock sold pursuant to the exercise of the underwriters' over-allotment option and to the extent such option is not exercised in full, approximately 15.38% of the 487,500 shares of common stock subject to such option which are not purchased by the underwriters.

   The net proceeds from the offering are estimated to be $56,827,500, assuming an initial public offering price of $19.00 per share. Assuming an intial public offering price of $19.00 per share, $8,743,000 of such net proceeds will be paid to J/T Aviation Partners related to the sale of 500,000 shares of common stock as described above. The remaining net proceeds will be used to repay the outstanding debt balances.

   The pro forma balance sheet gives effect to the contribution by the partners of their interests in the Partnership in exchange for 4,500,000 shares of common stock (assuming that the underwriters' over-allotment option is not exercised). The pro forma balance sheet also sets forth the $8,743,000 liability that will be incurred by the Company related to the exchange of the J/T Aviation Partners interest as

                  ASC ACQUISITION PARTNERS, L.P. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                 (INFORMATION RELATED TO THE THREE MONTHS ENDING
                      MARCH 31, 1995 AND 1996 IS UNAUDITED)

NOTE 15--PROPOSED INITIAL PUBLIC OFFERING AND PRO FORMA FINANCIAL INFORMATION (UNAUDITED):--(CONTINUED)

described above, a $1,044,000 liability for the distribution to the partners of the Partnership of an amount equal to 34% of the Partnership's income before provision for income taxes for the three months ended March 31, 1996 and a $350,000 facility fee payable to the partners of the Partnership. The pro forma weighted average number of common shares outstanding of 5,000,000 assumes that the 4,500,000 shares to be issued to the partners, as described above, and the 500,000 shares of common stock the net proceeds in respect of which will be paid to J/T Aviation Partners were also outstanding in all periods.

NOTE 16--SUBSEQUENT EVENTS:

AMENDED CREDIT FACILITY

   In conjunction with the repayment of indebtedness from the proceeds of the Offering, the Company has entered into a letter of intent (the "Letter of Intent") to amend the credit facility (the "Amended Credit Facility"). The Amended Credit Facility will be comprised of (i) a term loan facility (the "Term Loan") in an original principal amount not to exceed $20.0 million and to be determined based on the application of the proceeds of the Offering, and (ii) a $50.0 million revolving loan, letter of credit and acquisition loan facility, subject to an availability calculation based on the eligible borrowing base (the "Revolving Credit Facility"). The letter of credit portion of the Revolving Credit Facility will be subject to a $10.0 million sublimit and the acquisition loan portion of the Revolving Credit Facility will be subject to a $30.0 million sublimit with the imposition of certain borrowing criteria based on the satisfaction of certain debt ratios. The unused portion of the acquisition loan portion of the Revolving Credit
Facility will expire on the second anniversary of the closing date of the Amended Credit Facility. The interest rate on the Amended Credit Facility will be, at the option of the Company, (i) prime plus a margin, or (ii) LIBOR plus a margin, where the margin determination is made based upon the Company's financial performance over the prior 12 month period (ranging from 0.25% to 1.25% in the event prime is utilized, or 1.75% to 2.75% in the event LIBOR is utilized). Upon consummation of the Offering, borrowings under the Amended Credit Facility will initially accrue interest at either prime plus 0.25% or LIBOR plus 1.75%.

   The Term Loan will amortize in equal quarterly installments and will terminate on December 1, 1999. Interim payments under the Revolving Credit Facility will be made daily from collections of the Company's accounts receivable and the Revolving Credit Facility will terminate on December 1, 1999. The Amended Credit Facility will contain similar financial and other covenants of the Company and similar mandatory prepayment events as set forth in the existing credit facility and is expected to be secured by a lien on substantially all of the assets of the Company. However, in contrast to the Credit Facility, the Amended Credit Facility will not require the application of excess cash flows. Events of default will also be similar to the credit facility; provided however that an event of default based on a change of control will pertain to a change in more than 50% of the members of the Company's Board of Directors in place on the closing date of the Amended Credit Facility.

STOCK OPTION PLANS

   In connection with the organization of the Company, the Company will adopt two stock option plans (the "Plans"). Pursuant to the 1996 Director Stock Option Plan (the "Director Plan"), options to acquire a maximum of the greater of 150,000 shares or 2% of the number of shares of Common Stock

                  ASC ACQUISITION PARTNERS, L.P. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                 (INFORMATION RELATED TO THE THREE MONTHS ENDING
                      MARCH 31, 1995 AND 1996 IS UNAUDITED)

NOTE 16--SUBSEQUENT EVENTS:--(CONTINUED)

then outstanding may be granted to directors of the Company. Pursuant to the 1996 Stock Option Plan (the "1996 Plan"), options to acquire a maximum of the greater of 650,000 shares of Common Stock or 8% of the number of shares of Common Stock then outstanding may be granted to executive officers, employees (including employees who are directors), independent contractors and consultants of the Company. Options to purchase 165,000 shares at an exercise price equal to the initial public offering price will be granted under the Plans, 94,999 of which will be immediately exercisable.

   The price at which the Company's Common Stock may be purchased upon the exercise of options granted under the Plans will be required to be at least equal to the per share fair market value of the Common Stock on the date particular options are granted. Options granted under the Plans may have maximum terms of not more than 10 years.

   Generally, options granted under the Plans may remain outstanding and may be exercised at any time up to three months after the person to whom such options were granted is no longer employed or retained by the Company or serving on the Company's Board of Directors.

   Pursuant to the Plans, unless otherwise determined by the compensation committee, one-third of the options granted under the Plans are exercisable upon grant, one-third are exercisable on the first anniversary of such grant and the final one-third are exercisable on the second anniversary of such grant. However, options granted under the Plans shall become immediately exercisable if the holder of such options is terminated by the Company or is no longer a director of the Company, as the case may be, subsequent to certain events which are deemed to be a "change in control" of the Company.

                         INDEPENDENT AUDITORS' REPORT

To the Partners of
ASC Acquisition Partners, L.P.:


   We have audited the accompanying combined balance sheet of Aviation Sales Company (a division of Aviall Services, Inc.) as of November 30, 1994 and the related combined statements of operations, changes in Aviall investment and cash flows for the year ended December 31, 1993 and the eleven-month period ended November 30, 1994. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.


   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


   In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Aviation Sales Company as of November 30, 1994, and the results of their operations and their cash flows for the year ended December 31, 1993 and the eleven-month period ended November 30, 1994, in conformity with generally accepted accounting principles.

   As discussed in note 10 to the combined financial statements, Aviation Sales Company changed its method of accounting for postretirement benefits other than pensions in 1993.


KPMG PEAT MARWICK LLP


Fort Lauderdale, Florida
  November 3, 1995

                            AVIATION SALES COMPANY

                            COMBINED BALANCE SHEET

                              NOVEMBER 30, 1994

                        (DOLLAR AMOUNTS IN THOUSANDS)

                                                                    NOVEMBER 30,
                                                                        1994
                                                                   -------------
                               ASSETS

Current assets:

 Cash .......................................................         $   748

 Accounts receivable, net ...................................          13,936

 Inventories, net ...........................................          23,260
                                                                      -------

   Total current assets .....................................          37,944
                                                                      -------

Property, plant and equipment, net ..........................           6,733

Spare parts on lease ........................................          10,000

Intangible assets, net ......................................            --

Other assets ................................................             661
                                                                      -------

   Total assets .............................................         $55,338
                                                                      =======

              LIABILITIES AND AVIALL INVESTMENT

Current liabilities:

 Accounts payable .............................................       $12,069

 Accrued expenses .............................................         2,652
                                                                      -------

   Total current liabilities ..................................        14,721
                                                                      -------

Other noncurrent liabilities ..................................         1,273

Commitments and contingencies

Aviall investment:

 Investment by and advances from Aviall .......................        39,344
                                                                      -------

   Total liabilities and Aviall investment ....................       $55,338
                                                                      =======

           See accompanying notes to combined financial statements.

                            AVIATION SALES COMPANY

                      COMBINED STATEMENTS OF OPERATIONS
                       AND CHANGES IN AVIALL INVESTMENT

                   FOR THE YEAR ENDED DECEMBER 31, 1993 AND
                  THE ELEVEN MONTHS ENDED NOVEMBER 30, 1994

                        (DOLLAR AMOUNTS IN THOUSANDS)

                                                                    1993        1994
                                                                 ---------    --------
Net sales ....................................................   $  79,156    $ 63,326
                                                                 ---------    --------

Costs and expenses:

 Cost of sales ...............................................      55,368      49,109

 Provision for excess and obsolete inventory .................      52,367       1,062

 Selling, general and administrative expenses ................      20,984      17,676

 Intercompany interest expense ...............................       3,157       2,572

 Other income ................................................        (309)       (508)
                                                                 ---------    --------

   Loss before income taxes and cumulative effect
     of change in accounting .................................     (52,411)     (6,585)

Income taxes .................................................        --          --
                                                                 ---------    --------

   Loss before cumulative effect of change in accounting .....     (52,411)     (6,585)

Cumulative effect of change in accounting, net of taxes ......        (193)       --
                                                                 ---------    --------

   Net loss ..................................................   $ (52,604)   $ (6,585)
                                                                 =========    ========

Changes in Aviall investment:

 Investment by and advances from Aviall at beginning of period     104,551      49,617

 Net loss ....................................................     (52,604)     (6,585)

 Net change in investment by and advances from Aviall ........      (2,330)     (3,688)
                                                                 ---------    --------

   Investment by and advances from Aviall at end of period ...   $  49,617    $ 39,344
                                                                 =========    ========

           See accompanying notes to combined financial statements.

                            AVIATION SALES COMPANY

                      COMBINED STATEMENTS OF CASH FLOWS
                 FOR THE YEAR ENDED DECEMBER 31, 1993 AND THE

                    ELEVEN MONTHS ENDED NOVEMBER 30, 1994

                        (DOLLAR AMOUNTS IN THOUSANDS)

                                                                               1993      1994
                                                                            ---------  --------
Net loss .................................................................. $(52,604)  $(6,585)
Adjustments to reconcile loss to net cash provided by operating activities:

   Depreciation and amortization ..........................................    2,474     2,406
  Write-off of goodwill ...................................................    4,005      --
  Write-off of leased inventory ...........................................    --        2,727
  Cumulative effect of accounting change ..................................      193      --
  Provision for doubtful accounts .........................................      471     1,377
  Provision for excess and obsolete inventory .............................   52,367     1,062
Changes in operating assets and liabilities:

 (Increase) decrease in receivables .......................................    1,576       (10)
 Decrease in inventories ..................................................    4,069     1,008
 Decrease (increase) in prepaid and other assets ..........................     (605)      109
 Increase (decrease) in accounts payable ..................................     (153)    3,309
 (Decrease) increase in accrued expenses ..................................      246      (251)
 Increase (decrease) in other noncurrent liabilities ......................    1,033       240
                                                                            --------   -------
     Net cash provided by operating activities ............................   13,072     5,392
                                                                            --------   -------
Cash flows from investing activities:

 Capital expenditures .....................................................  (14,214)   (1,386)
 Proceeds from disposal of property, plant and equipment ..................    --        --
 Other, net ...............................................................    1,843      (121)
                                                                            --------   -------
     Net cash used by investing activities ................................  (12,371)   (1,507)
                                                                            --------   -------
Cash flows from financing activities:

 Net decrease in investment by and advances from Aviall ...................   (2,330)   (3,688)
                                                                            --------   -------
     Net cash used in financing activities ................................   (2,330)   (3,688)
                                                                            --------   -------
Net increase (decrease) in cash ...........................................   (1,629)      197
Cash, beginning of period .................................................    2,180       551
                                                                            --------   -------
Cash, end of period ....................................................... $    551   $   748
                                                                            ========   =======

           See accompanying notes to combined financial statements.

                            AVIATION SALES COMPANY

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                   DECEMBER 31, 1993 AND NOVEMBER 30, 1994

NOTE 1--NATURE OF BUSINESS

   Aviation Sales Company ("ASC" or the "Division"), is a division of Aviall Services, Inc. ("Aviall" or the "Seller"), which is a wholly-owned subsidiary of Aviall, Inc. The Division is engaged in the redistribution by sale, lease, exchange and brokerage of surplus factory new, new surplus, and used aircraft spare parts to commercial airlines, air cargo carriers, distributors, maintenance facilities, corporate aircraft operators and other aerospace companies in the United States and abroad.

NOTE 2--ASSET PURCHASE AGREEMENT

   On December 2, 1994, and effective November 30, 1994 for accounting purposes, pursuant to the Asset Purchase Agreement by and between the Seller and AJT Capital Partners d/b/a Aerospace International Services, ASC Acquisition Partners, L.P. and Aviation Properties (collectively the "Buyer") dated as of August 4, 1994 and amended as of December 2, 1994 (the "Purchase Agreement"), the Seller sold certain assets and transferred certain liabilities of the Division to the Buyer. The assets sold include certain aircraft spare parts inventory, certain aircraft spare parts leased to third parties, accounts receivable, property and equipment and other tangible assets. The Buyer also assumed certain obligations of Aviall Services, Inc., to their former employees for accrued vacation time and certain other liabilities.

   The accompanying combined financial statements are presented for periods prior to the effective date of the sale utilizing the historical accounting practices followed by the Seller.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   (A) BASIS OF COMBINATION

   The accompanying combined financial statements include the operations, assets and liabilities of the Division. The financial statements do not include Aviall's corporate assets or liabilities not specifically identifiable to the Division, except for cash and accrued expenses which were allocated based on reasonable allocation methods. Management believes that the allocation methods used are reasonable. The combined financial statements include certain U.S. wholly owned subsidiaries of the Seller, which are combined to reflect the total redistribution business of the Division, not necessarily the assets sold. All significant intercompany transactions and accounts have been eliminated in combination. These financial statements are presented on a combined rather than consolidated basis because the controlling financial interest did not rest directly or indirectly in one of the businesses included in the historical combined financial statements.

   The financial information included herein may not necessarily reflect the financial position and results of operations of Aviation Sales Company in the future or what the financial position and results of operations of Aviation Sales Company would have been had it been a separate, stand-alone entity during the periods covered.

   (A) CASH EQUIVALENTS

   ASC considers all highly liquid investments with original maturities of three months or less to be cash equivalents. There were no cash equivalents at November 30, 1994.

   (C) INVENTORIES

   Inventories, which consist primarily of aviation parts, are stated at the lower of cost, including repair costs to improve the condition of a part, or net realizable value. ASC makes provisions for

                             AVIATION SALES COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS
              DECEMBER 31, 1993 AND NOVEMBER 30, 1994--(CONTINUED)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

estimated excess and obsolete inventories. In 1993, Aviall announced its intention to explore the sale of ASC, at which time inventory that was slow moving and intangible assets were determined to be permanently impaired. As a result, ASC wrote-off intangible assets (note 3f) and slow-moving aircraft parts inventory to reflect net realizable value, as presented on the statement of operations for fiscal 1993. Additionally, in 1994, the Company recorded an additional provision of approximately $1.1 million to reflect the net realizable value received by the Seller based on the final selling price of the assets (note 2).

   (D) SPARE PARTS ON LEASE

   Aviation Sales Leasing Company, a leasing subsidiary of ASC, leases spare part inventories to the airline industry on a worldwide basis through operating leases. Operating lease income is recognized on a straight-line basis over the term of the underlying leases. The cost of the parts on lease are amortized, principally on a straight-line basis, down to the estimated remaining net realizable value over the shorter of the lease term or the economic life of the spare parts inventory. In 1994, the Company recorded a loss of approximately $2,727,000 to write down the leased inventories to net realizable value received by the Seller based on the final selling price of the assets (note 2).

   (E) PROPERTY, PLANT AND EQUIPMENT

   Property, plant and equipment are carried at cost and depreciated over the estimated useful lives of the related assets using the straight-line method. Leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the asset using the straight-line method. Lives assigned to asset categories are 10 to 30 years for buildings and improvements and 3 to 10 years for machinery and equipment.

   (F) INTANGIBLE ASSETS

   Intangible assets consist principally of goodwill totaling $4,074,000 in 1992, net of accumulated amortization of $968,000. Goodwill is amortized on a straight-line basis over 40 years. As discussed in note 3c, the Company wrote-off the unamortized goodwill balance of $4,005,000 to selling, general and administrative expenses in fiscal 1993.

   (G) REVENUE RECOGNITION

   Revenue from parts sales is recognized upon shipment of the product to customers. ASC records reserves for estimated sales returns in the period sales are made.

   (H) INCOME TAXES

   For the periods presented, ASC was included in the consolidated Federal income tax return of Aviall. The income tax provision presented has been determined, as if ASC was a stand-alone business filing separate tax returns for the year ended December 31, 1993 and for the eleven months ended November 30, 1994.

   ASC has adopted Financial Accounting Standards Board Statement No. 109 ("Statement No. 109"), Accounting for Income Taxes. Statement No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the

                             AVIATION SALES COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS
              DECEMBER 31, 1993 AND NOVEMBER 30, 1994--(CONTINUED)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

   (I) DEFERRED LEASE REVENUE

   Advance payments and deposits received on operating leases are initially deferred and subsequently recognized as ASC's obligations under the lease agreement are fulfilled.

NOTE 4--TRANSACTIONS WITH AVIALL

   (A) GENERAL AND ADMINISTRATIVE SERVICES

   Aviall provided certain corporate general and administrative services to ASC, including legal, treasury, human resources, and finance, among others. Costs related to these services were allocated to ASC on a basis that approximated Aviall's incremental cost of the actual services provided which management believes is a reasonable basis of allocation. Total allocated expenses included in "Selling general and administrative expenses" in the accompanying combined statements of operations approximated $3,832,000 in 1993 and $3,659,000 in 1994.

   These historical amounts allocated by Aviall are not necessarily representative of the costs that Aviation Sales Company would have incurred as a stand-alone company.

   (B) INTERCOMPANY FINANCING AND INTEREST EXPENSE

   Aviall manages the cash and financial requirements of all of its business divisions. The accompanying combined balance sheets and statements of operations include allocated corporate debt included in Aviall investment, which was used to finance the operations of ASC, and allocated corporate interest expense based upon a target debt to equity ratio, respectively. The composition of the "Investment by and advances from Aviall" in the combined balance sheets has been periodically adjusted to effect this target debt to equity ratio. Information relating to interest bearing advances from Aviall and related interest allocations is presented below as of and for the year ended December 31, 1993 and as of and for the eleven months ended November 30, 1994 (in thousands, except percentages):

                                                   1993       1994
                                                 -------     -------
Interest-bearing advance at period end ......    $49,617     $39,344
Average annual interest-bearing advance .....     77,084      44,480
Net intercompany interest allocation ........      3,157       2,572

   "Intercompany interest expense" reflected in the combined statements of operations is based upon an allocation of interest cost incurred by Aviall for certain of its indebtedness based upon a target debt to equity ratio. Therefore, it does not reflect the interest expense that ASC would have incurred as an independent company. Management believes that the method of allocating intercompany interest expense is reasonable.

   Under Aviall's debt agreements entered into pursuant to Aviall's spin-off from Ryder (note 10), all assets of Aviation Sales Company are pledged as collateral to Aviall's outstanding debt.

   (C) CORPORATE INSURANCE AND EMPLOYEE BENEFITS PROGRAM

   ASC participated in Aviall's combined risk management programs for property and casualty insurance and certain employee health benefit programs, including medical and dental benefits. ASC

                             AVIATION SALES COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS
              DECEMBER 31, 1993 AND NOVEMBER 30, 1994--(CONTINUED)

NOTE 4--TRANSACTIONS WITH AVIALL--(CONTINUED)

was charged amounts which represented an allocation of third party premiums, Aviall's administrative costs, and losses for Aviall's self-insured layers including claims incurred but not reported. Costs allocated under these programs were $558,538 and $420,381 during 1993 and 1994, respectively, and are reflected in selling, general and administrative expenses. Management believes the method of allocating costs related to risk management programs for property and casualty insurance and certain employee health benefit programs to be reasonable.

NOTE 5--ACCOUNTS RECEIVABLE ALLOWANCE

   ASC provides services to a wide variety of aviation-related businesses, including commercial airlines. Economic conditions within the commercial airline industry have been weak over the past several years due to a number of factors. Management believes that sufficient allowances for doubtful accounts have been provided as of November 30, 1994 in relation to its total accounts receivable balance. The following is a summary of the accounts receivable allowances for the eleven months ended November 30, 1994 (in thousands):

                                                             1993         1994
                                                           -------      -------
Balance at beginning of period .......................     $ 1,539      $ 1,884
Provision for doubtful accounts ......................         471        1,377
Write-off of doubtful accounts, net of recoveries ....        (126)      (1,344)
                                                           -------      -------
  Balance at end of period ...........................     $ 1,884      $ 1,917
                                                           =======      =======

NOTE 6--INVENTORY ALLOWANCE

   The following is a summary of the reserve for excess and obsolete inventories for the year ended December 31, 1993 and for the eleven months ended November 30, 1994 (in thousands):

                                                            1993          1994
                                                         ---------     --------
Balance at beginning of period .....................     $ 11,741      $ 63,033
Provision for excess and obsolete inventory ........       52,367         1,062
Write-off of excess and obsolete inventory .........       (1,075)         (342)
                                                         --------      --------
  Balance at end of period .........................     $ 63,033      $ 63,753
                                                         ========      ========

NOTE 7--PROPERTY, PLANT AND EQUIPMENT, NET

   Property, plant and equipment, net consists of the following at November 30, 1994 (in thousands):

                                                                         1994
                                                                      ---------
Land .......................................................           $  1,460
Buildings and improvements .................................              6,761
Machinery and equipment ....................................              9,520
                                                                       --------
  Total ....................................................             17,741
Less accumulated depreciation ..............................            (11,008)
                                                                       --------
  Property, plant and equipment, net .......................           $  6,733
                                                                       ========

                             AVIATION SALES COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS
              DECEMBER 31, 1993 AND NOVEMBER 30, 1994--(CONTINUED)

NOTE 8--ACCRUED EXPENSES--(CONTINUED)

   The following is a summary of accrued expenses at November 30, 1994 (in thousands):

                                                                           1994
                                                                          ------
Salaries, wages and benefits ................................             $1,322
Operating taxes .............................................                219
Self-insurance reserve ......................................                420
Repair order reserve ........................................                350
Deferred credit .............................................               --
Other .......................................................                341
                                                                          ------
  Total accrued expenses ....................................             $2,652
                                                                          ======

   Salaries, wages and benefits, operating taxes and the self-insurance reserve were allocated to the Division based on methods of allocation which management believes are reasonable (note 4a).

NOTE 9--INCOME TAXES

   As disclosed under "Nature of Business" and "Asset Purchase Agreement," Aviation Sales was a division of Aviall Services, Inc. prior to the November 30, 1994. The deferred tax inventory shown below reflects deferred tax assets and liabilities as though ASC was a separate company and not part of a consolidated filing for U.S. federal income tax purposes. Certain amounts, such as the net operating loss, included as a deferred tax asset may have been utilized in prior years as part of Aviall's consolidated filing for U.S. income tax purposes and may not be available to offset future taxable income of ASC. On the date of acquisition the deferred tax assets and liabilities will be redetermined by the buyer at purchase date under APB16. No tax benefits carryover to the buyer.

   There is no provision for income taxes because the division incurred operating losses for both book and tax purposes during the eleven months ended November 30, 1994 and the year ended December 31, 1993.

   Income tax expense from continuing operations differed from the amount computed by applying the statutory federal income tax rate of 34 percent to income before income taxes as a result of the following for the year ended December 31, 1993 and for the eleven months ended November 30, 1994:

                                                             1993          1994
                                                            ------       -------
Computed benefit .....................................      (34.0)%      (34.0)%
Increase/decrease resulting from:

 Change in valuation allowance .......................       37.6 %       37.6 %
 State income tax (net of federal benefit) ...........       (3.6)%       (3.6)%
                                                            -----        -----
  Income tax benefit .................................        --  %        --  %
                                                            =====        =====

                             AVIATION SALES COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS
              DECEMBER 31, 1993 AND NOVEMBER 30, 1994--(CONTINUED)

NOTE 9--INCOME TAXES--(CONTINUED)

   The tax effects of the temporary differences that give rise to the significant portions of the deferred tax assets and deferred tax liabilities as of November 30, 1994 are presented below (in thousands):

                                                                                     1994
                                                                                   --------
Deferred tax assets:
 Net operating loss carryforward ..............................................    $    832
 Accounts receivable, principally due to allowance for doubtful accounts  .....       2,147
 Inventory, principally due to reserve for obsolete inventory .................      24,186
 Uniform capitalization under Tax Reform Act of 1986 ..........................       1,330
 Intangible assets, principally due to differences in amortization  ...........          56
 Accrued employee expenses ....................................................         129
 Deferred lease revenue .......................................................         291
 Property, plant and equipment, principally due to differences in depreciation          163
 Insurance, principally due to accrual for statement reporting purposes  ......         187
 Inventory adjustments ........................................................         132
 Other ........................................................................          62
                                                                                   --------
  Total gross deferred assets .................................................      29,515
Less valuation allowance ......................................................     (29,515)
                                                                                   --------
                                                                                   $
  Net deferred tax assets .....................................................       --
                                                                                   ========

   The net increase in the total valuation allowance for the periods ended December 31, 1993 and November 30, 1994 was $19,926 and $2,672, respectively (in thousands).

NOTE 10--PENSION PLANS

PENSION PLANS

   Substantially all employees are covered by defined benefit plans maintained by Aviall or Ryder System, Inc. ("Ryder") for the periods prior to December 7, 1993, the effective date that Ryder distributed one share of common stock for every four shares of Ryder common stock in a distribution ("Distribution") for the benefit of its employees.

   Ryder retained the pension fund assets and accumulated benefit obligation related to participants in the Ryder System, Inc. Retirement Plan (the "Ryder Plan") for services rendered through the Distribution date. Aviall's pension plan funding policy is to contribute such amounts as are necessary on an actuarial basis to provide the plan with sufficient assets to meet the benefits payable to plan participants. The plan's assets are primarily invested in equities and interest bearing accounts.

   Separate calculations of the components of net pension cost for Aviation Sales Company and Aviation Sales Company's funded status with the Aviall Plan and the Ryder Plan are not available. Pension expense included in the combined statements of operations includes amounts allocated by and charged to ASC by both Aviall and Ryder based on head count of approximately $124,000 and $325,000 in 1993 and 1994, respectively. Management believes the method of allocating pension expense to be reasonable.

   Aviall also maintains a qualified defined contribution plan of which ASC was a component. Contribution expense included in the combined statements of operations includes amounts allocated

                             AVIATION SALES COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS
              DECEMBER 31, 1993 AND NOVEMBER 30, 1994--(CONTINUED)

NOTE 10--PENSION PLANS--(CONTINUED)

based on head count of approximately $33,940 and $38,570 for 1993 and 1994, respectively. Management believes the method of allocating contribution expense is reasonable.

POSTRETIREMENT BENEFITS

   Aviall, of which Aviation Sales Company was a component, maintains plans which provide retired employees with certain health care and life insurance benefits. Substantially all domestic employees are eligible for these benefits. Generally, these plans require employee contributions, limit Company contributions to $95 per month for nonunion employees, and provide for a $10,000 lifetime maximum benefit for union employees. Effective January 1, 1993, ASC adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." As a result, approximately $193,000, net of taxes, was recorded as the cumulative effect of a change in accounting principle to establish a liability for the present value of expected future benefits attributed to employees' service rendered prior to January 1, 1993. Periodic postretirement benefit expense included in the combined statements of operations includes amounts allocated to ASC by Aviall based on head count of approximately $193,000 and $36,000, respectively, for the year ended December 31, 1993 and for the eleven months ended November 30, 1994. Separate calculations of the components of net periodic postretirement benefit expense and the unfunded status for Aviation Sales Company is not available. Management believes the method of allocating postretirement benefits to be reasonable.

NOTE 11--BUSINESS AND CREDIT CONCENTRATIONS

   The Company grants credit primarily on an unsecured basis to a wide variety of aviation-related businesses that are located primarily in North and South America, Europe and Indonesia. The Company's policy for granting credit is dependent upon the customers' financial stability. Management believes that sufficient allowances for doubtful accounts have been provided at November 30, 1994.

NOTE 12--COMMITMENTS AND CONTINGENCIES

   Aviation Sales Company leases facilities at its three primary locations. The future minimum lease payments owed by the Company under noncancelable operating leases are $273,998 in 1995 and $114,194 in 1996.

   ASC is subject to claims and legal actions that arise in the ordinary course of their business. Management believes that the ultimate liability, if any, with respect to these claims and legal actions will not have a material effect on the financial position or results of operations of ASC.

- -----------------------------------------------------------------------------

  NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE OR TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

             -----------------

             TABLE OF CONTENTS

                                         PAGE
                                      ---------
Prospectus Summary .................       3
Risk Factors .......................       7
Use of Proceeds ....................      10
Dividend Policy ....................      10
Dilution ...........................      11
Capitalization .....................      12
History of the Company .............      13
Selected Financial Data ............      14
Management's Discussion and
Analysis of Financial Condition
and Results of Operations ..........      16
Business ...........................      23
Management .........................      30
Certain Transactions ...............      35
Principal Stockholders .............      37
Description of Capital Stock  ......      38
Shares Eligible for Future Sale  ...      41
Underwriting .......................      42
Legal Matters ......................      43
Experts ............................      43
Additional Information .............      43
Index to Financial Statements  .....     F-1


 Until      , 1996, all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

- -----------------------------------------------------------------------------
                               3,250,000 Shares
                                    [LOGO]
                                 COMMON STOCK

- -----------------------------------------------------------------------------
                             P R O S P E C T U S
                                      , 1996
- -----------------------------------------------------------------------------

                              SMITH BARNEY INC.
                              ALEX. BROWN & SONS
                                 INCORPORATED
                             SANDERS MORRIS MUNDY

- -----------------------------------------------------------------------------

                                   PART II
                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The estimated expenses in connection with the issuance of the securities being registered are as follows:

SEC Registration Fee .........................................        $25,775.86
NASD Filing Fee ..............................................          7,975.00
NYSE Listing Fee
Printing Expenses
Accounting Fees and Expenses
Legal Fees and Expenses
Blue Sky Fees and Expenses
Transfer Agent and Registrar Fees and Expenses
Miscellaneous
                                                                      ----------
Total ........................................................        $
                                                                      ==========
- --------
* All amounts, except the SEC registration fee and the NASD filing fee, are estimated.


ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

   Pursuant to the provisions of Section 145(a) of the Delaware General Corporation Law, the Company has the power to indemnify anyone made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company) because such person is or was a director or officer of the Company against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in the defense or settlement of such action, suit, or proceeding, provided that (i) such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interest and (ii) in the case of a criminal proceeding such person had no reasonable cause to believe his conduct was unlawful.

   With respect to an action or suit by or in the right of the Company to procure a judgment in its favor, Section 145(b) of the Delaware General Corporation Law provides that the Company shall have the power to indemnify anyone who was, is, or is threatened to be made a party to any threatened, pending, or completed action or suit brought by or in the right of the Company to procure a judgment in its favor because such person is or was a director or officer of the Company against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interests, except that no indemnification shall be made in a case in which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall have determined upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

   Indemnification as described above shall only be granted in a specific case upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by (a) a majority of a quorum of directors who were not parties to such proceeding,
(b) independent legal counsel in a written opinion if such quorum cannot be obtained or if a quorum of disinterested directors so directs, or (c) the shareholders of the Company.

   Section 145(g) of the Delaware General Corporation Law permits the purchase and maintenance of insurance to indemnify directors and officers against any liability asserted against or incurred by them in any such capacity, whether or not the Company itself would have the power to indemnify any such director or officer against such liability. The Company intends to obtain such insurance and premiums will be paid by the Company.

   The Certificate of Incorporation of the Company provides for the indemnification of directors and officers of the Company to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended or supplemented. The Certificate of Incorporation further provides that the indemnification provided for therein shall not be exclusive of any rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

   The Certificate of Incorporation also contains a provision that eliminates the personal liability of the Company's directors to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director. The provision does not limit a director's liability for (i) breaches of duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith, involving intentional misconduct or involving knowing violations of law, (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law, or
(iv) transactions in which the director received an improper personal benefit. Depending on judicial interpretation, the provision may not affect liability for violations of the federal securities laws.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.


   Immediately prior to the effectiveness of this Registration Statement, in connection with the organization of the Company, the Company will issue an aggregate of 2,924,000 shares of Common Stock to AVAC Corporation (2,249,000 shares), Dale S. Baker (300,000 shares), Harold M. Woody (200,000 shares), Michael A. Saso (75,000 shares), James D. Innella (75,000 shares) and Joseph E. Civiletto (25,000 shares) in exchange for the contribution to the Company of their interests in the Partnership. In addition, the Company will issue to J/T Aviation Partners, in exchange for the contribution to the Company of its interest in the Partnership (i) 1,501,000 shares of Common Stock and, to the extent the over-allotment option is not exercised in full, 15.38% of the 487,500 shares of Common Stock subject to such option (up to 75,000 shares) which is not purchased by the Underwriters. The shares of Common Stock are being issued in exchange for partnership interests in ASC Acquisition Partners, L.P. and in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. No commissions or other renumeration will be paid in connection with the above-described issuance of securities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.


EXHIBIT
NUMBER                                             DESCRIPTION
- -------                                            -----------
 1           Form of Underwriting Agreement between the Company and the Underwriters**
 3.1         Certificate of Incorporation of the Company and amendment thereto**
 3.2         Second Amendment to Certificate of Incorporation*
 3.3         Bylaws of the Company**
 5           Opinion of Akerman, Senterfitt & Eidson, P.A.***
10.1         Credit Agreement, dated as of December 2, 1994 by and between the Partnership and Citicorp Securities,
             Inc., as agent**
10.2         Subordinated Loan Agreement, dated as of December 2, 1994, by and among the Partnership, RCP
             Management L.P., Japan Fleet Service Co., Ltd. and Tomen America, Inc.**
10.3         Lease, dated as of December 2, 1994, by and between Aviation Properties and the Partnership**
10.4         Lease, dated as of December 2, 1994, by and between Aviation Properties of Texas and the Partnership**
10.5         Amended Employment Agreement, effective as of December 2, 1994, by and between Dale S. Baker and the Company*
10.6         Amended Employment Agreement, effective as of December 2, 1994, by and between Harold Woody and the Company*
10.7         Amended Employment Agreement, effective as of December 2, 1994, by and between Joseph E. Civiletto and the
             Company*
10.8         Amended Employment Agreement, effective as of June 1, 1996, by and between James D. Innella and the Company*
10.9         Amended Employment Agreement, effective as of June 1, 1996, by and between Michael A. Saso and the Company*
10.10        1996 Director Stock Option Plan*
10.11        1996 Stock Option Plan*
10.12        Amended and Restated Credit Agreement, dated        , 1996, between the Company and Citicorp
             Securities, Inc., as agent***
23.1         Consent of Akerman, Senterfitt & Eidson, P.A. (included in Exhibit 5)
23.2         Consent of Arthur Andersen LLP*
23.3         Consent of KPMG Peat Marwick LLP*

  * Filed herewith.
 ** Previously filed.
*** To be filed by amendment.

(b) Schedules.

Schedule II -- Valuation and Qualifying Accounts Three Years Ended December
               31, 1995

ITEM 17. UNDERTAKINGS.

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 5th day of June, 1996.

                                    AVIATION SALES COMPANY

                                    By: /s/ DALE S. BAKER
                                        ----------------------------------------
                                            Dale S. Baker, President and
                                            Chief Executive Officer


   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacity and on the dates indicated:


         SIGNATURE                           TITLE                     DATE
         ---------                           -----                     ----

/s/ DALE S. BAKER           President, Chief Executive Officer      June 5, 1996
- -------------------------     and Chairman of the Board
Dale S. Baker

/s/ HAROLD M. WOODY*        Executive Vice President - Sales        June 5, 1996
- ------------------------      and Marketing and Director
Harold M. Woody

/s/ MICHAEL A. SASO*        Executive Vice President -              June 5, 1996
- ------------------------      Purchasing
Michael A. Saso

/s/ JOSEPH E. CIVILETTO*    Vice President and                      June 5, 1996
- ------------------------      Chief Financial and
Joseph E. Civiletto           Accounting Officer

/s/ JAMES D. INNELLA*       Vice President and                      June 5, 1996
- ------------------------      Chief Operating Officer
James D. Innella

/s/ ROBERT ALPERT*          Director                                June 5, 1996
- ------------------------
Robert Alpert

/s/ TIM WATKINS*            Director                                June 5, 1996
- ------------------------
Tim Watkins

- ------------------------    Director                                June  , 1996
Kazutami Okui

- ------------------------    Director                                June  , 1996
Sam Humphreys

- -----------
* Executed pursuant to power of
  attorney, dated April 12, 1996.

By: /s/ DALE S. BAKER
   ---------------------
    Dale S. Baker

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners of
 ASC Acquisition Partners, L.P.:

   We have audited in accordance with generally accepted auditing standards, the financial statements of ASC Acquisition Partners, L.P. and subsidiary, as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, included in this registration statement and have issued our report thereon dated February 19, 1996. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of valuation and qualifying accounts (Schedule II) that follows is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respect the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Miami, Florida,
 February 19, 1996.

                                                                     SCHEDULE II

                ASC ACQUISITION PARTNERS, L.P. AND SUBSIDIARY
                      VALUATION AND QUALIFYING ACCOUNTS
                     THREE YEARS ENDED DECEMBER 31, 1995
                                (IN THOUSANDS)

                                                 ADDITIONS
                                           --------------------
                              BALANCE AT   CHARGED TO
                              BEGINNING     COST AND                      (B)      BALANCE AT
DESCRIPTION                    OF YEAR      EXPENSES   OTHER          DEDUCTIONS  END OF YEAR
- -----------                   ----------   --------- ----------      -----------  -----------
Allowances for Doubtful
  Accounts Receivable:

   Year Ended December 31--

    1993 ..................   $  898,191   $155,000  $    --         $    41,459   $1,011,732
                              ==========   ========  ==========      ===========   ==========

   1994 ...................   $1,011,732   $110,000  $1,504,077 (A)  $    --       $2,625,809
                              ==========   ========  ==========      ===========   ==========

   1995 ...................   $2,625,809   $360,000  $    --         $ 1,034,414   $1,951,395
                              ==========   ========  ==========      ===========   ==========

- --------
(A) Represents allowances for doubtful accounts receivable purchased from Aviation Sales Company business unit.

(B) Represents accounts receivable written-off.

                                EXHIBIT INDEX

                                                                                          SEQUENCIAL
EXHIBIT                                                                                      PAGE
  NO.                                    DESCRIPTION                                        NUMBER
- -------                                  -----------                                      ----------
 3.2         Second Amendment to Certificate of Incorporation

10.5 Amended Employment Agreement, effective as of December 2, 1994, by and between Dale S. Baker and the Company

10.6 Amended Employment Agreement, effective as of December 2, 1994, by and between Harold Woody and the Company

10.7 Amended Employment Agreement, effective as of December 29, 1994, by and between Joseph E. Civiletto and the Company

10.8 Amended Employment Agreement, effective as of June 1, 1996, by and between James D. Innella and the Company

10.9 Amended Employment Agreement, effective as of June 1, 1996, by and between Michael A. Saso and the Company

10.10        1996 Director Stock Option Plan

10.11        1996 Stock Option Plan

23.1         Consent of Akerman, Senterfitt & Eidson, P.A. (included in
             Exhibit 5)

23.2         Consent of Arthur Andersen LLP

23.3         Consent of KPMG Peat Marwick LLP